Exhibit 10.4

EXECUTION VERSION

SECOND LIEN CREDIT AGREEMENT

SUNDANCE ENERGY, INC.,

as Borrower,

WELLS FARGO ENERGY CAPITAL, INC.

as Administrative Agent

and CERTAIN FINANCIAL INSTITUTIONS,

as Lenders

$100,000,000

August 30, 2013

i

ii

3

Schedules and Exhibits

Schedule 1	—	Lenders Schedule
Schedule 2	—	Disclosure Schedule
Schedule 3	—	Security Schedule
Schedule 4	—	Insurance Schedule

Exhibit A	—	Form of Promissory Note
Exhibit B	—	Borrowing Notice
Exhibit C	—	Continuation/Conversion Notice
Exhibit D	—	Compliance Certificate
Exhibit E	—	Assignment and Assumption
Exhibit F-1	—	Opinion of Counsel to Restricted Persons
Exhibit F-2	—	Opinion of Counsel to Parent
Exhibit G	—	Form of Intercreditor Agreement
Exhibit H	—	Form of Certificate of Financial Officer

4

SECOND LIEN CREDIT AGREEMENT

THIS SECOND LIEN CREDIT AGREEMENT is made as of August 30, 2013, by and among SUNDANCE ENERGY, INC., a Colorado corporation (“Borrower”), WELLS FARGO ENERGY CAPITAL, INC., as Administrative Agent, and the Lenders referred to below.

W I T N E S S E T H:

In consideration of the mutual covenants and agreements contained herein, in consideration of the Loans that may hereafter be made by Lenders and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I- DEFINITIONS AND REFERENCES

Section 1.1.              Defined Terms. As used in this Agreement, each of the following terms has the meaning given to such term in this Section 1.1 or in the Sections and subsections referred to below:

“Adjusted Base Rate” means, on any day, the per annum rate equal to the greater of (a) the sum of (i) the Base Rate for such day plus (ii) the Applicable Margin for such day or (b) 8.50%, provided that the Adjusted Base Rate charged by any Person shall never exceed the Highest Lawful Rate.

“Adjusted Consolidated EBITDAX” means, for any Fiscal Quarter, Consolidated EBITDAX for such Fiscal Quarter adjusted (a) as permitted and in accordance with Article 11 of Regulation S-X promulgated by the SEC, and (b) to give effect to any acquisition or divestiture made by Parent or any of its Consolidated Subsidiaries during such Fiscal Quarter as if such transactions had occurred on the first day of such Fiscal Quarter, regardless of whether the effect is positive or negative.

“Adjusted Eurodollar Rate” means, for any Eurodollar Loan for any day during any Interest Period therefor, the rate per annum equal to the greater of (a) the sum of (i) the Applicable Margin for such day plus (ii) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by Administrative Agent to be equal to the quotient obtained by dividing (x) the Eurodollar Rate for such Eurodollar Loan for such Interest Period by (y) 1 minus the Reserve Requirement for such Eurodollar Loan for such Interest Period or (b) 8.50%, provided that no Adjusted Eurodollar Rate charged by any Person shall ever exceed the Highest Lawful Rate. The Adjusted Eurodollar Rate for any Eurodollar Loan shall change whenever the Applicable Margin or the Reserve Requirement changes.

“Administrative Agent” means Wells Fargo Energy Capital, Inc., as Administrative Agent hereunder, and its successors in such capacity.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitment” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Anti-Terrorism Laws” shall mean any requirement of Law related to terrorism financing or money laundering, including the Patriot Act, The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended), and Executive Order 13224 (effective September 24, 2001).

“Applicable Lending Office” means a Lender’s Domestic Lending Office (in the case of Base Rate Loans) and such Lender’s Eurodollar Lending Office (in the case of Eurodollar Loans).

“Applicable Margin” means, for any day, (i) with respect to Base Rate Loans 6.50% and (ii) with respect to Eurodollar Loans 7.50%.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the aggregate outstanding principal amount of such Lender’s Loans to the aggregate principal amount of all of the Loans.

“Approved Counterparty” means a counterparty to a Hedging Contract that at the time of entering into such Hedging Contract either (a) is an Approved Counterparty (as defined in the First Lien Credit Agreement), (b) any Lender or any Affiliate of Lender, (c) is a Person whose senior unsecured long-term debt obligations are rated A or higher by S&P and A3 or higher by Moody’s, or (d) Shell Oil Trading (US) Company.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Coverage Ratio” means, as of any date of determination, the ratio of (a) Total Proved PV-10 to (b) Consolidated Funded Debt as of such date.

“Asset Coverage Test Date” means (a) each date on which a Material Acquisition or Material Disposition is consummated (after giving effect to such Material Acquisition or Material Disposition on such date) and (b) (i) prior to the First Priority Obligations Payment Date (A) each Redetermination Date, (B) each Mandatory Asset Coverage Test Date and (C) such other date during each calendar year, if any, as selected by the Administrative Agent at the request of any Lender and notified to the Borrower at least 30 days in advance, provided that the Administrative Agent shall select no more than one additional testing date during any calendar year and (ii) from and after the First Priority Obligations Payment Date, each May 1 and November 1 of each year, commencing with the first such date following the First Priority Obligations Payment Date.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.5), and accepted by Administrative Agent, in substantially the form of Exhibit E or any other form approved by Administrative Agent.

“Bankruptcy Code” means the United States Bankruptcy Code, Title 11 U.S.C., as amended.

“Base Rate” means for any day the higher of (a) Wells Fargo Bank, N.A.’s Prime Rate; (b) the Federal Funds Rate plus ½ of one percent (0.50%) per annum; and (c) the One-Month Eurodollar Rate plus one percent (1.0%) per annum. As used in this definition, Wells Fargo Bank, N.A.’s “Prime Rate” means the per annum rate of interest most recently announced within Wells Fargo Bank, N.A. at its principal office in San Francisco, California as its “Prime Rate”, with the understanding that the Prime Rate of Wells Fargo Bank, N.A. is one of its base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Wells Fargo Bank, N.A. may designate. Each change in the Prime Rate will be effective on the day the change is announced within Wells Fargo Bank, N.A. If Administrative Agent’s Prime Rate changes after the date hereof the Base Rate shall be automatically increased or decreased, as the case may be, without notice to Borrower from time to time as of the effective time of each change in Administrative Agent’s Prime Rate.

“Base Rate Loan” means a Loan that bears interest at the Adjusted Base Rate.

“Borrower” has the meaning given to such term in the preamble to this Agreement.

“Borrowing” means a borrowing of Loans of a single Type (and, in the case of Eurodollar Loans, with the same Interest Period) pursuant to Section 2.2, 2.10(d) or a Continuation or Conversion of existing Loans into a single Type (and, in the case of Eurodollar Loans, with the same Interest Period) pursuant to Section 2.3.

“Borrowing Base” has the meaning provided in the First Lien Credit Agreement.

“Borrowing Base Deficiency” has the meaning provided in the First Lien Credit Agreement.

“Borrowing Base Properties” means the Oil and Gas Properties of the Restricted Persons evaluated by the First Lien Lenders for purposes of establishing the Borrowing Base then in effect.

“Borrowing Notice” means a written or e-mail request made by Borrower that meets the requirements of Section 2.2.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks are open for business with the public in Denver, Colorado. Any Business Day in any way relating to Eurodollar Loans (such as the day on which an Interest Period begins or ends) must also be a day on which, in the judgment of Administrative Agent, significant transactions in Dollars are carried out in the interbank eurocurrency market.

“Capital Lease” means a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with IFRS.

“Capital Lease Obligation” means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease that should, in accordance with IFRS, appear as a liability on the balance sheet of such Person.

“Cash Equivalents” means Investments in:

(a)              marketable obligations, maturing within 12 months after acquisition thereof, issued or unconditionally guaranteed by the United States or an instrumentality or agency thereof and entitled to the full faith and credit of the United States;

(b)              demand deposits, and time deposits (including certificates of deposit) maturing within 12 months from the date of deposit thereof, with any office of any Lender or with a domestic office of any national or state bank or trust company that is organized under the Laws of the United States or any state therein, which has capital, surplus and undivided profits of at least $500,000,000, and whose long term certificates of deposit are rated at least Aa3 by Moody’s or AA- by S & P;

(c)              repurchase obligations with a term of not more than 7 days for underlying securities of the types described in subsection (a) above entered into with any commercial bank meeting the specifications of subsection (b) above;

(d)              open market commercial paper, maturing within 270 days after acquisition thereof, rated in the highest grade by Moody’s or S&P; and

(e)              money market or other mutual funds (i) that are rated Aa2 or better by Moody’s or AA or better by S&P or (ii) substantially all of the assets of which comprise securities of the types described in subsections (a) through (d) above.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation, or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following events:

(a)           Parent shall at any time after the Closing Date fail to own, in the aggregate, 100% of the then issued and outstanding Equity in Borrower or, except as permitted by Section 7.4, any other direct or indirect Subsidiary of Parent that is a Guarantor,

(b)           Eric McCrady shall for any reason cease to serve as the Chief Executive Officer of Borrower and is not replaced within 180 days thereafter by a new Chief Executive Officer acceptable to Majority Lenders, or

(c)           Borrower shall cease to own and control 100% of the voting and economic interest in the Equity in each Subsidiary of Borrower which owns Borrowing Base Properties.

“Closing Date” means the date on which all of the conditions precedent set forth in Section 4.1 shall have been satisfied or waived.

“Collateral” means all property of any kind that is subject to a Lien in favor of Lenders (or in favor of Administrative Agent for the benefit of Lenders) or that, under the terms of any Security Document, is purported to be subject to such a Lien, in each case that secures the Secured Obligations.

“Commitment” means, for each Lender, the amount set opposite such Lender’s name on Annex I as its Commitment and “Commitments” shall mean all such Commitments collectively. The aggregate Commitments on the date hereof are $15,000,000.

“Commitment Period” means the period from and including the Closing Date until the Maturity Date (or, if earlier, the day on which the Notes first become due and payable in full).

“Compliance Certificate” means a certificate in the form of Exhibit D.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” refers to the consolidation of any Person, in accordance with IFRS, with its properly consolidated subsidiaries. References herein to a Person’s Consolidated financial statements, financial position, financial condition, liabilities, etc. refer to the consolidated financial statements, financial position, financial condition, liabilities, etc. of such Person and its properly consolidated subsidiaries.

“Consolidated EBITDAX” means, for any period (without duplication), the sum of (1) Consolidated Net Income during such period (excluding extraordinary gains and losses), plus(2) all interest paid or accrued during such period on Indebtedness (including amortization of original issue discount and the interest component of any deferred payment obligations and Capital Lease Obligations) that was deducted in determining such Consolidated Net Income, plus (3) all income taxes that were deducted in determining such Consolidated Net Income, plus (4) all depreciation, amortization (including amortization of good will and debt issue costs), depletion, exploration expense and other non-cash charges (including any provision for the reduction in the carrying value of assets recorded in accordance with IFRS and including those resulting from the requirements of ASC Topic 815, ASC Topic 410, or ASC Topic 360 (or similar provisions of IFRS)) that were deducted in determining such Consolidated Net Income, minus (5) all non-cash items of income that were included in determining such Consolidated Net Income.

“Consolidated Funded Debt” means the categories of Liabilities of Parent and its properly Consolidated Subsidiaries described in clauses (a), (b), (c), (f), (h) and (j) of the definition of “Indebtedness” in Section 1.1 (without duplication).

“Consolidated Net Income” means, for any period, Parent’s and its properly Consolidated Subsidiaries’ gross revenues for such period, including any cash dividends or distributions actually received from any other Person during such period, minus Parent’s and such Subsidiaries’ expenses and other proper charges against income (including taxes on income, to the extent imposed), determined on a Consolidated basis, after eliminating earnings or losses attributable to outstanding minority interests and excluding the net earnings of any Person (other than a Restricted Person) in which Parent or any of its Subsidiaries has an ownership interest.

“Continuation” shall refer to the continuation pursuant to Section 2.3 hereof of a Eurodollar Loan as a Eurodollar Loan from one Interest Period to the next Interest Period.

“Continued” has a meaning correlative thereto.

“Continuation/Conversion Notice” means a written or e-mail request, or a written confirmation, made by Borrower that meets the requirements of Section 2.3.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Conversion” shall refer to a conversion pursuant to Section 2.3 or Article III of one Type of Loan into another Type of Loan.

“Converted” has a meaning correlative thereto.

“Core Acquisitions and Investments” means (i) acquisitions and/or development and commercialization (including but not limited to drilling) of Oil and Gas Properties and acquisitions of assets used in the producing, drilling, or transportation of petroleum products that are related to a Restricted Person’s producing Oil and Gas Properties, and (ii) acquisitions of or Investments in Persons engaged primarily in the business of acquiring, developing and producing Oil and Gas Properties; provided that with respect to any acquisition or Investment described in this clause (ii), immediately after making such acquisition or Investment, Borrower shall directly or indirectly own at least 51% of the Equity Interests of such Person, measured by voting power.

“Credit Parties” means any of the Restricted Persons, Parent and any other Guarantor.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any Event of Default and any default, event or condition that would, with the giving of any requisite notices or the passage of any requisite periods of time, or both constitute an Event of Default.

“Default Rate” means, at the time in question (a) with respect to any Base Rate Loan, the rate per annum equal to 2.0% above the Adjusted Base Rate then in effect for such Loan and (b) with respect to any Eurodollar Loan, the rate per annum equal to 2.0% above the Adjusted Eurodollar Rate then in effect for such Loan, provided in each case that no Default Rate charged by any Person shall ever exceed the Highest Lawful Rate.

“Defaulting Lender” means any Lender that (a) has failed to fund all or any portion of its Loans within 2 Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified Borrower or Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within 3 Business Days after written request by Administrative Agent or Borrower, to confirm in writing to Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to Borrower and each Lender.

“Determination Date” has the meaning given to such term in Section 2.8.

“Disclosure Schedule” means Schedule 2 hereto.

“Disposition” or “Dispose” means the sale, transfer, license, lease, abandonment, or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith and any assignment, termination, close out, or restructuring (which restructuring has a negative effect on the Borrowing Base valuation thereof, as determined by the First Lien Agent) of any Hedging Contract.

“Distribution” means (a) any dividend or other distribution made by a Restricted Person on or in respect of any Equity in such Restricted Person or any other Restricted Person, or (b) any payment made by a Restricted Person to purchase, redeem, acquire, retire, cancel, or terminate any Equity in such Restricted Person or any other Restricted Person.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” below its name on the Lenders Schedule, or such other office as such Lender may from time to time specify to Borrower and Administrative Agent, and with respect to Administrative Agent, the office, branch, or agency through which it administers this Agreement.

“Domestic Subsidiary” means any direct or indirect Subsidiary of Parent or Borrower, as applicable, that is organized under the laws of any state of the United States or the District of Columbia and is not a Foreign Subsidiary.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.5(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.5(b)(iii)).

“Embargoed Person” shall mean any party that (i) is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or resides, is organized or chartered, or has a place of business in a country or territory subject to OFAC sanctions or embargo programs or (ii) is publicly identified as prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading With the Enemy Act, or any other Requirement of Law.

“Engineering Report” means the Initial Engineering Report and each engineering report delivered pursuant to Section 6.2.

“Environmental Laws” means any and all Laws relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

“Equity” in any Person means any share of capital stock issued by such Person, any general or limited partnership interest, profits interest, capital interest, membership interest, or other equity interest in such Person, any option, warrant or any other right to acquire any share of capital stock or any partnership, profits, capital, membership or other equity interest in such Person, and any other voting security issued by such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statutes or statute, together with all rules and regulations promulgated with respect thereto.

“ERISA Affiliate” means each Restricted Person and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control that, together with such Restricted Person, are (or were at any time in the past six years) treated as a single employer under Section 414 of the Internal Revenue Code.

“ERISA Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) that is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code and maintained, contributed to or required to be contributed to by any ERISA Affiliate and with respect to which any Restricted Person has a fixed or contingent liability.

“ERISA Plan Funding Rules” means the rules in the Internal Revenue Code and ERISA (and related regulations and other guidance) regarding minimum funding standards and minimum required contributions to ERISA Plans as set forth in Sections 412, 430 and 436 of the Internal Revenue Code and Sections 302 and 303 of ERISA (and as set forth in Section 412 of the Internal Revenue Code and Section 302 of ERISA for periods prior to the effective date of the Pension Protection Act of 2006).

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” below its name on the Lenders Schedule (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to Borrower and Administrative Agent.

“Eurodollar Loan” means a Loan that bears interest at the Adjusted Eurodollar Rate.

“Eurodollar Rate” means, for any Eurodollar Loan within a Borrowing and with respect to the related Interest Period therefor, (a) the interest rate per annum (carried out to the fifth decimal place) equal to the applicable London interbank offered rate for deposits in dollars appearing on the Reuters Reference LIBOR01 page for such currency as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum (carried out to the fifth decimal place) equal to the rate determined by Administrative Agent to be the offered rate on Page BBAM of the Bloomberg Financial Market Information Service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by Administrative Agent as the rate of interest at which deposits in U.S. dollars (for delivery on the first day of such Interest Period) in same day funds in the approximate amount of the applicable Eurodollar Loan and with a term equivalent to such Interest Period would be offered by Wells Fargo Bank, N.A. or one of its Affiliate banks to major banks in the London interbank market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

“Event of Default” has the meaning given to such term in Section 8.1.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 3.7(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.5, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.5(g) and (d) any United States federal withholding Taxes imposed under FATCA.

“Facility Usage” means, at the time in question, the aggregate principal amount of outstanding Loans at such time.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of one percent) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate quoted to Wells Fargo Bank, N.A. on such day on such transactions as determined by Wells Fargo Bank, N.A.

“Fee Letter” means the letter agreement, dated as of even date herewith, between the Borrower and the Administrative Agent.

“First Lien Agent” means the Administrative Agent under the First Lien Credit Agreement.

“First Lien Credit Agreement” means the Credit Agreement dated as of December 28, 2012, as amended by the First Amendment to Amended and Restated Credit Agreement dated as of February 14, 2013 and by the Second Amendment to Credit Agreement dated as of June 26, 2013, as such document may be amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof, of the Intercreditor Agreement.

“First Lien Indebtedness” means the “Obligations” as defined in the First Lien Credit Agreement.

“First Lien Lenders” means the “Lenders” from time to time party to the First Lien Credit Agreement.

“First Lien Loan Documents” means the First Lien Credit Agreement and the other “Loan Documents” as defined in the First Lien Credit Agreement, as each such document may be amended, restated, supplemented or otherwise modified from time to time.

“First Priority Obligations Payment Date” means the date on which Discharge of First Lien Obligations (as such term is defined in the Intercreditor Agreement) occurs.

“First-Tier Foreign Subsidiary” means any Foreign Subsidiary that is owned directly by Parent or Borrower (as applicable) or one of its Domestic Subsidiaries.

“Fiscal Quarter” means a 3 month period ending on March 31, June 30, September 30 or December 31 of any year.

“Fiscal Year” means a 12 month period ending on December 31 of any year, or as changed by Borrower with the consent of the Majority Lenders, such consent to not unreasonably be withheld or delayed.

“Floor Contracts” means put option contracts that protect against falling oil and gas prices and do not require any payments in respect thereof other than an initial premium or purchase price. For the avoidance of doubt, Floor Contracts do not include swaps or collars.

“Foreign Lender” means (a) if Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes.

“Foreign Subsidiary” means any direct or indirect Subsidiary of Parent or Borrower, as applicable, (a) that is a “controlled foreign corporation,” (b) substantially all of whose assets consist of the equity in a subsidiary described in clause (a) above, or (c) that is an entity treated as disregarded for U.S. federal income tax purposes that owns more than 65% of the voting equity in a subsidiary described in clause (a) or (b) above.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means any Person who has guaranteed some or all of the Secured Obligations pursuant to a guaranty listed on the Security Schedule or any other Person who has guaranteed some or all of the Obligations and who has been accepted by Administrative Agent as a Guarantor or any Subsidiary of Parent or Borrower that now or hereafter executes and delivers a guaranty to Administrative Agent pursuant to Section 6.15.

“Hazardous Materials” means any substances regulated under any Environmental Law, whether as pollutants, contaminants, or chemicals, or as industrial, toxic or hazardous substances or wastes, or otherwise.

“Hedging Contract” means (a) any agreement providing for options, swaps, floors, caps, collars, forward sales or forward purchases involving interest rates, commodities or commodity prices, equities, currencies, bonds, or indexes based on any of the foregoing, (b) any option, futures or forward contract traded on an exchange, and (c) any other derivative agreement or other similar agreement or arrangement.

“Highest Lawful Rate” means, with respect to each Lender Party to whom Obligations are owed, the maximum nonusurious rate of interest that such Lender Party is permitted under applicable Law to contract for, take, charge, or receive with respect to such Obligations. All determinations herein of the Highest Lawful Rate, or of any interest rate determined by reference to the Highest Lawful Rate, shall be made separately for each Lender Party as appropriate to assure that the Loan Documents are not construed to obligate any Person to pay interest to any Lender Party at a rate in excess of the Highest Lawful Rate applicable to such Lender Party.

“Hydrocarbons” means crude oil, natural gas, condensate, or other liquid or gaseous hydrocarbons.

“IFRS” means International Financial Reporting Standards or Australian Accounting Standards, which are substantially the same as International Financial Reporting Standards and that, in the case of Parent and its Consolidated Subsidiaries, are applied for all periods after the date hereof in a manner consistent with the manner in which such principles and practices were applied to the Initial Financial Statements. If any change in any accounting principle or practice is required by the International Financial Accounting Standards Board (or any such successor) in order for such principle or practice to continue as a generally accepted accounting principle or practice, all reports and financial statements required hereunder with respect to any Credit Party or with respect to Parent and its Consolidated Subsidiaries may be prepared in accordance with such change, but all calculations and determinations to be made hereunder may be made in accordance with such change only after notice of such change is given to each Lender, and Majority Lenders, Administrative Agent and Borrower agree to negotiate in good faith in respect of the modification of any covenants hereunder that are affected by such change in order to cause them to measure substantially the same financial performance as the covenants in effect immediately prior to such change.

“Indebtedness” of any Person means Liabilities in any of the following categories (without duplication):

(a)                                 Liabilities for borrowed money;

(b)           Liabilities constituting an obligation to pay the deferred purchase price of property or services;

(c)           Liabilities evidenced by a bond, debenture, note or similar instrument;

(d)           Liabilities that (i) would under IFRS be shown on such Person’s balance sheet as a liability, and (ii) are payable more than one (1) year from the date of creation or incurrence thereof (other than reserves for taxes and reserves for contingent obligations);

(e)           Liabilities arising under Hedging Contracts (on a net basis to the extent netting is provided for in the applicable Hedging Contract), excluding any portion thereof that would be accounted for as an interest expense under IFRS;

(f)            Liabilities constituting principal under Capital Leases Obligations;

(g)           Liabilities arising under conditional sales or other title retention agreements relating to property purchased by such Person;

(h)           Liabilities owing under direct or indirect guaranties of Indebtedness of any other Person or otherwise constituting obligations to purchase or acquire or to otherwise protect or insure a creditor against loss in respect of Indebtedness of any other Person (such as obligations under working capital maintenance agreements, agreements to keep-well, or agreements to purchase Indebtedness, assets, goods, securities or services), but excluding endorsements in the ordinary course of business of negotiable instruments in the course of collection;

(i)            Liabilities (for example, repurchase agreements, mandatorily redeemable preferred stock and sale/leaseback agreements) consisting of an obligation to purchase or redeem securities or other property of such Person, if such Liabilities arise out of or in connection with the sale or issuance of the same or similar securities or property;

(j)            Liabilities with respect to letters of credit or applications or reimbursement agreements therefor;

(k)           Liabilities with respect to banker’s acceptances;

(l)               Liabilities with respect to payments received in consideration of oil, gas, or other minerals yet to be acquired or produced at the time of payment (including obligations under “take-or-pay” contracts to deliver gas in return for payments already received and the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment); or

(m)            Liabilities with respect to other obligations to deliver goods or services in consideration of advance payments therefor;

provided, however, that the “Indebtedness” of any Person shall not include Liabilities that were incurred by such Person on ordinary trade terms to vendors, suppliers, or other Persons providing goods and services for use by such Person in the ordinary course of its business, unless and until such Liabilities are outstanding more than 90 days past the original invoice or billing date therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Independent Engineers” means (a) Netherland, Sewell & Associates, Inc., and (b) any other nationally recognized independent petroleum engineering company that is designated by Borrower with the consent of Administrative Agent.

“Initial Borrowing Base” has the meaning given to such term in the First Lien Credit Agreement.

“Initial Engineering Report” means the reserve engineering report with respect to the Oil and Gas Properties of Restricted Persons prepared as of March 1, 2013 by Staff Engineers, a copy of which report has been delivered to Administrative Agent.

“Initial Financial Statements” means (a) the audited Consolidated annual financial statements of Parent and Borrower as of June 30, 2012, and (b) their unaudited quarterly Consolidated financial statements as of March 31, 2013.

“Insolvent” means with respect to any Person, that (a) such Person is insolvent (as such term is defined in the Bankruptcy Code, and with all terms used in this definition that are defined in the Bankruptcy Code having the meanings ascribed to those terms in the text and interpretive case law applicable to the Bankruptcy Code), (b) the sum of such Person’s debts, including absolute and contingent liabilities, the Obligations or guarantees thereof, exceeds the value of such Person’s assets, at a fair valuation, (c) such Person’s capital is unreasonably small for the business in which such Person is engaged and intends to be engaged, or (d) such Person has incurred (whether under the Loan Documents or otherwise), or intends to incur debts that will be beyond its ability to pay as such debts mature. In determining whether a Person is “Insolvent” all rights of contribution (whether or not enforceable in any proceeding under any Debtor Relief Law or employed for the purpose of determining the insolvency of such Person in any proceeding under any Debtor Relief Law and without giving effect to any waiver thereof contained in the Loan Documents) of each Restricted Person against other Restricted Parties under the guaranty of the Obligations, at law, in equity or otherwise shall be taken into account.

“Insurance Schedule” means Schedule 4 hereto.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of even date herewith substantially in the form of Exhibit G hereto by and among the Administrative Agent, the First Lien Agent and the Borrower, as the same may from time to time be amended, supplemented, restated or otherwise modified.

“Interest Payment Date” means (a) with respect to each Base Rate Loan, the last Business Day of each calendar month, and (b) with respect to each Eurodollar Loan, the last day of the Interest Period that is applicable thereto and, if such Interest Period exceeds 3 months, the respective dates that fall every 3 months after the beginning of such Interest Period shall also be Interest Payment Dates; provided that the last day of each calendar month shall also be an Interest Payment Date for each such Loan so long as any Event of Default exists under Section 8.1(a) or (b).

“Interest Period” means, with respect to each Eurodollar Loan, the period specified in the Borrowing Notice or Continuation/Conversion Notice applicable to such Eurodollar Loan, beginning on and including the date specified in such Borrowing Notice or Continuation/ Conversion Notice (which must be a Business Day), and ending 1, 2, 3, or 6 months thereafter, as Borrower may elect in such notice; provided that: (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; (b) any Interest Period that begins on the last Business Day in a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day in a calendar month; and (c) notwithstanding the foregoing, any Interest Period that would otherwise end after the last day of the Commitment Period shall end on the last day of the Commitment Period (or, if the last day of the Commitment Period is not a Business Day, on the first preceding Business Day).

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended from time to time and any successor statute or statutes, together with all rules and regulations promulgated with respect thereto.

“Investment” means any investment, made directly or indirectly, in any Person, whether by purchase or acquisition of Equity, Indebtedness or other obligations or securities or by extension of credit, loan, advance, capital contribution or otherwise and whether made in cash, by the transfer of property, or by any other means.

“Law” means any statute, law, regulation, ordinance, rule, treaty, judgment, order, decree, permit, concession, franchise, license, agreement or other governmental restriction of the United States or any state or political subdivision thereof or of any foreign country or any department, province or other political subdivision thereof. Any reference to a Law includes any amendment or modification to such Law, and all regulations, rulings, and other Laws promulgated under such Law.

“Lender Hedging Obligation” has the meaning provided in the First Lien Credit Agreement.

“Lender Parties” means Administrative Agent and all Lenders.

“Lenders” means each signatory hereto (other than Borrower and any Restricted Person that is a party hereto), and the successors of each such party as a Lender hereunder pursuant to Section 10.5.

“Lenders Schedule” means Schedule 1 hereto.

“Liabilities” means, as to any Person, all indebtedness, liabilities and obligations of such Person, whether matured or unmatured, liquidated or unliquidated, primary or secondary, direct or indirect, absolute, fixed or contingent, and whether or not required to be considered pursuant to IFRS.

“Lien” means, with respect to any property or assets, any right or interest therein of a creditor to secure Liabilities owed to it or any other arrangement with such creditor that provides for the payment of such Liabilities out of such property or assets or that allows such creditor to have such Liabilities satisfied out of such property or assets prior to the general creditors of any owner thereof, including any lien, mortgage, security interest, pledge, deposit, production payment, rights of a vendor under any title retention or conditional sale agreement or lease substantially equivalent thereto, tax lien, mechanic’s or materialman’s lien, or any other charge or encumbrance for security purposes, whether arising by Law or agreement or otherwise, but excluding any right of offset that arises without agreement in the ordinary course of business. “Lien” also means any filed financing statement, any registration of a pledge (such as with an issuer of uncertificated securities), or any other arrangement or action that would serve to perfect a Lien described in the preceding sentence, regardless of whether such financing statement is filed, such registration is made, or such arrangement or action is undertaken before or after such Lien exists.

“Loan Documents” means this Agreement, the Notes, the Security Documents, the Fee Letter, the Intercreditor Agreement, and all other agreements, certificates, documents, instruments and writings at any time delivered in connection herewith or therewith (exclusive of term sheets and commitment letters).

“Loans” has the meaning given to such term in Section 2.1.

“Majority Lenders” means, as of any date of determination, at least two (if more than one Lender) Lenders having more than 50% of the Facility Usage; provided that the portion of the Facility Usage held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders.

“Mandatory Asset Coverage Test Date” means any date that is 45 days (or such longer period as the Administrative Agent may elect in its sole discretion) following any date on which a Scheduled Determination (as defined in the First Lien Credit Agreement in effect on the date hereof) was scheduled to occur under the First Lien Credit Agreement, but only to the extent that such Scheduled Determination has not yet occurred as of such date.

“Material Acquisition” means any acquisition of Property or series of related acquisitions of Property that involves the payment of consideration by any Restricted Person in excess of a dollar amount equal to the greater of (i) $10,000,000 or (ii) (a) at any time prior to the First Priority Obligations Payment Date, five percent (5%) of the then effective Borrowing Base and (b) at any time thereafter, two and one-half percent (2.5%) of the Total Proved PV-10 most recently calculated hereunder for purposes of determining the Borrower’s compliance with Section 7.14 on the most recent Asset Coverage Test Date.

“Material Adverse Change” means (a) a material and adverse change in (i) the Credit Parties’ business, assets, properties, liabilities (actual or contingent), operations or financial condition, considered as a whole, (ii) Borrower’s ability to timely pay the Obligations or any Restricted Person’s ability to perform its obligations under any Loan Document to which it is a party, (b) a material impairment of the rights and remedies of Administrative Agent or any Lender Party under any Loan Document, or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Restricted Person of any Loan Document to which it is a party.

“Material Contracts” means any contract or other arrangement to which any Restricted Person is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to cause a Material Adverse Change, provided that contracts and oil and gas leases that are specifically listed on an Exhibit or Schedule to any Security Document shall not be deemed to be Material Contracts for purposes of this definition.

“Material Disposition” means any Disposition of Property or series of related Dispositions of Property that yields gross proceeds to any Restricted Person in excess of a dollar amount equal to (a) at any time prior to the First Priority Obligations Payment Date, five percent (5%) of the then effective Borrowing Base and (b) at any time thereafter, two and one-half percent (2.5%) of the Total Proved PV-10 most recently calculated hereunder for purposes of determining the Borrower’s compliance with Section 7.14 on the most recent Asset Coverage Test Date.

“Maturity Date” means June 28, 2018.

“Maximum Credit Amount” means the amount of $100,000,000.

“Minimum Collateral Amount” means Oil and Gas Properties to which are attributable, 80% of the Present Value of the Proved Reserves attributable to all of the Borrowing Base Properties.

“Moody’s” means Moody’s Investors Service, Inc., or its successor.

“Multiemployer Plan” means any plan described in Section 4001(a)(3) of ERISA.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, or amendment that requires the approval of all affected Lenders and has been approved by Majority Lenders.

“Note” means a promissory note made by Borrower in favor of a Lender or its registered assigns evidencing Loans made by such Lender, substantially in the form of Exhibit A.

“NYMEX Pricing” means, as of any date of determination with respect to any month (i) for crude oil, the closing settlement price for the Light, Sweet Crude Oil futures contract for such month, and (ii) for natural gas, the closing settlement price for the Henry Hub Natural Gas futures contract for such month, in each case as published by New York Mercantile Exchange (NYMEX) on its website currently located at www.nymex.com, or any successor thereto (as such price may be corrected or revised from time to time by the NYMEX in accordance with its rules and regulations). If, with the consent of the Administrative Agent, the relevant benchmarks used in any Engineering Report change, then NYMEX Pricing shall refer to such new benchmarks.

“Obligations” means all Liabilities from time to time owing by any Restricted Person to any Lender Party under or pursuant to any of the Loan Documents. “Obligation” means any part of the Obligations. Without limitation of the foregoing, the term “Obligations” shall include the unpaid principal of and interest on the Loans (including, without limitation, interest accruing at the then applicable rate provided in this Agreement after the maturity of the Loans and interest accruing at the then applicable rate provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower or any Restricted Person, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), and unpaid amounts, fees, expenses, indemnities, costs, and all other obligations and liabilities of every nature of the Borrower, any Restricted Person or any Guarantor, whether absolute or contingent, due or to become due, now existing or hereafter arising under this Agreement and the other Loan Documents.

“Oil and Gas Properties” means all oil, gas and/or mineral leases, oil, gas or mineral properties, mineral servitudes and/or mineral rights of any kind (including mineral fee interests, lease interests, farmout interests, overriding royalty and royalty interests, net profits interests, oil payment interests, production payment interests and other types of mineral interests), and all oil and gas gathering, treating, storage, processing and handling assets.

“One-Month Eurodollar Rate” means, for any day for any Base Rate Loan within a Borrowing, (a) the interest rate per annum (carried out to the fifth decimal place) equal to the applicable London interbank offered rate for deposits in the requested currency appearing on the Reuters Reference LIBOR01 page for such currency as of 11:00 a.m. (London time) on such day with a term equivalent to one month, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum (carried out to the fifth decimal place) equal to the rate determined by Administrative Agent to be the offered rate on Page BBAM of the Bloomberg Financial Market Information Service as of 11:00 a.m. (London time) on such day with a term equivalent to one month, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by Administrative Agent using another comparable publicly available service for displaying London interbank offered rates for deposits of U.S. Dollars with a term equivalent to one month.

“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and limited liability company agreement or operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.7).

“Parent” means Sundance Energy Australia Limited (ACN 112 202 883), a limited company organized and existing under the laws of South Australia.

“Parent Guaranty” means the Guaranty of even date herewith made by Parent in favor of Administrative Agent for the benefit of beneficiaries named therein, as from time to time supplemented, amended and restated and all guaranties given in substitution therefore or in replacement thereof.

“Participant” has the meaning given to such term in Section 10.5(d).

“Participant Register” has the meaning given to such term in Section 10.5(d).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56), which was signed into law October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Investments” means:

(a)           Cash Equivalents;

(b)           existing Investments described in the Disclosure Schedule;

(c)           Investments consisting of Hedge Contracts permitted under Section 7.3;

(d)           normal and prudent extensions of credit by Restricted Persons to their customers for buying goods and services in the ordinary course of business or to another Restricted Person in the ordinary course of business, which extensions shall not be for longer periods than those extended by similar businesses operated in a normal and prudent manner;

(e)           extensions of credit among Restricted Persons that are permitted pursuant to Section 7.1;

(f)            Core Acquisitions and Investments that are made when no Default has occurred and is continuing or will occur as a result thereof;

(g)           Investments of the type described in clause (ii) of the definition of Core Acquisitions and Investments that are made when a Restricted Person acquires less than 51% of the Equity in the applicable Person and no Default has occurred and is continuing or will occur as a result of such acquisition, which Investments do not exceed $5,000,000 in the aggregate during any Fiscal Year; and

(h)           Investments not described in subsections (a) through (g) above that do not (taking into account all Investments of all Restricted Persons) exceed an aggregate amount of $5,000,000 during any Fiscal Year.

“Permitted Liens” means:

(a)           statutory Liens for taxes, assessments or other governmental charges or levies that are not yet delinquent or that are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with IFRS;

(b)           landlords’, operators’, carriers’, warehousemen’s, repairmen’s, mechanics’, materialmen’s, or other like Liens that do not secure Indebtedness, in each case only to the extent arising in the ordinary course of business and only to the extent securing obligations that are not delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with IFRS;

(c)           minor defects and irregularities in title to any property, so long as such defects and irregularities neither secure Indebtedness nor materially impair the value of such property or the use of such property for the purposes for which such property is held;

(d)           deposits of cash, letters of credit, or securities to secure the performance of bids, trade contracts, leases, statutory obligations and other obligations of a like nature (excluding appeal bonds) incurred in the ordinary course of business and not constituting Indebtedness;

(e)           Liens under the Security Documents;

(f)            with respect only to property subject to any particular Security Document, additional Liens burdening such property that are expressly allowed by such Security Document;

(g)              easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any property of any Restricted Person for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure Indebtedness and that do not materially interfere with the future development of such property or with cash flow from such property as reflected in the most recent Engineering Report;

(h)              judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings that may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired no action to enforce such Lien has been commenced, and such Liens are covered by a bond or insurance reasonably acceptable to Administrative Agent;

(i)               pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislations;

(j)               Liens under joint operating agreements, pooling or unitization agreements or similar contractual arrangements arising in the ordinary course of the business of any Restricted Person to secure amounts owing under such agreements and contracts, which amounts are not more than 90 days past due or are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with IFRS;

(k)              encumbrances consisting of deed restrictions, zoning restrictions, easements, governmental or environmental permitting and operation restrictions, the exercise by Governmental Authorities or third parties of eminent domain or condemnation rights, or any other similar restrictions on the use of the Oil and Gas Properties, none of which materially impairs the use of such property by Borrower or any Restricted Person in the operation of its business, and none of which is or shall be violated in any material respect by existing proposed operations;

(l)               (i) Liens securing Indebtedness permitted under Section 7.1(d) and which (A)    secure Capital Lease Obligations, or (B) fixed or capital assets acquired, constructed or improved by Borrower or any other Restricted Person; provided, that, with respect to Liens permitted under this clause (B) (1) such Liens and the Indebtedness secured thereby are incurred substantially simultaneously with the acquisition, construction or improvement of such fixed or capital assets or within 180 days thereafter, (2) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, replacements and proceeds thereof and accession thereto, and (3) the amount of Indebtedness secured thereby is not more than 100% of the purchase price, and (ii) Liens in the nature of precautionary financing statements filed against leased property by the applicable lessors thereof;

(m)            all lessors’ royalties, overriding royalties, net profits interests, carried interests, production payments that do not constitute Indebtedness, reversionary interests and other burdens on or deductions from the proceeds of production with respect to each Oil and Gas Property (in each case) that do not operate to reduce the net revenue interest for such Oil and Gas Property (if any) as reflected in any Security Document or Engineering Report or increase the working interest for such Oil and Gas Property (if any) as reflected in any Security Document or Engineering Report without a corresponding increase in the corresponding net revenue interest; and

(n)              Liens that secure the First Lien Loan Documents, provided that the property covered by such Liens is also subject to Liens securing the Secured Obligations.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA) established by a Restricted Person and any ERISA Plan.

“Platform” has the meaning given to such term in Section 10.3(d).

“Present Value” of any Oil and Gas Property means the present value of the future net revenues attributed to such property in the most recent Engineering Report using a discount rate of 10% per annum.

“Projected Oil and Gas Production” means the projected production of oil, natural gas, or natural gas liquids (measured by volume unit or BTU equivalent, not sales price) for the term of the contracts or a particular month, as applicable, from reserves that are at the time in question, Proved Developed Producing Reserves attributable to Oil and Gas Properties owned by the Restricted Persons that are located in the United States, as such production is projected in the Engineering Report most recently delivered, after deducting projected production from any properties or interests sold or under contract for sale that had been included in such report and after adding projected production from any properties or interests that had not been reflected in such report but that are reflected in a separate or supplemental report meeting the requirements of Section 6.2(f) or (g) and otherwise are satisfactory to Administrative Agent.

“Proved Reserves” means “Proved Reserves” as defined in the Petroleum Resources Management System as in effect at the time in question (in this definition, the “PRMS”) prepared by the Oil and Gas Reserves Committee of the Society of Petroleum Engineers and reviewed and jointly sponsored by the World Petroleum Council, the American Association of Petroleum Geologists and the Society of Petroleum Evaluation Engineers (or any generally recognized successor organizations). “Proved Developed Producing Reserves” means Proved Reserves that are categorized as “Developed Producing Reserves” in the PRMS, “Proved Developed Nonproducing Reserves” means Proved Reserves that are categorized as “Developed Nonproducing Reserves” in the PRMS, and “Proved Undeveloped Reserves” means Proved Reserves that are categorized as “Undeveloped Reserves” in the PRMS.

“Recipient” means (a) Administrative Agent, and (b) any Lender, as applicable.

“Redetermination Date” means the effective date of each redetermination of the Borrowing Base pursuant to Section 2.8(b), (c), (d) or (e) or Section 7.5(f) of the First Lien Credit Agreement as in effect on the date hereof.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reserve Requirement” means, at any time, the maximum rate at which reserves (including any marginal, special, supplemental, or emergency reserves) are required to be maintained under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) by member banks of the Federal Reserve System against “Eurocurrency liabilities” (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (a) any category of liabilities that includes deposits by reference to which the Adjusted Eurodollar Rate is to be determined, or (b) any category of extensions of credit or other assets that includes Eurodollar Loans.

“Responsible Officer” means, with respect to Borrower, the Chief Executive Officer, President or Chief Financial Officer of Borrower, and with respect to any other Restricted Person, if such Restricted Person is a corporation, the President or Chief Financial Officer of such Restricted Person, if such Restricted Person is a limited liability company, a Manager or officer of such Restricted Person, as applicable, and if such Restricted Person is a limited partnership, the applicable officer of the General Partner of such limited partnership.

“Restricted Person” means any of Borrower, each Subsidiary of Borrower, and each Domestic Subsidiary of Parent which is a Guarantor.

“S&P” means Standard & Poor’s Ratings Services (a division of The McGraw Hill Companies), or its successor.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Obligations” means all Obligations.

“Security Documents” means all security agreements, deeds of trust, mortgages, chattel mortgages, pledges, guaranties, financing statements, continuation statements, extension agreements, subordination agreements, intercreditor agreements, and other agreements or instruments now, heretofore, or hereafter delivered by any Restricted Person to Administrative Agent in connection with this Agreement or any transaction contemplated hereby to secure or guarantee the payment of any part of the Secured Obligations or the performance of any Restricted Person’s other duties and obligations under the Loan Documents.

“Security Schedule” means Schedule 3 hereto.

“Special Determinations” has the meaning given to such term in Section 2.8(d) of the First Lien Credit Agreement.

“Staff Engineers” means petroleum engineers who are employees of Borrower or of a staffing company that provides its employees to Borrower.

“Strip Price” shall mean, at any time, (a) for the remainder of the then-current calendar year, the average NYMEX Pricing for the remaining months in such calendar year, (b) for each of the succeeding three complete calendar years, the average NYMEX Pricing for the twelve months in each such calendar year, and (c) for the succeeding fourth complete calendar year and each calendar year thereafter, the average NYMEX pricing for the twelve months in such fourth calendar year.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership, limited liability company, joint venture, or other business or corporate entity, enterprise or organization that is directly or indirectly (through one or more intermediaries) controlled by or owned 50% or more by such Person, provided that associations, joint ventures or other relationships (a) that are established pursuant to a standard form operating agreement or similar agreement or that are partnerships for purposes of federal income taxation only, (b) that are not corporations or partnerships (or subject to the Uniform Partnership Act) under applicable state Law, and (c) whose businesses are limited to the exploration, development and operation of oil, gas or mineral properties and interests owned directly by the parties in such associations, joint ventures or relationships, shall not be deemed to be “Subsidiaries” of such Person.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Event” means (a) the occurrence with respect to any ERISA Plan of (i) a reportable event described in Section 4043(c)(5) or (6) of ERISA or (ii) any other reportable event described in Section 4043(c) of ERISA other than such a reportable event for which the 30-day notice requirement has been waived, or (b) the withdrawal by any ERISA Affiliate from an ERISA Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or (c) the filing of a notice of intent to terminate any ERISA Plan or the treatment of any ERISA Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate any ERISA Plan by the PBGC under Section 4042 of ERISA, or (e) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan, or (f) any failure by any ERISA Plan to satisfy the ERISA Plan Funding Rules, whether or not waived, or (g) the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any ERISA Plan, the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any ERISA Plan, or (h) a determination that any ERISA Plan is, or is expected to be, an at-risk plan (as defined in Section 430 of the Internal Revenue Code or Section 303 of ERISA) and the funding target attainment percentage (as defined in Section 430 of the Internal Revenue Code or Section 303 of ERISA) for such plan is, or is expected to be, less than 60 percent, or (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent, upon any ERISA Affiliate.

“Threshold Amount” means $2,000,000.

“Total Proved PV-10” means, as of any date of determination thereof with respect to the Oil and Gas Properties described in the then most recent Engineering Report delivered to the Administrative Agent, the net present value, discounted at ten percent (10%) per annum, of the future net revenues expected to accrue to the Credit Parties’ collective interest in such Oil and Gas Properties during the remaining expected economic lives of such Oil and Gas Properties. Each calculation of such expected future net revenues shall be made in accordance with then existing standards of the Society of Petroleum Engineers, provided that in any event (a) reasonable deductions shall be made for severance and ad valorem taxes, and for operating, gathering, transportation and marketing costs required for the production and sale of Hydrocarbons from such Oil and Gas Properties, (b) the pricing assumptions used in determining Total Proved PV-10 for any Oil and Gas Properties shall be based upon the Strip Price, adjusted in a manner reasonably acceptable to Administrative Agent to reflect the Credit Parties’ Hedging Contracts in respect of forecasted production from Proved Developed Producing Reserves then in effect and (c) the cash-flows derived from the pricing assumptions set forth in clause (b) above shall be further adjusted to account for the historical basis differential in a manner reasonably acceptable to the Administrative Agent; provided however, that for purposes of this calculation, not less than 60% of the Total Proved PV-10 shall be attributable to Oil and Gas Properties described in the Engineering Report as Proved Developed Producing Reserves. The amount of Total Proved PV-10 at any time shall be calculated on a pro forma basis for Material Dispositions and Material Acquisitions of Oil and Gas Properties consummated by the Credit Parties since the date of the Engineering Report most recently delivered hereto (provided that, in the case of any such Material Acquisition, the Administrative Agent shall have received an Engineering Report evaluating the proved reserves attributable to the Oil and Gas Properties subject thereto).

“Type” means, with respect to any Loans, the characterization of such Loans as either Base Rate Loans or Eurodollar Loans.

“UCC” means the Uniform Commercial Code in effect in the State of Colorado from time to time.

“United States” and “U.S.” mean the United States of America.

“Unused Availability” has the meaning provided in the First Lien Credit Agreement.

“U.S. Borrower” means any Borrower that is a U.S. Person.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“Withholding Agent” means Borrower and Administrative Agent.

Section 1.2.                                 Exhibits and Schedules; Additional Definitions.   All Exhibits and Schedules attached to this Agreement are a part hereof for all purposes. Reference is hereby made to the Security Schedule for the meaning of certain terms defined therein and used but not defined herein, which definitions are incorporated herein by reference.

Section 1.3.                                 Terms Generally; References and Titles. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to a Person’s “discretion” means its sole and absolute discretion. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any Law herein shall, unless otherwise specified, refer to such Law, as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. References to any document, instrument, or agreement (a) shall include all exhibits, schedules, and other attachments thereto, and (b) shall include all documents, instruments, or agreements issued or executed in replacement thereof. Titles appearing at the beginning of any subdivisions are for convenience only and do not constitute any part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The phrases “this section” and “this subsection” and similar phrases refer only to the Sections or subsections hereof in which such phrases occur. The word “or” is not exclusive. Accounting terms have the meanings assigned to them by IFRS, as applied by the accounting entity to which they refer. References to “days” shall mean calendar days, unless the term “Business Day” is used.

Section 1.4.                                 Calculations and Determinations.   All calculations under the Loan Documents of interest chargeable with respect to Eurodollar Loans and of fees shall be made on the basis of actual days elapsed (including the first day but excluding the last) and a year of 360 days. All other calculations of interest made under the Loan Documents shall be made on the basis of actual days elapsed (including the first day but excluding the last) and a year of 365 or 366 days, as appropriate. Each determination by a Lender Party of amounts to be paid under Article III or any other matters that are to be determined hereunder by a Lender Party (such as any Eurodollar Rate, Adjusted Eurodollar Rate, Business Day, Interest Period, or Reserve

Requirement) shall, in the absence of manifest error, be conclusive and binding. Unless otherwise expressly provided herein or unless Majority Lenders otherwise consent all financial statements and reports furnished to any Lender Party hereunder shall be prepared and all financial computations and determinations pursuant hereto shall be made in accordance with IFRS. Notwithstanding the foregoing, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under ASC Topic 825 (or similar provisions of IFRS or any other similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof.

Section 1.5.                                 Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.6.                                 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Mountain time (daylight or standard, as applicable).

Section 1.7.                                 Joint Preparation; Construction of Indemnities and Releases. This Agreement and the other Loan Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel and no rule of construction shall apply hereto or thereto that would require or allow any Loan Document to be construed against any party because of its role in drafting such Loan Document. All indemnification and release provisions of this Agreement shall be construed broadly (and not narrowly) in favor of the Persons receiving indemnification or being released.

ARTICLE II- THE LOANS

Section 2.1.                                 Commitments to Lend; Notes.  Subject to the terms and conditions set forth herein, each Lender agrees to make a Loan (each a “Loan”) to the Borrower on or before the date hereof in an aggregate principal amount equal to such Lender’s Commitment. The Commitments are not revolving and amounts repaid or prepaid may not be reborrowed under any circumstance. Any Commitment not drawn by Borrower on or before the date hereof shall be permanently cancelled. The obligation of Borrower to repay to each Lender the aggregate amount of all Loans made by such Lender, together with interest accruing in connection therewith, shall be evidenced by a single Note made by Borrower payable to such Lender or its registered assigns in the form of Exhibit A with appropriate insertions. The amount of principal owing on any Lender’s Note at any given time shall be the aggregate amount of all Loans theretofore made by such Lender minus all payments of principal theretofore received by such Lender on such Note.

Section 2.2.                                 Requests for Loan. Borrower must give to Administrative Agent written or electronic notice of any requested Borrowing of new Loans to be advanced by Lenders. Each such notice constitutes a “Borrowing Notice” hereunder and must:

(a)                                 specify (i) the aggregate amount of any such Borrowing of Base Rate Loans and the date on which such Base Rate Loans are to be advanced, or (ii) the aggregate amount of any such Borrowing of Eurodollar Loans, the date on which such Eurodollar Loans are to be advanced (which date shall be the first day of the Interest Period that is to apply thereto), and the length of the applicable Interest Period; and

(b)                                 be received by Administrative Agent not later than 10:00 a.m. on (i) the day on which any such Base Rate Loans are to be made, or (ii) the 3rd Business Day preceding the day on which any such Eurodollar Loans are to be made.

Each such written request or confirmation must be made in the form and substance of the “Borrowing Notice” attached hereto as Exhibit B, duly completed. Each such request shall be deemed a representation, warranty, acknowledgment and agreement by Borrower as to the matters that are required to be set out in such written confirmation. Upon receipt of any such Borrowing Notice, Administrative Agent shall give each Lender prompt notice of the terms thereof. If all conditions precedent to such Loans have been met, each Lender will on the date requested promptly remit to Administrative Agent at Administrative Agent’s office in Denver, Colorado the amount of such Lender’s Loan in immediately available funds, and upon receipt of such funds, unless to its actual knowledge any conditions precedent to such Loans have been neither met nor waived as provided herein, Administrative Agent shall promptly make such Loans available to Borrower. Unless Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to Administrative Agent such Lender’s share of such Borrowing, Administrative Agent may in its discretion assume that such Lender has made such share available on such date in accordance with this Section 2.2 and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to Administrative Agent, then the applicable Lender and Borrower severally agree to pay to Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by Borrower, the interest rate applicable to Base Rate Loans. If Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its share of the applicable Borrowing to Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent.

Section 2.3.                                 Continuations and Conversions of Existing Loans. Borrower may make the following elections with respect to Loans already outstanding: to convert Base Rate Loans to Eurodollar Loans, to convert Eurodollar Loans to Base Rate Loans on the last day of the Interest Period applicable thereto, and to continue Eurodollar Loans beyond the expiration of such Interest Period by designating a new Interest Period to take effect at the time of such expiration. In making such elections, Borrower may combine existing Loans made pursuant to separate Borrowings into one new Borrowing or divide existing Loans made pursuant to one Borrowing into separate new Borrowings, provided that Borrower may have no more than 3 Borrowings of

Eurodollar Loans outstanding at any time. To make any such election, Borrower must give to Administrative Agent written or electronic notice of any such Conversion or Continuation of existing Loans, with a separate notice given for each new Borrowing. Each such notice constitutes a “Continuation/Conversion Notice” hereunder and must:

(a)                                 specify the existing Loans that are to be Continued or Converted;

(b)                                 specify (i) the aggregate amount of any Borrowing of Base Rate Loans into which such existing Loans are to be continued or converted and the date on which such Continuation or Conversion is to occur, or (ii) the aggregate amount of any Borrowing of Eurodollar Loans into which such existing Loans are to be continued or converted, the date on which such Continuation or Conversion is to occur (which date shall be the first day of the Interest Period that is to apply to such Eurodollar Loans), and the length of the applicable Interest Period; and

(c)                                  be received by Administrative Agent not later than 10:00 a.m. on (i) the day on which any such Continuation or Conversion to Base Rate Loans is to occur, or (ii) the 3rd Business Day preceding the day on which any such Continuation or Conversion to Eurodollar Loans is to occur.

Each such written request or confirmation must be made in the form and substance of the “Continuation/Conversion Notice” attached hereto as Exhibit C, duly completed. Each such request shall be deemed a representation, warranty, acknowledgment and agreement by Borrower as to the matters that are required to be set out in such written confirmation. Upon receipt of any such Continuation/Conversion Notice, Administrative Agent shall give each Lender prompt notice of the terms thereof. Each Continuation/Conversion Notice shall be irrevocable and binding on Borrower. During the continuance of any Default, Borrower may not make any election to convert existing Loans into Eurodollar Loans or continue existing Loans as Eurodollar Loans. If (due to the existence of a Default or for any other reason) Borrower fails to timely and properly give any Continuation/Conversion Notice with respect to a Borrowing of existing Eurodollar Loans at least 3 Business Days prior to the end of the Interest Period applicable thereto, such Eurodollar Loans shall automatically be converted into Base Rate Loans at the end of such Interest Period. No new funds shall be repaid by Borrower or advanced by any Lender in connection with any Continuation or Conversion of existing Loans pursuant to this section, and no such Continuation or Conversion shall be deemed to be a new advance of funds for any purpose; such Continuations and Conversions merely constitute a change in the interest rate applicable to already outstanding Loans.

Section 2.4.                                 Use of Proceeds.  Borrower shall use all Loans to finance capital expenditures, and provide working capital for its operations and for other general business purposes. In no event shall the funds from any Loan be used directly or indirectly by any Person for personal, family, household or agricultural purposes or for the purpose, whether immediate, incidental or ultimate, of purchasing, acquiring or carrying any “margin stock” (as such term is defined in Regulation U) or to extend credit to others directly or indirectly for the purpose of purchasing or carrying any such margin stock. Borrower represents and warrants that Borrower is not engaged principally, or as one of Borrower’s important activities, in the business of extending credit to others for the purpose of purchasing or carrying such margin stock.

Section 2.5.                                 Interest Rates and Fees; Payment Dates.

(a)                                 Interest Rates.                  Subject to subsection (b) below, (i) each Base Rate Loan shall bear interest on each day outstanding at the Adjusted Base Rate in effect on such day, and (ii) each Eurodollar Loan shall bear interest on each day during the related Interest Period at the related Adjusted Eurodollar Rate in effect on such day.

(b)                                 Default Rate. If an Event of Default shall have occurred and be continuing under Section 8.1(a), (b), (j)(i), (j)(ii), or (j)(iii), all outstanding Loans shall bear interest at the applicable Default Rate. In addition, if an Event of Default shall have occurred and be continuing (other than under Section 8.1(a), (b), (j)(i), (j)(ii), or (j)(iii)), Majority Lenders (or Administrative Agent at the direction of Majority Lenders) may, by notice to Borrower, elect to have the outstanding Loans bear interest at the applicable Default Rate, whereupon such Loans shall bear interest at the applicable Default Rate until the earlier of (i) the first date thereafter upon which there shall be no Event of Default continuing and (ii) the date upon which Majority Lenders shall have rescinded such notice.

(c)                                  [Reserved].

(d)                                 Fee Letter.  In addition to all other amounts due under the Loan Documents, Borrower will pay fees to Administrative Agent as described in the Fee Letter.

(e)                                  Payment Dates.  On each Interest Payment Date relating to Base Rate Loans, Borrower shall pay to Lenders all unpaid interest that has accrued on the Base Rate Loans to but not including such Interest Payment Date. On each Interest Payment Date relating to a Eurodollar Loan, Borrower shall pay to Lenders all unpaid interest that has accrued on such Eurodollar Loan to but not including such Interest Payment Date.

Section 2.6.                                 Prepayments.

(a)                                 Optional. Subject to clause (b) of this Section 2.6, Borrower may, from time to time prepay the Loans, in whole or in part, upon prior written notice to Administrative Agent, provided that (i) such notice must be received by Administrative Agent not later than 10:00 a.m. (x) on the Business Day preceding the day on which any Base Rate Loan is to be prepaid and (y) on the 3rd Business Day preceding the day on which any Eurodollar Loan is to be prepaid and (ii) the aggregate amounts of all partial prepayments of principal on the Loans equals $1,000,000 or any higher integral multiple of $500,000.

(b)                                 Prepayment Penalty and Other Amounts. To the extent the Borrower makes a prepayment under this Section 2.6, such prepayment shall be accompanied by the following additional amounts: (i) if Borrower prepays any Eurodollar Loan on any day other than the last day of the Interest Period applicable thereto, it shall pay to applicable Lenders any amounts due under Section 3.4 and (ii) any prepayment made on or before the first anniversary of the Closing Date shall be accompanied by a premium of 2% of the principal amount prepaid and any prepayment made after the first anniversary of the Closing Date but on or before the second anniversary of the Closing Date shall be accompanied by a premium of 1% of the principal amount prepaid. Each prepayment of principal under this Section 2.6 shall be accompanied by all interest then accrued and unpaid on the principal so prepaid. Any principal or interest prepaid pursuant to this Section 2.6 shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such prepayment.

Section 2.7.                                 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loan made by it, resulting in such Lender receiving payment of a proportion of the aggregate amount of such Loan or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them (except that with respect to any other Lender that is a Defaulting Lender by virtue of such Lender failing to fund its required share (if any) of any Loan, such Defaulting Lender’s pro rata share of the excess payment shall be allocated to the Lender (or the Lenders, pro rata) that funded such Defaulting Lender’s required share (if any)), provided that:

(i)                                     if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                  the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loan to any assignee or participant, other than an assignment to Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply).

Each Restricted Person consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Restricted Person rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Restricted Person in the amount of such participation.

Section 2.8.                                 Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, and to make payments pursuant to Section 2.2 are several and not joint. The failure of any Lender to make any Loan; or to make any payment under Section 10.4(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.4(c).

Section 2.9.                                 Defaulting Lenders.

(a)                                 Adjustments.                        Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)                                     Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.1 and the definition of Majority Lenders.

(ii)                                  Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article III or VIII or otherwise, and including any amounts made available to Administrative Agent by that Defaulting Lender pursuant to Section 10.14), shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to Administrative Agent hereunder; second, to the payment of any amounts owing to Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; third, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and fourth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.9(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(b)                                 Defaulting Lender Cure. If Borrower and Administrative Agent agree in writing in their discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III - PAYMENTS TO LENDERS

Section 3.1.                                 General Procedures. Borrower will make each payment that it owes under the Loan Documents to Administrative Agent for the account of the Lender Party to whom such payment is owed, in lawful money of the United States, without set-off, deduction or counterclaim, and in immediately available funds. Each such payment must be received by Administrative Agent not later than 11:00 a.m. on the date such payment becomes due and payable. Any payment received by Administrative Agent after such time will be deemed to have been made on the next following Business Day. Should any such payment become due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, in the case of a payment of principal or past due interest, interest shall accrue and be payable thereon for the period of such extension as provided in the Loan Document under which such payment is due. Each payment under a Loan Document shall be due and payable at the place set forth for Administrative Agent on the Lenders Schedule. When Administrative Agent collects or receives money on account of the Obligations, Administrative Agent shall distribute all money so collected or received, and each Lender Party shall apply all such money so distributed, as follows (except as otherwise provided in Section 8.3):

(a)                                 first, for the payment of all Obligations that are then due (and if such money is insufficient to pay all such Obligations, first to any reimbursements due to Administrative Agent under Section 6.9 or 10.4 and then to the partial payment of all other Obligations then due in proportion to the amounts thereof, or as Lender Parties shall otherwise agree);

(b)                                 then for the prepayment of principal of the Loans, together with accrued and unpaid interest on the principal so prepaid; and

(c)                                  last, for the payment or prepayment of any other Obligations.

All payments applied to principal or interest shall be applied first to any interest then due and payable, then to principal then due and payable, and last to any prepayment of principal and interest in compliance with Section 2.6(a). All distributions of amounts described in any of subsections (b) or (c) above shall be made by Administrative Agent pro rata to each Lender Party then owed Obligations described in such subsection in proportion to all amounts owed to all Lender Parties that are described in such subsection.

Section 3.2.                                 Increased Costs.

(a)                                 Increased Costs Generally. If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any Reserve Requirement reflected in the Adjusted Eurodollar Rate); or

(ii)                                  subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) with respect to this Agreement, any Eurodollar Loan made by it, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto or change the basis of taxation of payments to such Recipient;

(iii)                               impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender, for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loan made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsections (a) or (b) of this Section and delivered to Borrower, shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than 9 months prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 9 month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.3.                                 Illegality.  If any Change in Law after the date hereof shall make it unlawful for any Lender Party to fund or maintain Eurodollar Loans, then, upon notice by such Lender Party to Borrower and Administrative Agent, (a) Borrower’s right to elect Eurodollar Loans from such Lender Party shall be suspended to the extent and for the duration of such illegality, (b) all Eurodollar Loans of such Lender Party that are then the subject of any

Borrowing Notice and that cannot be lawfully funded shall be funded as Base Rate Loans of such Lender Party, and (c) all Eurodollar Loans of such Lender Party shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by Law. If any such conversion of a Eurodollar Loan occurs on a day that is not the last day of the then current Interest Period with respect thereto, Borrower shall pay to such Lender Party such amounts, if any, as may be required pursuant to Section 3.4.

Section 3.4.                                 Funding Losses. In addition to its other obligations hereunder, Borrower will indemnify each Lender Party against, and reimburse each Lender Party on demand for, any loss or expense incurred or sustained by such Lender Party (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by a Lender Party to fund or maintain Eurodollar Loans), as a result of (a) any payment or prepayment (whether authorized or required hereunder or otherwise) of all or a portion of a Eurodollar Loan on a day other than the day on which the applicable Interest Period ends, (b) any payment or prepayment, whether required hereunder or otherwise, of a Loan made after the delivery, but before the effective date, of a Continuation/Conversion Notice requesting the continuation of outstanding Eurodollar Loans as, or the conversion of outstanding Base Rate Loans to, Eurodollar Loans, if such payment or prepayment prevents such Continuation/ Conversion Notice from becoming fully effective, (c) the failure of any Loan to be made or of any Continuation/Conversion Notice requesting the continuation of outstanding Eurodollar Loans as, or the conversion of outstanding Base Rate Loans to, Eurodollar Loans to become effective due to any condition precedent not being satisfied or due to any other action or inaction of any Restricted Person, (d) any Conversion (whether authorized or required hereunder or otherwise) of all or any portion of any Eurodollar Loan into a Base Rate Loan or into a different Eurodollar Loan on a day other than the day on which the applicable Interest Period ends, or (e) any assignment of a Eurodollar Loan on a day other than the last day of the Interest Period therefor as a result of a request by Borrower pursuant to Section 3.7(b). Such indemnification shall be on an after-tax basis.

Section 3.5.                                 Taxes.

(a)                                 Defined Terms.  For purposes of this Section 3.5, the term “applicable Law” includes FATCA.

(b)                                 Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Credit Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then (i) the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, (ii) if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)                                  Payment of Other Taxes by Credit Parties. Without limiting the provisions of subsection (b) above, each Credit Party shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)                                 Indemnification by Credit Parties.  Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)                                  Indemnification by Lenders.  Each Credit Party shall severally indemnify Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.5(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Administrative Agent to the Lender from any other source against any amount due to Administrative Agent under this subsection (e).

(f)                                   Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 3.5, such Credit Party shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(g)                                  Status of Lenders.

(i)                                             Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.5(g)(ii)(A) and (ii)(B) and (ii)(C) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                                  Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Borrower:

(A)                               Any Lender that is a U.S. Person shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed originals of Internal Revenue Service Form W-9 certifying that such Lender is exempt from United States federal backup withholding tax.

(B)                               Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:

(I)                                   in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of Internal Revenue Service Form W-8BEN establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” Article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, Internal Revenue Service Form W-8BEN establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” Article of such tax treaty;

(II)                              executed originals of Internal Revenue Service Form W-8ECI;

(III)                         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal

Revenue Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of Internal Revenue Service Form W-8BEN,

(IV)                          to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, W-8BEN, IRS Form W-9, and/or a U.S. Tax Compliance Certificate or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate satisfactory to the Administrative Agent on behalf of each such direct and indirect partner, or

(V)                               executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit Borrower to determine the withholding or deduction required to be made.

(C)                               If a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. In addition, each Lender shall indemnify Administrative Agent and Borrower for any withholding Tax or other penalties imposed in connection with any “withholdable payment,” as defined in Section 1473 of the Internal Revenue Code, made to a Foreign Lender that has failed to comply with the reporting requirements or otherwise qualify for an exemption under FATCA.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.

(h)                                 Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.5 (including by the payment of additional amounts pursuant to this Section 3.5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.5 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)                                     Survival.  Each party’s obligations under this Section 3.5 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 3.6.  Alternative Rate of Interest. If prior to the commencement of any Interest Period for a Borrowing of Eurodollar Loans:

(a)                                 Administrative Agent determines that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period (any such determination shall be conclusive absent manifest error); or

(b)                                 Administrative Agent is advised by Majority Lenders that the Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then Administrative Agent shall give notice thereof to Borrower and Lenders by telephone or facsimile as promptly as practicable thereafter and, until Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist, (i) any Continuation/Conversion Notice that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Borrowing of Eurodollar Loans shall be ineffective and shall be deemed a request to continue such Borrowing as a Borrowing of Base Rate Loans and (ii) if any Borrowing Notice requests a Borrowing of Eurodollar Loans, such Borrowing shall be made as a Borrowing of Base Rate Loans. Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Loans.

Section 3.7.                                 Mitigation Obligations; Replacement of Lenders.

(a)                                 Designation of a Different Lending Office. If any Lender requests compensation under Section 3.2, or requires Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.5, then such Lender shall (at the request of Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.2 or 3.5, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 Replacement of Lenders. If any Lender requests compensation under Section 3.2, or if Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.5 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.7(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.5), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.2 or Section 3.5) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)                                     Borrower shall have paid to Administrative Agent the assignment fee specified in Section 10.5;

(ii)                                  such Lender shall have received payment of an amount equal to the outstanding principal of its Loan, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.4) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(iii)                               in the case of any such assignment resulting from a claim for compensation under Section 3.2 or payments required to be made pursuant to Section 3.5, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)                              such assignment does not conflict with applicable Law; and

(v)                                 in the case of any assignment resulting from any Lender becoming a Non- Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

Section 3.8.                                 Payments by Borrower; Presumptions by Administrative Agent. Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of Lenders hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

ARTICLE IV - CONDITIONS PRECEDENT TO LENDING

Section 4.1.                                 Closing Date Conditions. The obligation of each Lender to make its Loan hereunder is subject to satisfaction of the following conditions precedent:

(a)                                 Loan Documents. Administrative Agent shall have received duly executed and delivered counterparts of each Loan Document (i) in form, substance and date satisfactory to Administrative Agent, and (ii) in such numbers as Administrative Agent or its counsel may request. In connection with the execution and delivery of the Security Documents, Administrative Agent shall (i) be reasonably satisfied that the Security Documents create second priority, perfected Liens on at least 80% of the total Present Value of the Proved Reserves evaluated for purposes of establishing the Initial Borrowing Base, all Equity in Borrower and in Subsidiaries, and all personal property of the Restricted Persons, and (ii) have received UCC financing statements (duly authorized) as Administrative Agent may request to perfect the Liens granted pursuant to such Security Documents.

(b)                                 Organizational Documents; Incumbency.  Administrative Agent shall have received (i) copies of each Organizational Document executed and delivered by each Restricted Person, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party; (iii) resolutions of the board of directors or similar governing body of each Restricted Person approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by a Responsible Officer as being in full force and effect without modification or amendment; (iv) an existence and good standing certificate from the applicable Governmental Authority of each Restricted Person’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it owns real property Collateral, each dated a recent date prior to the Closing Date; and (v) such other documents as Administrative Agent may reasonably request.

(c)                                  Closing Certificate.  Administrative Agent shall have received a “Closing Certificate” of a Responsible Officer of Borrower, of even date with this Agreement, in which such officer certifies to the satisfaction of each of the conditions set out in Section 4.1 and Section 4.2 and which attaches a copy of the First Lien Credit Agreement certified as being true and complete.

(d)                                 Governmental Authorizations and Consents. Each Restricted Person shall have obtained all governmental authorizations from any Governmental Authority and all consents of other Persons, in each case that are necessary or deemed by Administrative Agent to be advisable in connection with the transactions contemplated by the Loan Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(e)                                  Environmental Information.  Administrative Agent shall have received information, in form, scope and substance reasonably satisfactory to Administrative Agent, regarding environmental matters relating to Restricted Persons’ material real property assets.

(f)                                   Evidence of Insurance.  Administrative Agent shall have received a certificate from Restricted Persons’ insurance broker or other evidence reasonably satisfactory to them that all insurance required to be maintained pursuant to Section 6.8 is in full force and effect and that Administrative Agent have been named as additional insured and loss payee thereunder as its interests may appear and to the extent required under Section 6.8.

(g)                                  Opinions of Counsel to Restricted Persons.  Administrative Agent shall have received originally executed copies of the favorable written opinions of counsel to Restricted Persons and Parent in the form of Exhibits F-1 and F-2 and opining as to such matters as Administrative Agent may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to Administrative Agent (and each Restricted Person hereby instructs such counsel to deliver such opinions to Administrative Agent and Lenders).

(h)                                 Fees. Administrative Agent shall have received all facility, agency, recording, filing, and other fees or reimbursements required to be paid to Administrative Agent or any Lender pursuant to the Fee Letter or any other Loan Documents or any commitment agreement heretofore entered into. Administrative Agent’s counsel shall have received payment from Borrower for estimated fees charged by filing officers and other public officials incurred or to be incurred in connection with filing any recordation of any Security Documents and for which invoices have been presented as of the Closing Date.

(i)                                     Financial Statements.  Lenders shall have received the Initial Financial Statements, which shall be in form reasonably satisfactory to Administrative Agent, together with a certificate by a Responsible Officer certifying the Initial Financial Statements.

(j)                                    Initial Engineering Report. Lenders shall have received the Initial Engineering Report, which shall be in form and substance reasonably satisfactory to Administrative Agent.

(k)                                 Title. Administrative Agent shall have received title reports and title opinions in form, substance and authorship satisfactory to Administrative Agent, with respect to Restricted Persons’ Proved Reserves representing not less than 80% of the Present Value of Restricted Persons’ Proved Reserves evaluated for purposes of establishing the Initial Borrowing Base.

(l)                                     No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Administrative Agent, singly or in the aggregate, materially impairs the financing hereunder or any of the other transactions contemplated by the Loan Documents, or that could reasonably be expected to cause a Material Adverse Change.

(m)                             Completion of Proceedings.  All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent and its counsel shall be reasonably satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

(n)                                 Material Adverse Change. No event or circumstance shall have occurred or be continuing since the date of the audited Initial Financial Statements that has had, or could reasonably be expected to cause, either individually or in the aggregate, a Material Adverse Change.

(o)                                 Minimum Liquidity. The Borrowing Base under the First Lien Credit Agreement shall be at least $40,000,000.

(p)                                 Commodity Hedges. The Borrower shall have delivered to the Administrative Agent a correct and complete list in reasonable detail of all of the Borrower’s commodity hedges.

(q)                                 Material Contracts.  Borrower shall have delivered to Administrative Agent a certificate certifying that true and correct copies of all Material Contracts listed thereon have been delivered to Administrative Agent (including all waivers, supplements or amendments thereto), in each case, in the form existing on the Closing Date.

(r)                                    Due Diligence.  Administrative Agent and Lenders shall have completed satisfactory due diligence review of the assets, liabilities, business, operations and condition (financial or otherwise) of the Restricted Persons, including, a review of their Oil and Gas Properties and all legal, financial, accounting, governmental, environmental, tax and regulatory matters, and fiduciary aspects of the proposed financing.

(s)                                   Other Documentation. Administrative Agent shall have received all documents and instruments that Administrative Agent has then reasonably requested, in addition to those described in this Section 4.1. All such additional documents and instruments shall be reasonably satisfactory to Administrative Agent in form, substance and date.

Section 4.2.                                 Additional Conditions Precedent. No Lender has any obligation to make any Loan, unless the following conditions precedent have been satisfied:

(a)                                 All representations and warranties made by any Credit Party in any Loan Document shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such Loan as if such representations and warranties had been made as of the date of such Loan (except to the extent that such representation or warranty was made as of a specific date, in which case such representation or warranty shall be true and correct in all respects as of such specific date).

(b)                                 No Default shall exist at the date of such Loan (or would result after giving effect thereto).

(c)                                  No Material Adverse Change shall have occurred to, and no event or circumstance shall have occurred that could reasonably be expected to cause a Material Adverse Change to, Borrower’s Consolidated financial condition or businesses since the date of the audited Initial Financial Statements.

(d)                                 Each Credit Party shall have performed and complied with all agreements and conditions required in the Loan Documents to be performed or complied with by it on or prior to the date of such Loan.

(e)                                  The making of such Loan shall not be prohibited by any Law and shall not subject any Lender to any penalty or other onerous condition under or pursuant to any such Law.

(f)                                   Administrative Agent shall have received all documents and instruments that Administrative Agent has then requested, in addition to those described in Section 4.1 (including opinions of legal counsel for Restricted Persons and Administrative Agent; corporate documents and records; documents evidencing governmental authorizations, consents, approvals, licenses and exemptions; and certificates of public officials and of officers and representatives of Borrower and other Persons), as to (i) the accuracy and validity of or compliance with all representations, warranties and covenants made by any Restricted Person in this Agreement and the other Loan Documents, (ii) the satisfaction of all conditions contained herein or therein, and (iii) all other matters pertaining hereto and thereto. All such additional documents and instruments shall be satisfactory to Administrative Agent in form, substance and date.

ARTICLE V- REPRESENTATIONS AND WARRANTIES

To confirm each Lender’s understanding concerning Restricted Persons and Restricted Persons’ businesses, properties and obligations and to induce Administrative Agent and each Lender to enter into this Agreement and to extend credit hereunder, Borrower represents and warrants to Administrative Agent and each Lender that:

Section 5.1.                                 No Default. No Restricted Person is in default in the performance of any of its covenants and agreements contained in any Loan Document. No event has occurred and is continuing that constitutes a Default.

Section 5.2.                                 Organization and Good Standing.  Each Restricted Person is duly organized, validly existing and, as applicable, in good standing under the Laws of its jurisdiction of organization, having all powers required to carry on its business and enter into and carry out the transactions contemplated hereby. Each Restricted Person is duly qualified, in good standing, and authorized to do business in all other jurisdictions within the United States wherein Collateral or a principal office of a Restricted Person is located. Each Restricted Person has taken all actions and procedures customarily taken in order to enter, for the purpose of conducting business or owning property, each jurisdiction outside the United States wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such actions and procedures desirable.

Section 5.3.                                 Authorization. Each Restricted Person has duly taken all action necessary to authorize the execution and delivery by it of the Loan Documents to which it is a party and to authorize the consummation of the transactions contemplated thereby and the performance of its obligations thereunder. Borrower is duly authorized to borrow funds hereunder.

Section 5.4.                                 No Conflicts or Consents.  The execution and delivery by the various Restricted Persons of the Loan Documents to which each is a party, the performance by each of its obligations under such Loan Documents, and the consummation of the transactions contemplated by the various Loan Documents, do not and will not (a) conflict with, violate or result in a breach of any provision of (i) any Law, (ii) the Organizational Documents of any Restricted Person, or (iii) any material agreement, judgment, license, order or permit applicable to or binding upon any Restricted Person, (b) result in the acceleration of any Indebtedness owed by any Restricted Person, or (c) result in or require the creation of any Lien upon any assets or properties of any Restricted Person except as expressly contemplated or permitted in the Loan Documents. Except (i) as expressly contemplated in the Loan Documents and (ii) such as have been obtained or made and are in full force and effect, no permit, consent, approval, authorization or order of, and no notice to or filing with, any Governmental Authority or third party is required on the part of or in respect of a Restricted Person in connection with the execution, delivery or performance by any Restricted Person of any Loan Document or to consummate any transactions contemplated by the Loan Documents.

Section 5.5.                                 Enforceable Obligations.  This Agreement is, and the other Loan Documents when duly executed and delivered will be, legal, valid and binding obligations of each Restricted Person that is a party hereto or thereto, enforceable against such Restricted Person in accordance with their terms except as such enforcement may be limited by bankruptcy, insolvency or similar Laws of general application relating to the enforcement of creditors’ rights and by general principles of equity.

Section 5.6.                                 Initial Financial Statements. Restricted Persons have heretofore delivered to each Lender true, correct and complete copies of the Initial Financial Statements. Each of the Initial Financial Statements fairly present Parent’s and Borrower’s Consolidated financial position at the date thereof and the Consolidated results of Parent’s and Borrower’s operations and Parent’s and Borrower’s Consolidated cash flows for the period thereof. Since the date of the annual Initial Financial Statements no Material Adverse Change has occurred, except as reflected in Section 5.6 of the Disclosure Schedule. All Initial Financial Statements other than pro forma financial statements were prepared in accordance with IFRS. All Initial Financial Statements that are pro forma financial statements were prepared in good faith based upon assumptions specified therein with such pro forma adjustments as have been accepted by Administrative Agent.

Section 5.7.                                 Other  Obligations  and  Restrictions.   No Restricted Person has any outstanding Liabilities of any kind (including contingent obligations, tax assessments, and unusual forward or long-term commitments) that are, in the aggregate, material to Borrower or material with respect to Borrower’s Consolidated financial condition and not shown in the Initial Financial Statements or disclosed in Section 5.7 of the Disclosure Schedule or otherwise permitted under Section 7.1. Except as shown in the Initial Financial Statements or disclosed in Section 5.7 of the Disclosure Schedule, no Restricted Person is subject to or restricted by any franchise, contract, deed, charter restriction, or other instrument or restriction that could reasonably be expected to cause a Material Adverse Change.

Section 5.8.                                 Full Disclosure. No certificate, statement or other information delivered herewith or heretofore by any Restricted Person to any Lender in connection with the negotiation of this Agreement or in connection with any transaction contemplated hereby contains any untrue statement of a material fact or omits to state any material fact known to any Restricted Person (other than industry-wide risks normally associated with the types of businesses conducted by Restricted Persons) necessary to make the statements contained herein or therein not misleading as of the date made or deemed made. There is no fact known to any Restricted Person (other than industry-wide risks normally associated with the types of businesses conducted by Restricted Persons) that has not been disclosed to each Lender in writing that could reasonably be expected to cause a Material Adverse Change. There are no statements or conclusions in any Engineering Report that are based upon or include misleading information or fail to take into account material information regarding the matters reported therein, it being understood that each Engineering Report is necessarily based upon professional opinions, estimates and projections and that Borrower does not warrant that such opinions, estimates and projections will ultimately prove to have been accurate. Borrower has heretofore delivered to each Lender true, correct and complete copies of the Initial Engineering Report.

Section 5.9.                                 Litigation. Except as disclosed in the Initial Financial Statements or in Section 5.9 of the Disclosure Schedule: (a) there are no actions, suits or legal, equitable, arbitrative or administrative proceedings pending, or to the knowledge of any Restricted Person threatened, against any Restricted Person or affecting any Collateral before any Governmental Authority that could reasonably be expected to cause a Material Adverse Change, (b) there are no outstanding judgments, injunctions, writs, rulings or orders by any such Governmental Authority against any Restricted Person or any Restricted Person’s stockholders, partners, members, directors or officers or affecting any Collateral or any of its material assets or property that could reasonably be expected to cause a Material Adverse Change, and (c) there are no actions, suits or legal, equitable, arbitrative or administrative proceedings or demands pending (or, to any Restricted Person’s knowledge, threatened) that could reasonably be expected to adversely affect the rights of Borrower and the other Restricted Persons in and to any such

Collateral, including any that challenge or otherwise pertain to Borrower’s or any other Restricted Person’s title to such Collateral or the rights to produce and sell Hydrocarbons therefrom.

Section 5.10.  ERISA Plans and Liabilities.  All currently existing ERISA Plans are listed in Section 5.10 of the Disclosure Schedule. Except as disclosed in the Initial Financial Statements or in Section 5.10 of the Disclosure Schedule, no Termination Event has occurred with respect to any ERISA Plan, and no event or circumstance has occurred or exists that could reasonably be expected to constitute or result in a Termination Event. All ERISA Affiliates are in compliance in all material respects with ERISA, the Internal Revenue Code and other applicable Laws with respect to each Plan. No ERISA Affiliate is required to contribute to, or has any other absolute or contingent liability in respect of, any Multiemployer Plan or any ERISA Plan subject to Section 4064 of ERISA. There are no pending or, to the best knowledge of Borrower, threatened claims, actions or lawsuits with respect to any Plan that could reasonably be expected to have a Material Adverse Change, and there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Change. Except as set forth in Section 5.10 of the Disclosure Schedule: (a) the current value of each ERISA Plan’s benefits does not exceed the current value of such ERISA Plan’s assets available for the payment of such benefits by more than the Threshold Amount, (b) neither Borrower nor any other ERISA Affiliate is obligated to provide benefits to any retired employees (or their dependents) under any employee welfare benefits plan (as defined in Section 3(1) of ERISA) other than as required by applicable Law and (c) neither Borrower nor any other ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Section 4069 or Section 4212(c) of ERISA.

Section 5.11. Environmental and Other Laws. Except as disclosed in Section 5.11 of the Disclosure Schedule: (a) Restricted Persons are conducting their businesses in material compliance with all applicable Laws, including Environmental Laws, and have, and are in material compliance with, all licenses and permits required under any such Laws; (b) to the best of Borrower’s knowledge, none of the operations or properties of any Restricted Person is the subject of federal, state or local investigation evaluating whether any material remedial action is needed to respond to a release of any Hazardous Materials into the environment or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Materials; (c) no Restricted Person (and to the best knowledge of Borrower, no other Person) has filed any notice under any Law indicating that any Restricted Person is responsible for the improper release into the environment, or the improper storage or disposal, of any material amount of any Hazardous Materials or that any material amount of any Hazardous Materials have been improperly released, or are improperly stored or disposed of, upon any property of any Restricted Person; (d) no Restricted Person has transported or arranged for the transportation of any Hazardous Material to any location that is (i) listed on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, listed for possible inclusion on such National Priorities List by the Environmental Protection Agency in its Comprehensive Environmental Response, Compensation and Liability Information System List, or listed on any similar state list or (ii) the subject of federal, state or local enforcement actions or other investigations that may lead to material claims against any Restricted Person for clean-up costs, remedial work, damages to natural resources or for personal injury claims (whether under Environmental Laws or otherwise); and (e) no Restricted Person otherwise has any known material contingent liability under any Environmental Laws or in connection with the release into the environment, or the storage or disposal, of any Hazardous Materials.

Section 5.12. Names and Places of Business. No Restricted Person has, during the 5 years preceding the Closing Date, been known by, or used any other trade or fictitious name, except as disclosed in Section 5.12 of the Disclosure Schedule or been organized in a jurisdiction other than its jurisdiction of organization as of the date hereof.

Section 5.13. Subsidiaries. Section 5.13 of the Disclosure Schedule (as supplemented from time to time by Borrower in written notices to Administrative Agent and Lenders) sets forth a true, correct and complete description of (a) the Subsidiaries of Parent and the ownership of such Subsidiaries’ outstanding Equity and (b) any other Equity in any other Person that are owned by Borrower or any of its Subsidiaries. All of Borrower’s Equity in its Subsidiaries, and all other Equity set forth in such Section of the Disclosure Schedule, have been duly authorized and are validly issued, fully paid and non-assessable. Except for Liens under the Loan Documents, Borrower and its indicated Subsidiaries own such Subsidiaries and Equity free and clear of any Liens and other restrictions (including any restrictions on the right to vote, sell or otherwise dispose of any such Equity) and free and clear of any preemptive rights, rescission rights, or other rights to subscribe for or to purchase or repurchase any such Equity.

Section 5.14.  Government  Regulation.  Neither Borrower nor any other Restricted Person owing Obligations is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (b) subject to regulation under the Federal Power Act, as amended, or any other Law that regulates the incurring by such Person of Indebtedness, including Laws relating to common contract carriers or the sale of electricity, gas, steam, water or other public utility services.

Section 5.15. Solvency. Upon giving effect to the making of the Loans, the execution and delivery of the Loan Documents by Borrower and each Guarantor and the consummation of the transactions contemplated hereby and thereby, no Credit Party will be Insolvent.

Section 5.16.  Taxes.  Except as may be permitted under Section 6.7, each Restricted Person has filed all United States Federal income tax returns and all other material tax returns that are required to be filed by it and has paid all taxes due pursuant to such returns or pursuant to any assessment received by any Restricted Person and all other penalties or charges. The charges, accruals and revenues on the books of each Restricted Person in respect of taxes and other governmental charges are, in the opinion of Borrower, adequate. No Restricted Person has given or been requested to give a waiver of the statute of limitations relating to the payment of any federal or other taxes.

Section 5.17.  Title  to  Properties;  Intellectual  Property.  Each  Restricted  Person  has (a) good and defensible title to, or valid leasehold interests in, all of the Borrowing Base Properties covered by the most recent Engineering Report to the extent same are included in the Borrowing  Base  Properties,  and  (b) good  and  valid title to, or valid leasehold interests in, licenses of, or rights to use, all other Collateral owned or leased by such Restricted Person and all of its other material properties and assets necessary or used in the ordinary conduct of its business, in each case free and clear of all Liens, encumbrances, or adverse claims other than Permitted Liens and of all impediments to the use of such properties and assets in such Restricted Person’s business, except that no representation or warranty is made with respect to any Oil and Gas Property to which no Proved Reserves are properly attributed. Other than changes that arise pursuant to non-consent provisions of operating agreements or other agreements (if any) described in Exhibit A to any Security Document: (x) each Restricted Person owns the net interests in production attributable to the wells and units of such Restricted Person evaluated in the most recent Engineering Report subject to Permitted Liens and (y) the ownership of such properties does not in the aggregate in any material respect obligate such Restricted Person to bear the costs and expenses relating to the drilling, development and operations of such properties in an amount materially in excess of the working interest of such properties set forth in the most recent Engineering Report without a corresponding increase in net revenue interest. Each Engineering Report at any time delivered pursuant to Section 6.2 correctly states the working interests and net revenue interests of the Restricted Persons in the Proved Reserves that are the subject of such Engineering Report. Except for obligations to contribute a proportionate share of the costs of defaulting co-owners, no Restricted Person is obligated, at any time during the production life of the Oil and Gas Property, to bear any percentage share of the costs and expenses relating to the drilling, development and production of such Proved Reserves in excess of such working interests, and (subject to the Loan Documents) each Restricted Person  is entitled, at any time during the production life of the Oil and Gas Property, to receive percentage shares of the revenues from the production of such Proved Reserves that are at least equal to such net revenue interests. Each Restricted Person possesses all licenses, permits, franchises, patents, copyrights, trademarks and trade names, and other intellectual property (or otherwise possesses the right to use such intellectual property without violation of the rights of any other Person) that are necessary to carry out its business as presently conducted and as presently proposed to be conducted hereafter, and no Restricted Person is in violation in any material respect of the terms under which it possesses such intellectual property or the right to use such intellectual property. No Restricted Person has granted control over any Deposit Accounts to any Person, other than Administrative Agent and the bank with which any Deposit Account is maintained. No Restricted Person has any “securities accounts” as defined and described in the UCC.

Section 5.18.  Regulation U.  None of Borrower and the other Restricted Persons are engaged in the business of extending credit for the purpose of purchasing or carrying “margin stock” (as such term is defined in Regulation U), and no proceeds of any Loans will be used for a purpose that violates Regulation U.

Section 5.19. Leases and Contracts; Performance of Obligations. The leases, contracts, servitudes and other agreements forming a part of the Oil and Gas Properties of the Restricted Persons covered by the most recent Engineering Report are in full force and effect. All rents, royalties and other payments due and payable under such leases, contracts, servitudes and other agreements, or under any Permitted Liens, or otherwise attendant to the ownership or operation of any Oil and Gas Properties covered by the most recent Engineering Report, have been properly and timely paid. No Restricted Person is in default with respect to its obligations (and no Restricted Person is aware of any default by any third party with respect to such third party’s obligations) under any such leases, contracts, servitudes and other agreements, or under any Permitted Liens, or otherwise attendant to the ownership or operation of any part of the Oil and Gas Properties covered by the most recent Engineering Report, where such default could reasonably be expected to adversely affect the ownership or operation of such Oil and Gas Properties. No Restricted Person is currently accounting for any royalties, or overriding royalties or other payments out of production, on a basis (other than delivery in kind) less favorable to such Restricted Person than proceeds received by such Restricted Person (calculated at the well) from sale of production, and no Restricted Person has any liability (or alleged liability) to account for the same on any such less favorable basis; provided that the representations and warranties made in this sentence are limited to the best of the Restricted Persons’ knowledge with respect to Oil and Gas Properties for which no Restricted Person is the operator.

Section 5.20.  Marketing  Arrangements.  Except as set forth in Section 5.20 of the Disclosure Schedule, no Oil and Gas Property covered by the most recent Engineering Report is subject to any contractual or other arrangement (a) whereby payment for production is or can be deferred for a substantial period after the month in which such production is delivered (in the case of oil, not in excess of 60 days, and in the case of gas, not in excess of 90 days), unless Borrower otherwise notifies Administrative Agent in writing and Administrative Agent, in its reasonable discretion, consents thereto in writing, or (b) whereby payments are made to a Restricted Person other than by checks, drafts, wire transfers, or other similar writings, instruments or communications for the immediate payment of money. Except for production sales contracts, processing agreements, transportation agreements and other agreements relating to the marketing of production that are listed in Section 5.20 of the Disclosure Schedule in connection with the Oil and Gas Properties covered by the most recent Engineering Report to which such contract or agreement relates: (i) no Oil and Gas Property is subject to any contractual or other arrangement for the sale, processing or transportation of production (or otherwise related to the marketing of production) that cannot be canceled by such Restricted Person on 120 days’ (or less) notice or that does not provide for the prices to be paid for such production to float with the market at least as often as monthly, and (ii) all contractual or other arrangements for the sale, processing or transportation of production (or otherwise related to the marketing of production) are bona fide arm’s length transactions made on the best terms reasonably available with third parties not affiliated with Restricted Persons. Each Restricted Person is presently receiving a price for all production from (or attributable to) each Oil and Gas Property covered by the most recent Engineering Report that is subject to a production sales contract or marketing contract that is computed in all material respects in accordance with the terms of such contract, and no Restricted Person is having deliveries of production from any such Oil and Gas Property curtailed materially below such property’s delivery capacity, except for curtailments caused (1) by an act or event of force majeure not reasonably within the control of and not caused by the fault or negligence of a Restricted Person and which by the exercise of reasonable diligence such Restricted Person is unable to prevent or overcome, or (2) by routine maintenance requirements in the ordinary course of business.

Section 5.21. Right to Receive Payment for Future Production. Except as set forth in Section 5.21 of the Disclosure Schedule, no Restricted Person, nor any Restricted Person’s predecessors in title, has received prepayments (including payments for gas not taken pursuant to “take or pay” or other similar arrangements) for any Hydrocarbons produced or to be produced from any Oil and Gas Properties covered by the most recent Engineering Report after the date hereof. Except as set forth in Section 5.21 of the Disclosure Schedule, no Oil and Gas Property covered by the most recent Engineering Report is subject to any “take or pay”, gas imbalances or other similar arrangement (a) as a result of which Hydrocarbons produced from such Oil and Gas Property may be required to be delivered to one or more third parties without current payment (or without full payment) therefor or (b) that is determined in whole or in part by reference to the production or transportation of Hydrocarbons from other properties. Except as set forth in Section 5.21 of the Disclosure Schedule, there is no Oil and Gas Property covered by the most recent Engineering Report with respect to which any Restricted Person, or any Restricted Person’s predecessors in title, has, prior to the date hereof, taken more (“overproduced”), or less (“underproduced”), gas from the lands covered thereby (or pooled or unitized therewith) than its ownership interest in such Oil and Gas Property would entitle it to take; and Section 5.21 of the Disclosure Schedule accurately reflects, for each well or unit with respect to which such an imbalance is shown thereon to exist, (i) whether such Restricted Person is overproduced or underproduced and (ii) the volumes (in cubic feet or British thermal units) of  such overproduction or underproduction and the effective date of such information. Since the date of this Agreement, no material changes have occurred in such overproduction or underproduction except those that have been reported as required pursuant to Section 6.2. No Oil and Gas Property covered by the most recent Engineering Report is subject to any regulatory refund obligation and, to the best of each Restricted Person’s knowledge, no facts exist that might cause the same to be imposed.

Section 5.22. Operation of Oil and Gas Properties. The Oil and Gas Properties covered by the most recent Engineering Report (and all properties unitized therewith) are being (and, to the extent the same could reasonably be expected to adversely affect the ownership or operation of the Oil and Gas Properties covered by the most recent Engineering Report after the date hereof, have in the past been) maintained, operated and developed in a good and workmanlike manner, in accordance with prudent industry standards and in conformity with all applicable Laws and in conformity with all oil, gas or other mineral leases and other contracts and agreements forming a part of the Oil and Gas Property covered by the most recent Engineering Report and in conformity with the Permitted Liens; provided that the representations and warranties made in this sentence are limited to the best of the Restricted Persons’ knowledge with respect to Oil and Gas Properties for which no Restricted Person is the operator. No Oil and Gas Property covered by the most recent Engineering Report is subject to having allowable production after the date hereof reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) prior to the date hereof and all oil and gas wells located on the Oil and Gas Properties covered by the most recent Engineering Report (or properties unitized therewith) have been drilled and completed within the boundaries of the applicable Oil and Gas Properties or within limits otherwise permitted by a valid and enforceable pooling, unit, or other agreement or contract or by applicable Law. There are no dry holes, or otherwise inactive wells, located on the Oil and Gas Properties covered by the most recent Engineering Report or on lands pooled or unitized therewith, except for wells that have been properly plugged and abandoned. Each Restricted Person has all governmental licenses and permits necessary or appropriate to own and operate its Oil and Gas Properties covered by the most recent Engineering Report, and no Restricted Person has received notice of any violations in respect of any such licenses or permits.

Section 5.23. Ad Valorem and Severance Taxes. Each Restricted Person has paid and discharged all ad valorem taxes that are payable and have been assessed against its Oil and Gas Property or any part thereof and all production, severance and other taxes that are payable and have been assessed against, or measured by, the production or the value, or proceeds, of the production therefrom, or are otherwise being contested in accordance with the provisions of Section 6.7.

Section 5.24. Limitation to Proved Reserves. No representation or warranty is made in this Sections 5.19 through 5.23 with respect to any Oil and Gas Property to which no Proved Reserves are attributed.

Section 5.25.  Insurance.  The Oil and Gas Properties of each Restricted Person are insured with financially sound and reputable insurance companies that are not Affiliates of such Restricted Person, in such amounts, with such deductibles and covering such risks as are required to comply with Section 6.8. No Restricted Person owns any Building (as defined in the applicable Flood Insurance Regulations) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulations) that is material to the operations of such Restricted Person or for which such Restricted Person has ascribed a material value. As used herein, “Flood Insurance Regulations” shall mean (i) the National Flood Insurance Act of 1968 as now in effect, (ii) the Flood Disaster Protection Act of 1973 as now in effect, (iii) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.) as now in effect, and (iv) the Flood Insurance Reform Act of 2004 as now in effect.

Section 5.26. Anti-Terrorism Laws. Neither Borrower, nor any of its Subsidiaries nor, to the knowledge of Borrower, none of its Affiliates and none of the respective officers, directors or agents of Borrower, such Subsidiaries or such Affiliates (i) has violated or is in violation of Anti-Terrorism Laws, (ii) has engaged or engages in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of offenses designated in the “Forty Recommendations” and “Nine Special Recommendations” published by the Organisation for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering, (iii) is an Embargoed Person, (iv) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person, (v) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or (vi) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

ARTICLE VI - AFFIRMATIVE COVENANTS

To conform with the terms and conditions under which each Lender is willing to have credit outstanding to Borrower, and to induce each Lender to enter into this Agreement and extend credit hereunder, Borrower covenants and agrees that until the full and final payment of the Obligations and the termination of this Agreement (as determined without regard to unasserted indemnity claims), unless Majority Lenders have previously agreed otherwise:

Section 6.1.                                 Payment and Performance. Each Credit Party will pay all amounts due under the Loan Documents, to which it is a party, in accordance with the terms thereof and will observe, perform and comply with every covenant, term and condition set forth in the Loan Documents to which it is a party. Borrower will cause each other Restricted Person to observe, perform and comply with every such term, covenant and condition in any Loan Document.

Section 6.2.                                 Books, Financial Statements and Reports. Each Credit Party will at all times maintain full and accurate books of account and records. Borrower will maintain and will cause its Subsidiaries to maintain a standard system of accounting, will maintain its Fiscal Year, and will furnish the following statements and reports to Administrative Agent at Borrower’s expense:

(a)                                 As soon as available, and in any event within 90 days after the end of each Fiscal Year, complete audited Consolidated financial statements of Parent together with all  notes thereto, prepared in reasonable detail in accordance with IFRS, together with an unqualified opinion, based on an audit using generally accepted auditing standards, by an independent certified public accounting firm of nationally recognized standing selected by Parent and acceptable to Administrative Agent, stating that such Consolidated financial statements have been so prepared. These financial statements shall contain a Consolidated balance sheet as of the end of such Fiscal Year and Consolidated statements of earnings, of cash flows, and of changes in owners’ equity for such Fiscal Year, each setting forth in comparative form the corresponding figures for the preceding Fiscal Year. In addition, Borrower shall provide internally prepared unaudited consolidating financial statements including Borrower’s balance sheet and statement of earnings which agree in total to the corresponding audited Consolidated statements of Parent for the Fiscal Year.

In the event that the Consolidated gross operating revenues of Borrower for any Fiscal Year are less than 95% but greater than or equal to 75% of Consolidated gross operating revenues of Parent for that same Fiscal Year, the unqualified opinion set forth above shall also cover the consolidating statements which include Borrower’s balance sheet and statement of earnings for that same Fiscal Year.

In the event that the Consolidated gross operating revenues of Borrower for any Fiscal Year are less than 75% of Consolidated gross operating revenues of Parent for that same Fiscal Year, complete audited Consolidated financial statements of Borrower together with all notes thereto, prepared in reasonable detail in accordance with IFRS, together with an unqualified opinion, based on an audit using generally accepted auditing standards, by an independent certified public accounting firm of nationally recognized standing selected by Borrower and acceptable to Administrative Agent, stating that such Consolidated financial statements have been so prepared. These financial statements shall contain a Consolidated balance sheet as of the end of such Fiscal Year and Consolidated statements of earnings, of cash flows, and of changes in owners’ equity for such Fiscal Year, each setting forth in comparative form the corresponding figures for the preceding Fiscal Year.

(b)                                 As soon as available, and in any event within 60 days after the end of each Fiscal Quarter, Parent’s unaudited Consolidated balance sheet as of the end of such Fiscal Quarter and unaudited Consolidated statements of earnings and cash flows for each such Fiscal Quarter and for the period beginning on the first day of the then current Fiscal Year to the end of such Fiscal Quarter, all in reasonable detail and prepared in accordance with IFRS, subject to changes resulting from normal year-end adjustments and the absence of footnotes. In addition, Borrower shall provide internally prepared unaudited consolidating financial statements including Borrower’s balance sheet and statement of earnings which agree in total to the unaudited Consolidated balance sheet and statement of earnings of Parent for that same Fiscal Quarter.

In the event that the Consolidated gross operating revenues of Borrower for any Fiscal Quarter are less than 95% but greater than or equal to 75% of Consolidated gross operating revenues of Parent for that same Fiscal Quarter, Borrower shall also furnish consolidating statements which include Borrower’s balance sheet and statement of earnings for that same Fiscal Quarter.

In the event that the Consolidated gross operating revenues of Borrower for any Fiscal Quarter are less than 75% of Consolidated gross operating revenues of Parent for that same Fiscal Quarter, complete unaudited Consolidated financial statements of Borrower, prepared in reasonable detail in accordance with IFRS. These financial statements shall contain a Consolidated balance sheet as of the end of such Fiscal Quarter and Consolidated statements of earnings, of cash flows, and of changes in owners’ equity for such Fiscal Quarter, each setting forth in comparative form the corresponding figures for the preceding Fiscal Quarter.

(c)                                  Borrower will, together with each set of financial statements furnished under Section 6.2(a) or (b), as applicable, furnish a Compliance Certificate signed by a Responsible Officer of Borrower and, as applicable, Parent stating that such financial statements are accurate and complete (subject to normal year-end adjustments and the absence of footnotes), stating that he/she has reviewed the Loan Documents, containing calculations showing compliance (or non- compliance) at the end of such Fiscal Quarter with the requirements of Section 7.14 and stating that no Default exists at the end of such Fiscal Quarter or at the time of such certificate or specifying the nature and period of existence of any such Default.

(d)                                 Certificate of Financial Officer — Asset Coverage. On or before the tenth (10th) Business Day after each Asset Coverage Test Date, a certificate of a Financial Officer in the form set forth in Exhibit H setting forth, as of such Asset Coverage Test Date, a calculation in reasonable detail of the Asset Coverage Ratio as of such Asset Coverage Test Date.

(e)                                  Promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent by any Restricted Person to its equity holders and all registration statements, periodic reports and other statements and schedules filed by any Restricted Person with any securities exchange, the SEC or any similar Governmental Authority.

(f)                                   As soon as available, and in any event within 90 days after the end of each Fiscal Year, a cash flow budget of Borrower’s projected revenues, expenses, capital expenditures, production volumes, and product prices for the next Fiscal Year, prepared on a monthly basis in form reasonably acceptable to Administrative Agent.

(g)                                  Together with each set of financial statements furnished under subsections (a) and (b) of this section, Borrower will furnish a report (in form reasonably satisfactory to Administrative Agent) of all Hedging Contracts of Borrower and each of the other Restricted

Persons, setting forth the type, term, effective date, termination date and notional amounts or volumes and the counterparty to each such agreement.

(h)                                 Together with each set of financial statements furnished under subsections (a) and (b)          of this section, Borrower will furnish a monthly report on the Borrowing Base Properties, covering a twelve-month period, describing by lease or unit and in total the net volume of production and sales attributable to such production from the Borrowing Base Properties and describing the related severance taxes, other taxes, operating expenses and capital costs attributable to the production.

(i)                                     By March 15 of each year, an Engineering Report prepared by the Independent Engineers as of January 1 of such year concerning substantially all Oil and Gas Properties and interests owned by any Restricted Person which are located in the United States and which have attributable to them Proved Reserves. This report shall be satisfactory to Administrative Agent, shall take into account any “over-produced” status under gas balancing arrangements, and shall contain information and analysis comparable in scope to that contained in the Initial Engineering Report. This report shall distinguish (or shall be delivered together with a certificate from an appropriate officer of Borrower which distinguishes) those properties treated in the report which are Collateral from those properties treated in the report which are not Collateral.

(j)                                    By September 15 of each year, and promptly following notice of a Special Determination under Section 2.8, an Engineering Report prepared as of the preceding July 1 (or the last day of the preceding calendar month in the case of a Special Determination) by Staff Engineers (or at Borrower’s option, by the Independent Engineers), together with an accompanying report on property sales, property purchases and changes in categories, both in the same form and scope as the reports in subsection (e) above.

(k)                                 With the delivery of each Engineering Report, Borrower shall provide to Administrative Agent a certificate from a Responsible Officer certifying that in all material respects that except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments with respect to its Oil and Gas Properties evaluated in such Engineering Report which would require Borrower or any other Restricted Person to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, none of their proved Oil and Gas Properties have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which certificate shall list all such Oil and Gas Properties sold and attached thereto is a schedule of the Oil and Gas Properties evaluated by such Engineering Report that are Mortgaged Properties and demonstrating the percentage of the total value of the proved Oil and Gas Properties that the value of such Mortgaged Properties represents in compliance with Section 6.16(c).

(l)                                     Upon request by Administrative Agent, a list, by name and address, of those Persons who have paid Restricted Persons for production during such Fiscal Quarter from the Oil and Gas Properties subject to the Security Documents, giving each such purchaser’s owner number for the applicable Restricted Person and each such purchaser’s property number for each such Oil and Gas Property.

(m)                             Promptly upon its becoming available, copies of all notices or documents received by Borrower or any other Restricted Person pursuant to any Material Contract alleging a material default or nonperformance by such Person thereunder or terminating or suspending any such Material Contract.

Section 6.3.                                 Other Information and Inspections.  Each Credit Party will furnish to Administrative Agent any information which Administrative Agent may from time to time reasonably request concerning any provision of the Loan Documents, any Collateral, or any matter in connection with the businesses, properties, prospects, financial condition and operations of any Credit Party, including all evidence which Administrative Agent from time to time reasonably requests in writing as to the accuracy and validity of or compliance with all representations, warranties and covenants made by any Credit Party in the Loan Documents, the satisfaction of all conditions contained therein, and all other matters pertaining thereto. Each Credit Party will permit representatives appointed by Administrative Agent (including independent accountants, auditors, agents, attorneys, appraisers and any other Persons) to visit and inspect during normal business hours any of such Credit Party’s property, including its books of account, other books and records, and any facilities or other business assets, and to make extra copies therefrom and photocopies and photographs thereof, and to write down and record any information such representatives obtain, and each Credit Party shall permit Administrative Agent or its representatives to investigate and verify the accuracy of the information furnished to Administrative Agent or any Lender in connection with the Loan Documents and to discuss all such matters with its officers, employees and representatives. Administrative Agent shall give reasonable notice to Borrower of each such request for information, inspection or audit, but only if no Default has occurred and is continuing.

Section 6.4.                                 Notice of Material Events and Change of Address.  Borrower will promptly and in no event later than the 3rd Business Day, after becoming aware thereof, notify each Lender Party in writing, stating that such notice is being given pursuant to this Agreement, of:

(a)                                 the occurrence of any Material Adverse Change;

(b)                                 the occurrence of any Default;

(c)                                  the acceleration of the maturity of any Indebtedness owed by any Restricted Person or of any default by any Restricted Person under any indenture, mortgage, agreement, contract or other instrument to which any of them is a party or by which any of them or any of their properties is bound, if such acceleration or default could reasonably be expected to cause a Material Adverse Change;

(d)                                 the occurrence of any Termination Event;

(e)                                  any claim of $100,000 or more, any notice of potential liability of any Restricted Person under any Environmental Laws which might exceed such amount, or any other material adverse claim asserted against any Restricted Person or with respect to any Restricted Person’s properties;

(f)                                   the filing of any suit or proceeding against any Restricted Person in which an adverse decision could, in Borrower’s reasonable opinion, reasonably be expected to cause a Material Adverse Change if successfully prosecuted by the claimant(s); and

(g)                                  the occurrence of any “default” or “event of default” under the First Lien Credit Agreement;

(h)                                 promptly upon receipt thereof, all demands or material notices in connection with the First Lien Credit Agreement either received by Borrower or on its behalf; and

(i)                                     promptly after the furnishing thereof, copies of any statement, report or notice furnished to any Person (other than routine communications and notices, such as borrowing requests) pursuant to the First Lien Credit Agreement and not otherwise required to be furnished to Administrative Agent or Lenders pursuant to any other provision of the Loan Documents.

Upon the occurrence of any of the foregoing Restricted Persons will take all necessary or appropriate steps to remedy promptly any such Material Adverse Change, Default, acceleration, default, or Termination Event, to protect against any such adverse claim, to defend any such suit or proceeding, and to resolve all controversies on account of any of the foregoing. Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action, if any, the applicable Restricted Person has taken or proposes to take with respect thereto. Borrower will also notify Administrative Agent and Administrative Agent’s counsel in writing at least 20 Business Days (or such shorter time as Administrative Agent may approve in writing) prior to the date that any Restricted Person changes its name or the location of its chief executive office or its location under the Uniform Commercial Code.

Section 6.5.                                 Maintenance of Properties. Except as permitted under Section 7.5, each Restricted Person will maintain, preserve, protect, and keep all Collateral and all other property used or useful in the conduct of its business in good condition (ordinary wear and tear excepted) in accordance with prudent industry standards, and in material compliance with all applicable Laws, in conformity with all applicable contracts, servitudes, leases and agreements, and will from time to time make all repairs, renewals and replacements needed to enable the business and operations carried on in connection therewith to be promptly and advantageously conducted at all times.

Section 6.6.                                 Maintenance of Existence and Qualifications. Except as permitted under Section 7.4, each Credit Party will maintain and preserve its existence and its rights and franchises in full force and effect. Each Restricted Person will qualify to do business in all states or jurisdictions where required by applicable Law, except where the failure so to qualify could reasonably be expected to cause a Material Adverse Change.

Section 6.7.                                 Payment of Trade Liabilities, Taxes, etc.  Each Restricted Person will (a) timely file all required tax returns including any extensions; (b) timely pay all taxes, assessments, and other governmental charges or levies imposed upon it or upon its income, profits or property before the same become delinquent; (c) within 90 days past the original invoice billing date therefore, or, if earlier, when due in accordance with its terms, pay and discharge all Liabilities owed by it on ordinary trade terms to vendors, suppliers and other Persons providing goods and services used by it in the ordinary course of its business; (d) pay and discharge before the same becomes delinquent all other Liabilities now or hereafter owed by it, other than royalty payments suspended in the ordinary course of business; and (e) maintain appropriate accruals and reserves for all of the foregoing in accordance with IFRS. Each Restricted Person may, however, delay paying or discharging any of the foregoing so long as it is in good faith contesting the validity thereof by appropriate proceedings, if necessary, and has set aside on its books adequate reserves therefore which are required by IFRS.

Section 6.8.                                 Insurance.

(a)                                 Each Restricted Person shall at all times maintain insurance with responsible and reputable insurance companies or associations (including comprehensive general liability, hazard, and business interruption insurance) with respect to its business and properties (including all real properties leased or owned by it), in such amounts and covering such risks as required by any Governmental Authority having jurisdiction with respect thereto or as carried generally in accordance with sound business practice by similarly situated companies in similar businesses, and, in any event in amount, adequacy and scope as set forth in the Insurance Schedule. If any Restricted Person fails to maintain such insurance, Administrative Agent may arrange for such insurance, but at Borrower’s expense and without any responsibility on the part of Administrative Agent for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuance of an Event of Default, Administrative Agent shall have the sole right (both in the name of Lenders and in the name of the Restricted Persons), to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(b)                                 On or prior to the Closing Date and thereafter, upon request of Administrative Agent, each Restricted Person will furnish or cause to be furnished to Administrative Agent from time to time a summary of the respective insurance coverage of such Restricted Person in form and substance reasonably satisfactory to Administrative Agent, and, if requested, will furnish Administrative Agent copies of the applicable policies. Each Restricted Person will cause any insurance policies covering any Collateral to be endorsed (i) to provide that such policies may not be cancelled, reduced or affected in any manner for any reason without 30 days prior notice to Administrative Agent, (ii) to name Administrative Agent as an additional insured (in the case of all liability insurance policies) and loss payee (in the case of all casualty and property insurance policies), and (iii) to provide for such other matters as any Lender Party may reasonably require.

(c)                                  Upon the occurrence and during the continuance of an Event of Default, subject to the Intercreditor Agreement, all insurance payments in respect of such Collateral in excess of $1,000,000 shall be paid to Administrative Agent and shall be applied to the prepayment of the Obligations unless otherwise agreed to by Administrative Agent and Borrower.

Section 6.9.                                 Performance on Borrower’s Behalf. If any Restricted Person fails to pay any taxes, insurance premiums, expenses, attorneys’ fees or other amounts it is required to pay under any Loan Document, Administrative Agent may, but shall have no obligation to, pay the same. Borrower shall immediately reimburse Administrative Agent for any such payments and each amount paid by Administrative Agent shall constitute an Obligation owed hereunder which is due and payable on the date such amount is paid by Administrative Agent.

Section 6.10.                          Interest.  Borrower hereby promises to Administrative Agent and each Lender Party to pay interest at the Default Rate applicable to Base Rate Loans on all Obligations (including Obligations to pay fees or to reimburse or indemnify Administrative Agent or any Lender but excluding principal of, and interest on, any Loan, interest on which is covered by Sections 2.5 and 2.10) which Borrower has in this Agreement promised to pay to Administrative Agent or such Lender Party and which are not paid when due. Such interest shall accrue from the date such Obligations become due until they are paid.

Section 6.11.                          Compliance with Agreements and Law; Permits. Each Restricted Person will perform all material obligations it is required to perform under the terms of each indenture, mortgage, deed of trust, security agreement, lease, franchise, agreement, contract or other instrument or obligation to which it is a party or by which it or any of its properties is bound. Each Restricted Person will conduct its business and affairs in compliance with all Laws applicable thereto. Each Restricted Person will cause all licenses and permits necessary or appropriate for the conduct of its business and the ownership and operation of its property used and useful in the conduct of its business to be at all times maintained in good standing and in full force and effect.

Section 6.12.  Environmental Matters; Environmental Reviews.

(a)                                 Each Restricted Person will comply in all material respects with all Environmental Laws now or hereafter applicable to such Restricted Person, as well as all contractual obligations and agreements with respect to environmental remediation or other environmental matters, and shall obtain, at or prior to the time required by applicable Environmental Laws, all environmental, health and safety permits, licenses and other authorizations necessary for its operations and will maintain such authorizations in full force and effect. No Restricted Person will do anything or permit anything to be done which will subject any of its properties to any remedial obligations under, or result in noncompliance with applicable permits and licenses issued under, any applicable Environmental Laws, assuming disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances. If a Default has occurred and is continuing, and upon Administrative Agent’s reasonable request, at any time and from time to time, Borrower will provide at its own expense an environmental inspection of any of the Restricted Persons’ material real properties and audit of their environmental compliance procedures and practices, in each case from an engineering or consulting firm approved by Administrative Agent; provided in the case of Oil and Gas Properties for which no Restricted Person is the operator, Borrower will use commercially reasonable efforts to provide such inspection and audit.

(b)                                 Borrower will promptly furnish to Administrative Agent copies of all written notices of violation, orders, claims, citations, complaints, penalty assessments, suits or other proceedings received by any Restricted Person, or of which Borrower otherwise has notice, pending or threatened against any Restricted Person by any Governmental Authority with respect to any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations in connection with any Restricted Person’s ownership or use of its properties or the operation of its business.

(c)                                  Borrower will promptly furnish to Administrative Agent all requests for information, notices of claim, demand letters, and other notifications, received by Borrower in connection with any Restricted Person’s ownership or use of its properties or the conduct of its business, relating to potential responsibility with respect to any investigation or clean-up of Hazardous Material at any location.

Section 6.13.  Evidence of Compliance.  Each Restricted Person will furnish to Administrative Agent at such Restricted Person’s or Borrower’s expense all evidence which Administrative Agent from time to time reasonably requests in writing as to the accuracy and validity of or compliance with all representations, warranties and covenants made by any Restricted Person in the Loan Documents, the satisfaction of all conditions contained therein, and all other matters pertaining thereto.

Section 6.14.   [Reserved]

Section 6.15.   Guaranties.  At the request of Administrative Agent, each Domestic Subsidiary of Borrower and each Domestic Subsidiary of Parent (other than Borrower) now existing or created, acquired or coming into existence after the date hereof shall, promptly and in any event within 10 days after it has become a Subsidiary of Borrower or Parent, execute and deliver to Administrative Agent an absolute and unconditional guaranty of the timely repayment of the Obligations and the due and punctual performance of the obligations of Borrower hereunder and a security agreement covering all of its personal property, which guaranty and security agreement shall be satisfactory to Administrative Agent in form and substance. Each Domestic Subsidiary of Borrower and each Domestic Subsidiary of Parent (other than Borrower) existing on the date hereof shall duly execute and deliver such a guaranty and security agreement prior to the making of any Loan hereunder. Borrower will cause each of such Domestic Subsidiaries to deliver to Administrative Agent, simultaneously with its delivery of such a guaranty, written evidence satisfactory to Administrative Agent and its counsel that such Subsidiary has taken all company action necessary to duly approve and authorize its execution, delivery and performance of such guaranty and any other documents which it is required to execute.

Section 6.16.   Agreement to Deliver Security Documents.

(a)                                 At all times the Secured Obligations shall be secured by second and prior Liens (subject only to Permitted Liens and Liens in favor of the First Lien Administrative Agent to secure the First Lien Indebtedness) covering and encumbering (i) the Minimum Collateral Amount, (ii) all of the issued and outstanding Equity of Borrower, each Domestic Subsidiary of Borrower, and each Domestic Subsidiary of Parent, (iii) 65% of the issued and outstanding Equity of each First-Tier Foreign Subsidiary, and (iv) all other personal property of the Restricted Persons. On the Closing Date, the Credit Parties shall deliver to Administrative Agent for the ratable benefit of each Lender, Security Documents covering the foregoing, each in form and substance acceptable to Administrative Agent.

(b)                                 To the extent necessary to comply with the first sentence of Section 6.16(a), contemporaneously with each Redetermination Date, Borrower and the other Restricted Persons shall execute and deliver to Administrative Agent, for the ratable benefit of each Lender, Security Documents covering the Minimum Collateral Amount, in form and substance acceptable to Administrative Agent and duly executed by Borrower and any such Restricted Person (as applicable) together with such other assignments, conveyances, amendments, agreements and other writings (each duly authorized and executed) as Administrative Agent shall deem necessary or appropriate to grant, evidence and perfect the Liens required by this Section 6.16.

(c)                                  Borrower also agrees to deliver favorable title opinions or updates of title opinions from legal counsel acceptable to Administrative Agent with respect to Oil and Gas Properties described in subsection (b) immediately above to which are attributable to the Minimum Collateral Amount and confirming that such Restricted Person has good and defensible title to such properties and interests, free and clear of all Liens other than Permitted Liens.

(d)                                 In the event that the Borrower or any Restricted Person intends to grant any Lien on any Property to secure any First Lien Indebtedness, the Borrower will, and will cause the Restricted Persons to, concurrently grant to the Administrative Agent to secure the Obligations a second Lien on the same Property pursuant to Security Instruments in form and substance reasonably satisfactory to the Administrative Agent to the extent a second Lien has not already been granted to the Administrative Agent on such Property. In connection therewith, the Borrower shall, or shall cause the Restricted Persons to, execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent. The Borrower will cause any Restricted Person guaranteeing any First Lien Indebtedness to contemporaneously guarantee the Obligations pursuant to Security Documents reasonably satisfactory to the Administrative Agent.

Section 6.17.  Production Proceeds. Notwithstanding that, by the terms of the various Security Documents, Restricted Persons are and will be assigning to Administrative Agent and Lenders all of the “Production Proceeds” (as defined therein) accruing to the property covered thereby, so long as no Event of Default has occurred and is continuing Restricted Persons may continue to receive from the purchasers of production all such Production Proceeds, subject, however, to the Liens created under the Security Documents, which Liens are hereby affirmed and ratified. Upon the occurrence and during the continuance of an Event of Default, subject to the Intercreditor Agreement, Administrative Agent and Lenders may exercise all rights and remedies granted under the Security Documents subject to the terms thereof, including the right to obtain possession of all Production Proceeds then held by Restricted Persons or to receive directly from the purchasers of production all other Production Proceeds. In no case shall any failure, whether intentional or inadvertent, by Administrative Agent or Lenders to collect directly any such Production Proceeds constitute in any way a waiver, remission or release of any of their rights under the Security Documents, nor shall any release of any Production Proceeds by Administrative Agent or Lenders to Restricted Persons constitute a waiver, remission, or release of any other Production Proceeds or of any rights of Administrative Agent or Lenders to collect other Production Proceeds thereafter.

Section 6.18.   Perfection and Protection of Security Interests and Liens. Each Restricted Person from time to time shall deliver, to Administrative Agent any financing statements, continuation statements, extension agreements, amendments to Security Documents, and other documents, properly completed and executed (and acknowledged when required) by such Restricted Person in form and substance satisfactory to Administrative Agent, which Administrative Agent requests for the purpose of (i) perfecting, confirming, or protecting any Liens or other rights in Collateral securing any Secured Obligations and (ii) maintaining compliance with all applicable Laws, including those of any applicable Indian tribe, the Bureau of Indian Affairs, and the U.S. Bureau of Land Management. Each Restricted Person hereby authorizes Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the collateral describing the Collateral as “all assets” without the signature of any Restricted Person.

Section 6.19.   Leases and Contracts; Performance of Obligations.  Each Restricted Person will maintain in full force and effect, or if no Restricted Person is the operator of the applicable Oil and Gas Property, will exert its commercially reasonable efforts to insure the maintenance in full force and effect of, all oil, gas or mineral leases, contracts, servitudes and other agreements forming a part of any Borrowing Base Property to the extent the same cover or otherwise relate to such Borrowing Base Property, and each Restricted Person will timely perform all of its obligations thereunder. Each Restricted Person will properly and timely pay all rents, royalties and other payments due and payable under any such leases, contracts, servitudes and other agreements, or under the Permitted Liens, or otherwise attendant to its ownership or operation of any Oil and Gas Property. Each Restricted Person will promptly notify Administrative Agent of any claim (or any conclusion by such Restricted Person) that such Restricted Person is obligated to account for any royalties, or overriding royalties or other payments out of production, on a basis (other than delivery in kind) less favorable to such Restricted Person than proceeds received by Restricted Person (calculated at the well) from sale of production; provided that the obligations of Restricted Persons made in this sentence to so notify Administrative Agent are limited to the best of the Restricted Persons’ knowledge with respect to Oil and Gas Properties for which no Restricted Person is the operator.

Section 6.20.   Representations Continue to be True. Each Restricted Person will carry out its sales of production, will operate the Oil and Gas Properties, and will otherwise deal with the Oil and Gas Properties and the production, in such a way that the representations and warranties in Sections 5.19 through 5.23 remain true and correct at, and as of, all times that this Agreement is in effect (and not just at, and as of, the times such representations and warranties are made).

Section 6.21.   Hedging Contracts. Each Restricted Person shall maintain in effect for their full term (and will not sell, assign, transfer, terminate, or novate) all Hedging Contracts that are used by the First Lien Lenders in determining the Borrowing Base from time to time, including all Hedging Contracts in existence on the Closing Date; provided, however, Restricted Persons may terminate Hedging Contracts in connection with a Disposition permitted pursuant to

Section 7.5(f) and redetermination of the Borrowing Base pursuant to Section 2.8(e) of the First Lien Credit Agreement.

Section 6.22.   Material Contracts. Each Restricted Person will perform and observe in all material respects all of the terms and provisions of each Material Contract to be performed or observed by it within any grace period applicable thereto and, in accordance with prudent business practices, enforce its rights under each Material Contract, and, upon request by Administrative Agent, make to each other party to each such Material Contract such requests for information and reports as any Restricted Person is entitled to make under such Material Contract, except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Change.

ARTICLE VII - NEGATIVE COVENANTS

To conform with the terms and conditions under which each Lender is willing to have credit outstanding to Borrower, and to induce each Lender to enter into this Agreement and make the Loans, Borrower covenants and agrees that until the full and final payment of the Obligations and the termination of this Agreement (as determined without regard to unasserted indemnity claims), unless Majority Lenders have previously agreed otherwise:

Section 7.1.                                 Indebtedness. No Restricted Person will in any manner owe or be liable for Indebtedness except:

(a)                                 the Obligations.

(b)                                 Indebtedness arising under Hedging Contracts permitted under Section 7.3.

(c)                                  (i) Indebtedness among Borrower and its Subsidiaries that are Guarantors and Indebtedness among Subsidiaries of Borrower that are Guarantors, in each case arising in the ordinary course of business; provided that all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of all of the Obligations in a manner and on terms and conditions reasonably satisfactory to Administrative Agent, and (ii) Indebtedness among Borrower and Domestic Subsidiaries of Parent that are Guarantors (and not Subsidiaries of Borrower) in an amount not to exceed $50,000,000 at any one time outstanding, in each case arising in the ordinary course of business; provided that (x) such Indebtedness must be evidenced by a master note in form reasonably satisfactory to Administrative Agent and endorsed or assigned in blank to Administrative Agent (or First Lien Agent as bailee for Administrative Agent) to hold as Collateral under the Security Documents and (y) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of all of the Obligations in a manner and on terms and conditions reasonably satisfactory to Administrative Agent.

(d)                                 Indebtedness under the First Lien Credit Facility permitted by the Intercreditor Agreement in an amount not to exceed $300,000,000 at any one time outstanding.

(e)                                  Indebtedness incurred in an aggregate amount not to exceed $1,000,000 in any Fiscal Year which is secured by Permitted Liens described in clause (l) of the definition thereof.

(f)                                   miscellaneous items of unsecured Indebtedness of Restricted Persons not described in subsections (a) through (e) which do not in the aggregate (taking into account all such Indebtedness of all Restricted Persons) exceed $5,000,000 at any one time outstanding.

Section 7.2.                                 Limitation on Liens.  Except for Permitted Liens, no Restricted Person will create, assume or permit to exist any Lien upon any of the properties or assets which it now owns or hereafter acquires. No Restricted Person will grant a Lien on any property to secure the First Lien Indebtedness without contemporaneously granting to Administrative Agent, as security for the Secured Obligations, a second priority Lien on the same property pursuant to Security Documents in form and substance satisfactory to Administrative Agent.

Section 7.3.                                 Hedging Contracts.  No Restricted Person will be a party to or in any manner be liable on any Hedging Contract except:

(a)                                 Hedging Contracts (excluding Floor Contracts covered by the following subsection (b)) entered into with the purpose and effect of fixing prices on oil, natural gas, or natural gas liquids expected to be produced by Restricted Persons, provided that at all times: (i) no such Hedging Contract fixes a price for a period later than 60 months after such contract is entered into; (ii) the aggregate monthly production covered by all such contracts (determined, in the case of contracts that are not settled on a monthly basis, by a monthly proration acceptable to Administrative Agent) for any single month does not in the aggregate exceed 85% of Restricted Persons’ aggregate Projected Oil and Gas Production (calculated separately for oil, natural gas, and natural gas liquids) anticipated (at the time such Hedging Contract is entered into) to be sold in the ordinary course of the Restricted Persons’ businesses for such month, determined separately with respect to oil and gas, (iii) except for the Collateral under the Security Documents with respect to Lender Hedging Obligations, no such contract requires any Restricted Person to put up money, assets, or other security against the event of its nonperformance prior to actual default by such Restricted Person in performing its obligations thereunder, and (iv) each such contract is with an Approved Counterparty;

(b)                                 Floor Contracts, provided that (i) no such contract has a term of more than 60 months after such contract is entered into, (ii) the aggregate monthly production covered by all such contracts for any single month does not in the aggregate exceed 100% of Restricted Persons’ aggregate Projected Oil and Gas Production anticipated (at the time such Hedging Contract is entered into) to be sold in the ordinary course of the Restricted Persons’ businesses for such month, and (iii) each such contract is with an Approved Counterparty;

(c)                                  Hedging Contracts entered into by a Restricted Person with the purpose and effect of fixing interest rates on a principal amount of indebtedness of such Restricted Person that is accruing interest at a variable rate, provided that (i) at the time such Hedging Contract is entered into, the aggregate notional amount of such contracts does not exceed 75% of the anticipated outstanding principal balance of the indebtedness to be hedged by such contracts or an average of such principal balances calculated using a generally accepted method of matching interest swap contracts to declining principal balances, (ii) the floating rate index of each such contract generally matches the index used to determine the floating rates of interest on the corresponding indebtedness to be hedged by such contract and (iii) each such contract is with an Approved Counterparty; and

(d)                                 Hedging Contracts entered into by a Restricted Person with the purpose and effect of fixing prices on currency expected to be exchanged (x) from U.S. Dollars into Australian dollars or (y) from Australian dollars into U.S. Dollars, in each case in the ordinary course of the Credit Parties’ business and not for speculative purposes, provided that at all times: (i) no such Hedging Contract fixes a price for a period later than 12 months after such contract is entered into, (ii) the Credit Parties must maintain at all times Cash Equivalents at least equal to the aggregate notional amount of all such contracts, (iii) if any monthly notional amount of currency subject to any such Hedging Contract is on deposit in any Section 1031 tax-deferred exchange account (or other similar restricted account), then such amount must be permanently released from such account or restrictions prior to the date on which the Hedging Contract for such month is settled, (iv) except for the Collateral under the Security Documents with respect to Lender Hedging Obligations, no such contract requires any Restricted Person to put up money, assets, or other security against the event of its nonperformance prior to actual default by such Restricted Person in performing its obligations thereunder, and (v) each such contract is with an Approved Counterparty.

Section 7.4.                                 Limitation on Mergers, Issuances of Securities. No Restricted Person will merge or consolidate with or into any other Person, except that (a) any Domestic Subsidiary of Borrower may be merged into or consolidated with (i) another Domestic Subsidiary of Borrower, so long as a Guarantor is the surviving business entity, or (ii) Borrower, so long as Borrower is the surviving business entity and (b) any Domestic Subsidiary of Parent (that is not a Subsidiary of Borrower) may be merged or consolidated with (i) a Domestic Subsidiary of Borrower, so long as a Guarantor and a Domestic Subsidiary is the surviving business entity, (ii) Borrower, so long as Borrower is the surviving business entity, or (iii) another Domestic Subsidiary of Parent (that is not a Subsidiary of Borrower), so long as if either of such Domestic Subsidiaries is a Guarantor, a Guarantor is the surviving business entity. No Restricted Person will issue any Equity, provided that (i) Subsidiaries of Borrower and its wholly-owned Subsidiaries may issue Equity to Borrower and (ii) Subsidiaries of Parent and its wholly-owned Subsidiaries that are not Subsidiaries of Borrower may issue additional common Equity to Parent. No Subsidiary of Borrower will otherwise allow any diminution of Borrower’s Equity (direct or indirect) in such Subsidiary, and no Domestic Subsidiary of Parent (that is not a Subsidiary of Borrower and is a Guarantor) will otherwise allow any diminution of Parent’s Equity (direct or indirect) in such Subsidiary. For purposes of clarification, nothing in this Agreement shall be construed to limit or otherwise restrict the ability of Parent, at its sole discretion, to merge, consolidate or issue securities so long as, in the case of merger or consolidation, Administrative Agent is reasonably satisfied that the duties and obligations of Borrower hereunder are in no fashion modified thereby and so long as there is no Change of Control.

Section 7.5.                                 Limitation on Dispositions. No Restricted Person will Dispose of any of its material assets or properties or any material interest therein, except, to the extent not otherwise forbidden under the Security Documents:

(a)                                 equipment that is worthless or obsolete or worn out in the ordinary course of business, which is no longer used or useful in the conduct of its business or which is replaced by equipment of equal suitability and value;

(b)                                 inventory (including oil and gas sold as produced and seismic data) that is sold in the ordinary course of business on ordinary trade terms;

(c)                                  Equity of any of Parent’s Domestic Subsidiaries that is transferred to Borrower or to another Domestic Subsidiary of Parent (provided that (i) if any such Domestic Subsidiary is wholly-owned by Borrower prior to such transfer, such Domestic Subsidiary shall be transferred to Borrower or to another wholly-owned Domestic Subsidiary of Borrower), and (ii) if any such Domestic Subsidiary is a Guarantor prior to such transfer, such Domestic Subsidiary shall be transferred to Borrower or to another Guarantor and Equity of any of Borrower’s Foreign Subsidiaries that is transferred to Borrower, a Domestic Subsidiary of Borrower or a Foreign Subsidiary of Borrower (provided that (i) if any such Foreign Subsidiary is wholly-owned by a Domestic Subsidiary prior to such transfer, such Foreign Subsidiary shall be transferred to Borrower or a wholly-owned Domestic Subsidiary and (ii) if any such Foreign Subsidiary is wholly-owned by a Foreign Subsidiary prior to such transfer, such Foreign Subsidiary shall be transferred to Borrower or a wholly-owned Foreign Subsidiary);

(d)                                 Dispositions of property by any Domestic Subsidiary to Borrower or to a Domestic Subsidiary of Borrower, provided that (i) if the transferor of such property is a Guarantor, the transferee thereof must either be Borrower or a Guarantor and (ii) if the transferor is a wholly-owned Domestic Subsidiary, the transferee thereof must either be Borrower or a wholly-owned Domestic Subsidiary, and Dispositions of property by any Foreign Subsidiary to Borrower, a Domestic Subsidiary of Borrower or a Foreign Subsidiary of Borrower (provided that if the transferor is a wholly-owned Foreign Subsidiary, the transferee thereof must either be Borrower, a wholly-owned Domestic Subsidiary or a wholly-owned Foreign Subsidiary);

(e)                                  subject to the provisions of the last paragraph of this Section 7.5, interests in Oil and Gas Properties, or portions thereof, to which no Proved Reserves are attributed;

(f)                                   subject to the provisions of the last paragraph of this Section 7.5, interests in Oil and Gas Properties to which Proved Reserves are attributed, Hedging Contracts, and the abandonment of any oil or gas well; provided that, no such Disposition shall be permitted pursuant to this clause (f) if Administrative Agent or Borrower determines that (i) such Disposition would result in the aggregate value of (x) the Dispositions of Restricted Persons’ Oil and Gas Properties since the then most recent Asset Coverage Test Date plus (y) the value of all Hedging Contracts Disposed of since the then most recent Asset Coverage Test Date used in determining the Asset Coverage Ratio as of such most recent Asset Coverage Test Date plus (z) the value of all Oil and Gas Properties abandoned since the then most recent Asset Coverage Test Date to equal an amount greater than 10% of the Total Proved PV-10 on such date or (ii) if as a result of such Disposition the Borrower shall not be in pro forma compliance with Section 7.14(c) hereof after giving effect to such Disposition and any prepayments of the Obligations.

(g)                                  a farmout of a drilling spacing unit that has no Proved Developed Producing Reserves by (i) Borrower to a Domestic Subsidiary of Parent that is a Guarantor, or (ii) A Domestic Subsidiary of Parent that is a Guarantor to another Domestic Subsidiary of Parent that is a Guarantor or to Borrower.

No Disposition may be made pursuant to Section 7.5(e) or (f) unless (i) made for fair consideration to a Person who is not an Affiliate, and (ii) no Default has occurred and is continuing at the time of such Disposition or would result therefrom. No Restricted Person will elect not to participate in a proposed operation on any Oil and Gas Property constituting Collateral where the effect of such election would be the forfeiture either temporarily (e.g., until a certain sum of money is received out of the forfeited interest) or permanently of any interest in the Collateral.

Section 7.6.                                 Limitation on Dividends and Redemptions.  No Restricted Person will declare or make directly or indirectly any Distribution, other than, provided that no Default or Event of Default exists at the time such Distribution is made or will occur as a result thereof (a) Distributions payable to Borrower; and (b) Distributions payable to Parent, to the extent that the aggregate value of all such Distributions made during any Fiscal Year does not exceed $2,000,000; provided that such Distributions must be used by Parent in the ordinary course of business of the Credit Parties and must not be distributed to holders of Parent’s Equity or to any other Person.

Section 7.7.                                 Limitation on Investments and New Businesses.  No Restricted Person will (a) make any expenditure or commitment or incur any obligation or enter into or engage in any transaction except in the ordinary course of business and as described below in this Section 7.7 and in Section 7.11, (b) engage directly or indirectly in any business or conduct any operations except in connection with or incidental to its present businesses and operations as presently conducted, or (c) make any acquisitions of or capital contributions to or other Investments in any Person or property, other than Permitted Investments.

Section 7.8.                                 Limitation on Credit Extensions. Except for Permitted Investments, no Restricted Person will extend credit, make advances or make loans other than (a) normal and prudent extensions of credit to customers buying goods and services in the ordinary course of business, which extensions shall not be for longer periods than those extended by similar businesses operated in a normal and prudent manner, and (b) loans to Borrower or to any Subsidiary of Borrower that is a Guarantor.

Section 7.9.                                 Transactions with Affiliates. Neither Borrower nor any other Restricted Person will engage in any material transaction with any of its Affiliates on terms which are less favorable to it than those which would have been obtainable at the time in arm’s-length dealing with Persons other than such Affiliates, provided that such restriction shall not apply to transactions among Borrower and its wholly owned Subsidiaries that are Guarantors.

Section 7.10.  Prohibited Contracts.  Except as expressly provided for in the Loan Documents, no Restricted Person will, directly or indirectly, enter into, create, or otherwise allow to exist any contractual restriction or other consensual restriction on the ability of any Subsidiary of Borrower to: (a) pay dividends or make other distributions to Borrower, (b) to redeem Equity interests held in it by Borrower, (c) to repay loans and other indebtedness owing by it to Borrower, or (d) to transfer any of its assets to Borrower, except in the case of clause (d) for (i) customary limitations and restrictions contained in, and limited to, specific leases, licenses, conveyances, partnership agreements and co-owners’ agreements, and similar conveyances and agreements, (ii) customary restrictions on the assignment or transfer of any contract or agreement that are contained in such contract or agreement, (iii) limitations and restrictions arising in connection with Permitted Liens affecting only property subject to such Permitted Lien, (iv) any restriction imposed on particular assets or properties pursuant to an agreement entered into for a sale of such assets or properties not prohibited by Section 7.5 of this Agreement pending the closing of such sale, and (v) limitations and restrictions arising or existing by reason of applicable Law. No Restricted Person will enter into any “take-or-pay” contract. No Restricted Person will amend or permit any amendment to any contract or lease that releases, qualifies, limits, makes contingent or otherwise detrimentally affects the rights and benefits of Administrative Agent or any Lender under or acquired pursuant to any Security Documents. No ERISA Affiliate will incur any obligation to contribute to any Multiemployer Plan or any plan subject to Section 4064 of ERISA. No Restricted Person will, directly or indirectly, enter into, create, or otherwise allow to exist any contractual restriction or other consensual restriction on the ability of any Restricted Person to repay any Indebtedness incurred pursuant to Section 7.1(c).

Section 7.11.  Conduct of Business.  Borrower will not, and will not permit any Restricted Person to, engage to any material extent in any business other than businesses of the type conducted by Borrower and the Restricted Persons on the date of execution of this Agreement and businesses reasonably related thereto or the date such Restricted Person became a Guarantor, as the case may be.

Section 7.12.  Amendments to Organizational Documents.  No Restricted Person will enter into or permit any modification of, or waive any material right or obligation of any Person under its, Organizational Documents, except for such modifications and waivers that are not adverse to the interests of the Lender Parties.

Section 7.13.  Fiscal Year.  No Restricted Person shall, nor shall it permit any of its Subsidiaries to, change its Fiscal Year end from June 30 without the consent of the Majority Lenders, which consent shall not unreasonably be withheld or delayed.

Section 7.14.  Financial Covenants.

(a)                                 Current  Ratio.  The ratio of Parent’s Consolidated current assets to Parent’s Consolidated current liabilities will not be less than 1.0 to 1.0 as of the end of each Fiscal Quarter, beginning September 30, 2013. For purposes of this section, (i) any non-cash gains or losses resulting from the requirements of ASC Topic 815 or ASC Topic 410 (or other similar provision of IFRS) shall be excluded from current assets and from current liabilities, (ii) the Unused Availability shall be included as a current asset to the extent that such unused portion can be borrowed by Borrower without causing a Default (as defined in the First Lien Credit Agreement) after giving effect thereto, and (iii) current maturities of the Obligations shall be excluded from current liabilities.

(b)                                 Maximum Leverage Ratio.  As of the end of each Fiscal Quarter, beginning September 30, 2013, the ratio of (i) Consolidated Funded Debt as of the end of such Fiscal Quarter to (ii) Adjusted Consolidated EBITDAX for such Fiscal Quarter, shall not exceed 4.5 to 1.0. The ratios in this Section 7.14(b) with respect to the Fiscal Quarter commencing with the Fiscal Quarter ending September 30, 2013 shall be calculated using “Annualized EBITDAX”.

For purposes of this Section 7.14, “Annualized EBITDAX” means (i) with respect to the Fiscal Quarter ending June 30, 2013, Adjusted Consolidated EBITDAX for the period commencing on October 1, 2012 through June 30, 2013 multiplied by 4/3; and (ii) for each Fiscal Quarter thereafter, Adjusted Consolidated EBITDAX for the four consecutive Fiscal Quarters then ended.

(c)                                  Asset Coverage Test. The Borrower will not permit, as of any Asset Coverage Test Date, Asset Coverage Ratio to be less than 1.5 to 1.0.

Section 7.15. Sale and Leaseback Transactions. No Restricted Person will, directly or indirectly, enter into any arrangement with any Person whereby in a substantially contemporaneous transaction such Restricted Person sells or transfers all or substantially all of its right, title and interest in an asset and, in connection therewith, acquires or leases back the right to use such asset.

Section 7.16. Negative Pledge. No Restricted Person will enter into (a) any agreement for the borrowing of money (excluding the Loan Documents and the First Lien Loan Documents) prohibiting the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired (provided that (x) this provision is not intended to limit in any manner the Restricted Persons’ obligations to grant Liens securing the Collateral as otherwise set forth in this Agreement or any of the Loan Documents, and (y) this provision shall not prohibit the inclusion of customary negative pledge language in agreements entered into in connection with Permitted Liens described in clause (l) of the definition thereof); (b) any agreement (excluding the Loan Documents and the First Lien Loan Documents) prohibiting the ability of any Restricted Person to amend or otherwise modify this Agreement or any other Loan Document, or (c) any agreement containing the prohibitions set forth in the preceding clause (a).

ARTICLE VIII - EVENTS OF DEFAULT AND REMEDIES

Section 8.1.                                 Events of Default. Each of the following events constitutes an Event of Default under this Agreement:

(a)                                 Any Credit Party fails to pay any principal component of any Obligation when due and payable, whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise or Parent fails to pay any amount when due and payable under the Parent Guaranty;

(b)                                 Any Credit Party fails to pay any Obligation (other than the Obligations in subsection (a) above) when due and payable, whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise, within 3 Business Days after the same becomes due;

(c)                                  Any “default” or “event of default” occurs under any Loan Document which defines either such term, and the same is not remedied within the applicable period of grace (if any) provided in such Loan Document;

(d)                                 Any Credit Party fails to duly observe, perform or comply with any covenant, agreement or provision of Sections 6.4, 6.6 or 6.22, or Article VII;

(e)                                  Any Credit Party fails (other than as referred to in subsections (a), (b), (c) or (d) above) to duly observe, perform or comply with any covenant, agreement, condition or provision of any Loan Document to which it is a party, and such failure remains unremedied for a period of 30 days after notice of such failure is given by Administrative Agent to Borrower;

(f)                                   Any representation or warranty previously, presently or hereafter made in writing by or on behalf of any Credit Party in connection with any Loan Document shall prove to have been false or incorrect in any material respect on any date on or as of which made;

(g)                                  Any Credit Party fails to duly observe, perform or comply with any agreement with any Person or any term or condition of any instrument, if such failure could reasonably be expected to cause a Material Adverse Change and is not remedied within the applicable period of grace (if any) provided in such agreement or instrument;

(h)                                 Any Credit Party (i) fails to pay any portion, when such portion is due, of any Indebtedness outstanding under the First Lien Credit Agreement or any of its other Indebtedness in excess of the Threshold Amount, or (ii) breaches or defaults in the performance of any agreement (other than Section 7.14 of the First Lien Credit Agreement) or instrument by which any the First Lien Credit Agreement or such other Indebtedness is issued, evidenced, governed, or secured, and any such failure, breach or default continues beyond any applicable period of grace provided therefor;

(i)                                     (i) A Termination Event occurs which, when taken together with all other Termination Events that have occurred, has resulted or would reasonably be expected to result in, liability of any Credit Party in an aggregate amount in excess of the Threshold Amount, or (ii) any other event or condition shall occur or exist with respect to a Plan and such event or condition, together with all other such events or conditions and Termination Events, if any, would reasonably be expected to result in a Material Adverse Change;

(j)                                    Any Credit Party:

(i)                                   suffers the entry against it of a judgment, decree or order for relief by a Governmental Authority of competent jurisdiction in an involuntary proceeding commenced under any applicable Debtor Relief Laws now or hereafter in effect, or any proceeding under any Debtor Relief Law commenced against it remains undismissed for a period of 60 days; or

(ii)                                    commences a voluntary case under any applicable Debtor Relief Laws now or hereafter in effect; or applies for or consents to the entry of an order for relief in an involuntary case under any such Debtor Relief Law; or makes a general assignment for the benefit of creditors; or is generally not paying (or admits in writing its inability to pay) its debts as such debts become due; or takes corporate or other action authorizing any of the foregoing; or

(iii)                                      suffers the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of all or a substantial part of its assets or of any part of the Collateral in a proceeding brought against or initiated by it, and such appointment or taking possession is neither made ineffective nor discharged within 60 days after the making thereof, or such appointment or taking possession is at any time consented to, requested by, or acquiesced to by it; or

(iv)                                    suffers the entry against it of (1) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) in excess of the Threshold Amount (not covered by insurance satisfactory to Administrative Agent in its discretion), or (2) one or more non-monetary final judgments that have, or could reasonably be expected to cause, individually or in the aggregate, a Material Adverse Change and, in either case, (x) enforcement proceedings are commenced by any creditor upon such judgment or order, or (y) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(v)                                   suffers a writ or warrant of attachment or any similar process to be issued by any Governmental Authority against all or any substantial part of its assets or any part of the Collateral (to the extent that the aggregate value of Collateral since the Closing Date subject to such action is in excess of the Threshold Amount), and such writ or warrant of attachment or any similar process is not stayed or released within 30 days after the entry or levy thereof or after any stay is vacated or set aside;

(k)                                 Any Change of Control occurs; and

(l)                                     Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Credit Party or any Affiliate of any Credit Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Credit Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document.

Upon the occurrence of an Event of Default described in subsection (j)(i), (j)(ii) or (j)(iii) of this Section with respect to any Credit Party, all of the Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrower and each Credit Party who at any time ratifies or approves this Agreement. During the continuance of any other Event of Default, Administrative Agent at any time and from time to time may (and upon written instructions from Majority Lenders, Administrative Agent shall), without notice to Borrower or any other Credit Party, declare any or all of the Obligations immediately due and payable, and all such Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrower and each Credit Party who at any time ratifies or approves this Agreement.

Section 8.2.                                 Remedies.  If any Default shall occur and be continuing, Majority Lenders, or Administrative Agent at the direction of Majority Lenders, may protect and enforce its rights under the Loan Documents by any appropriate proceedings, including proceedings for specific performance of any covenant or agreement contained in any Loan Document. All rights, remedies and powers conferred upon Lender Parties under the Loan Documents shall be deemed cumulative and not exclusive of any other rights, remedies or powers available under the Loan Documents or at Law or in equity.

Section 8.3.                                 Application of Proceeds After Acceleration.  After the exercise of remedies provided for in Section 8.2 (or after the Loans have automatically become immediately due and payable, any amounts received on account of the Secured Obligations shall be applied by Administrative Agent (subject to the provisions of the Intercreditor Agreement) in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Administrative Agent (but excluding fees and time charges for attorneys who may be employees of Administrative Agent) and amounts payable under Article III) payable to Administrative Agent in its capacity as such;

Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (excluding other amounts provided for in clauses “Third” or “Fourth” below) payable to Lenders (including fees, charges and disbursements of counsel to the respective Lenders, and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Loans, ratably among Lenders, in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans, ratably among Lenders in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to payment of any other Secured Obligations;

Sixth, the balance, if any, after all of the Secured Obligations and after the First Lien Indebtedness has been indefeasibly paid in full (to the extent required to be paid pursuant to the First Lien Credit Agreement), to Borrower or as otherwise required by Law or by the Intercreditor Agreement.

ARTICLE IX - ADMINISTRATIVE AGENT

Section 9.1.                                 Appointment and Authority.  Each of the Lenders hereby irrevocably appoints Wells Fargo Energy Capital, Inc. to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of Administrative Agent and the Lenders and neither Borrower nor any other Restricted Person shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 9.2.                                 Exculpatory Provisions.

(a)                                 Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, Administrative Agent:

(i)                                   shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)                                    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(iii)                                      shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity; and

(iv)                                    shall not be responsible in any manner to any of the Lenders for any failure of any Credit Party to perform its obligations hereunder or in any Loan Document.

(b)                                 Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.1 and 8.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.

(c)                                  Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

Section 9.3.                                 Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender or Administrative Agent may presume that such condition is satisfactory to such Lender unless Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a notice of assignment, negotiation or transfer thereof shall have been filed with Administrative Agent. Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of Majority Lenders, as it deems appropriate or as otherwise required by Sections 8.2 or 10.1 or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of Majority Lenders, or as otherwise required by Sections 8.2 or 10.1 and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders and all future holders of the Loans and all other Obligations.

Section 9.4.                                 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that (a) it has, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this

Agreement, and (b) none of Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by Administrative Agent hereinafter taken, including any review of the affairs of any Restricted Person or any audit or due diligence review prepared by the internal auditor of Administrative Agent, shall be deemed to constitute any representation or warranty by Administrative Agent to any Lender. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Except for notices, reports and other documents expressly required to be furnished to the Lenders by Administrative Agent hereunder or under the other Loan Documents, Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of Borrower or any other Restricted Person which may come into the possession of Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or Affiliates. Without limiting the generality of the foregoing, Administrative Agent shall have no duty to monitor or verify the Collateral or the reporting requirements or the contents of reports delivered by Borrower. Each Lender assumes the responsibility of keeping itself informed at all times.

Section 9.5.                                 Rights as a Lender.  The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, Parent and Borrower or any Subsidiary or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to the Lenders. The Lenders acknowledge that the Administrative Agent is acting solely in administrative capacities with respect to the structuring and syndication of this facility and have no duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than its administrative duties, responsibilities and liabilities specifically as set forth in the Loan Documents and in its capacity as Lender hereunder. Each Lender (and each person that becomes a Lender hereunder pursuant to Section 10.5) hereby (a) acknowledges that Wells Fargo Bank, N.A. is acting under such Intercreditor Agreement as the First Lien Administrative Agent, and that its Affiliate, Wells Fargo Energy Capital, Inc., is acting under such Intercreditor Agreement as the Second Lien Administrative Agent and Wells Fargo Bank, N.A. or Wells Fargo Energy Capital, Inc., or both, is or may be a Lender hereunder and/or a lender under the First Lien Credit Agreement and (b) waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against Administrative Agent or the First Lien Agent any claims, cause of action, damages or liabilities of whatever kind or nature relating thereto. Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 10.5) hereby authorizes and directs Administrative Agent to enter into such Intercreditor Agreement on behalf of such Lender and agrees that each of Administrative Agent and the First

Lien Agent, in its various capacities thereunder, may take such actions on its behalf as is contemplated by the terms of such Intercreditor Agreement.

Section 9.6.                                         Investments. Whenever Administrative Agent in good faith determines that it is uncertain about how to distribute to Lender Parties any funds that it has received, or whenever Administrative Agent in good faith determines that there is any dispute among Lender Parties about how such funds should be distributed, Administrative Agent may choose to defer distribution of the funds that are the subject of such uncertainty or dispute. If Administrative Agent in good faith believes that the uncertainty or dispute will not be promptly resolved, or if Administrative Agent is otherwise required to invest funds pending distribution to Lender Parties, Administrative Agent shall invest such funds pending distribution; all interest on any such Investment shall be distributed upon the distribution of such Investment and in the same proportion and to the same Persons as such Investment. All moneys received by Administrative Agent for distribution to Lender Parties (other than to the Person who is Administrative Agent in its separate capacity as a Lender Party) shall be held by Administrative Agent pending such distribution solely as Administrative Agent for such Lender Parties, and Administrative Agent shall have no equitable title to any portion thereof.

Section 9.7.                                         Resignation of Administrative Agent.

(a)                                         Administrative Agent may at any time give notice of its resignation to the Lenders and Borrower. Upon receipt of any such notice of resignation, Majority Lenders shall have the right, in consultation with Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Majority Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)                                         [Reserved]

(c)                                          With effect from the Resignation Effective Date (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed), and (ii) except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as Majority Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.4 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 9.8.                                         Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 9.9.                                         [Reserved]

Section 9.10. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Restricted Person, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a)                                         to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Administrative Agent and their respective agents and counsel and all other amounts due Lenders and Administrative Agent under Sections 2.5 and 10.4) allowed in such judicial proceeding; and

(b)                                         to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.5 and 10.4.

Section 9.11. Guaranty Matters. Each Lender hereby irrevocably authorizes Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Subsidiary Guaranty (i) if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder and (ii) upon termination of all Commitments and payment in full of all Obligations (other than contingent indemnification obligations). Upon request by Administrative Agent at any time, each Lender will confirm in writing Administrative Agent’s authority to release any Guarantor from its obligations under the Subsidiary Guaranty pursuant to this Section 9.11, provided that the absence of any such confirmation for whatever reason shall not affect Administrative Agent’s rights under this Section 9.11.

Section 9.12. Collateral Matters.

(a)                                         Each Lender hereby irrevocably authorizes and directs Administrative Agent to enter into the Security Documents for the benefit of such Lender. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth in Section 10.1, any action taken by the Majority Lenders, in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Majority Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of Lenders. Administrative Agent is hereby authorized (but not obligated) on behalf of all of Lenders, without the necessity of any notice to or further consent from any Lender from time to time prior to, an Event of Default, to take any action with respect to any Collateral or Security Documents that may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Security Documents.

(b)                                 Each Lender hereby irrevocably authorize Administrative Agent, at its option and in its discretion,

(i)                                             to release any Lien on any property granted to or held by Administrative Agent under any Loan Document (1) upon termination of all Commitments and payment in full of all Obligations (other than contingent indemnification obligations), (2) that is Disposed of or to be Disposed of as part of or in connection with any sale or other Disposition permitted under the Loan Documents, (3) subject to Section 10.1, if approved, authorized or ratified in writing by the Majority Lenders, or (4) in connection with any foreclosure sale or other disposition of Collateral after the occurrence of an Event of Default; and

(ii)                                          to subordinate any Lien on any property granted to or held by Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by this Agreement or any other Loan Document.

Upon request by Administrative Agent at any time, each Lender will confirm in writing Administrative Agent’s authority to release or subordinate its interest in particular types or items of Collateral pursuant to this Section 9.12, provided that the absence of any such confirmation for whatever reason shall not affect Administrative Agent’s rights under this Section 9.12.

(c)                                          Subject to subsection (b) above, Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute such documents as may be necessary to evidence the release or subordination of the Liens granted to Administrative Agent for the benefit of Administrative Agent and Lenders herein or pursuant hereto upon the applicable Collateral; provided that (i) Administrative Agent shall not be required to execute any such document on terms that, in Administrative Agent’s opinion, would expose Administrative Agent to or create any liability or entail any consequence other than the release or subordination of such Liens without recourse or warranty and (ii) such release or subordination shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Borrower or any other Restricted Person in respect of) all interests retained by Borrower or any other Restricted Person, including the proceeds of the sale, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, Administrative Agent shall be authorized to deduct all expenses reasonably incurred by Administrative Agent from the proceeds of any such sale, transfer or foreclosure.

(d)                                         Administrative Agent shall have no obligation whatsoever to any Lender or any other Person to assure that the Collateral exists or is owned by Borrower or any other Restricted Person or is cared for, protected or insured or that the Liens granted to Administrative Agent herein or in any of the Security Documents or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Administrative Agent in this Section 9.12 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Administrative Agent may act in any manner it may deem appropriate, in its discretion, given Administrative Agent’s own interest in the Collateral as one of Lenders and that Administrative Agent shall have no duty or liability whatsoever to Lenders.

(e)                                          Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Lenders’ security interest in assets that, in accordance with Article 9 of the UCC, can be perfected only by possession. Should any Lender (other than Administrative Agent) obtain possession of any such Collateral, such Lender shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefor shall deliver such Collateral to Administrative Agent or in accordance with Administrative Agent’s instructions.

Section 9.13. [Reserved]

Section 9.14. Notice of Default. Administrative Agent shall be deemed to have no knowledge or notice of the occurrence of any Default or Event of Default hereunder unless Administrative Agent has received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that Administrative Agent receives such a notice, Administrative Agent shall give notice thereof to the Lenders. Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Lenders;

provided that unless and until Administrative Agent shall have received such directions, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

ARTICLE X - MISCELLANEOUS

Section 10.1. Waivers and Amendments; Acknowledgments.

(a)                                         Waivers and Amendments. No failure or delay (whether by course of conduct or otherwise) by any Lender in exercising any right, power or remedy that such Lender Party may have under any of the Loan Documents shall operate as a waiver thereof or of any other right, power or remedy, nor shall any single or partial exercise by any Lender Party of any such right, power or remedy preclude any other or further exercise thereof or of any other right, power or remedy. No waiver of any provision of any Loan Document and no consent to any departure therefrom shall ever be effective unless it is in writing and signed as provided below in this section, and then such waiver or consent shall be effective only in the specific instances and for the purposes for which given and to the extent specified in such writing. No notice to or demand on any Restricted Person shall in any case of itself entitle any Restricted Person to any other or further notice or demand in similar or other circumstances. This Agreement and the other Loan Documents set forth the entire understanding between the parties hereto with respect to the transactions contemplated herein and therein and supersede all prior discussions and understandings with respect to the subject matter hereof and thereof, and no waiver, consent, release, modification or amendment of or supplement to this Agreement or the other Loan Documents shall be valid or effective against any party hereto unless the same is in writing and signed by (i) if such party is Borrower, by Borrower, (ii) if such party is Administrative Agent by such party, and (iii) if such party is a Lender, by such Lender or by Administrative Agent on behalf of Lenders with the written consent of Majority Lenders. Notwithstanding the foregoing or anything to the contrary herein, Administrative Agent shall not, without the prior consent of each individual Lender affected thereby, execute and deliver on behalf of such Lender any waiver or amendment that would: (1) waive any of the conditions specified in Article IV (provided that Administrative Agent may in its discretion withdraw any request it has made under Section 4.2(f)), (2) increase the maximum amount that such Lender is committed hereunder to lend, (3) reduce any fees payable to such Lender hereunder, or the principal of, or interest on, such Lender’s Loans, (4) extend the Maturity Date, or postpone any date fixed for any payment of any such fees, principal or interest, (5) amend the definition herein of “Majority Lenders” or otherwise change the aggregate amount of Applicable Percentages that is required for Administrative Agent, Lenders or any of them to take any particular action under the Loan Documents, (6) release Borrower from its obligation to pay such Lender’s Obligations or any Guarantor from its guaranty of such payment (except pursuant to Section 9.11), (7) release all or substantially all of the Collateral, except for such releases relating to sales or dispositions of property permitted by the Loan Documents, (8) amend the pro-rata sharing provisions in Section 2.7 or 8.3, or (9) amend this Section 10.1(a). Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent that by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended, and the principal amount of Loans of any Defaulting Lender may not be decreased, without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(b)                                         Acknowledgments and Admissions. Borrower hereby represents, warrants, acknowledges and admits that (i) it and the other Credit Parties have been advised by counsel in the negotiation, execution and delivery of the Loan Documents to which it is a party, (ii) it and the other Credit Parties have made an independent decision to enter into this Agreement and the other Loan Documents to which it is a party, without reliance on any representation, warranty, covenant or undertaking by Administrative Agent or any Lender Party, whether written, oral or implicit, other than as expressly set out in this Agreement or in another Loan Document delivered on or after the date hereof, (iii) there are no representations, warranties, covenants, undertakings or agreements by any Lender Party as to the Loan Documents except as expressly set out in this Agreement or in another Loan Document delivered on or after the date hereof, (iv) no Lender Party has any fiduciary obligation toward Borrower with respect to any Loan Document or the transactions contemplated thereby, (v) the relationship pursuant to the Loan Documents between Borrower and the other Restricted Persons, on one hand, and each Lender Party, on the other hand, is and shall be solely that of debtor and creditor, respectively, provided that, solely for purposes of Section 10.5(c) Administrative Agent shall act as agent of Borrower in maintaining the Register as set forth therein, (vi) no partnership or joint venture exists with respect to the Loan Documents between any Restricted Person and any Lender Party, (vii) Administrative Agent is not Borrower’s Administrative Agent, but Administrative Agent for Lender Parties, provided that, solely for purposes of Section 10.5(c) Administrative Agent shall act as agent of Borrower in maintaining the Register as set forth therein, (viii) should an Event of Default or Default exist, each Lender Party will determine in its discretion and for its own reasons what remedies and actions it will or will not request that Administrative Agent exercise or take at that time, (ix) without limiting any of the foregoing, Borrower is not relying upon any representation or covenant by any Lender Party, or any representative thereof, and no such representation or covenant has been made, that any Lender Party will, at the time of an Event of Default or Default, or at any other time, waive, negotiate, discuss, or take or refrain from taking any action permitted under the Loan Documents with respect to any such Event of Default or Default or any other provision of the Loan Documents, and (x) all Lender Parties have relied upon the truthfulness of the acknowledgments in this Section in deciding to execute and deliver this Agreement and to become obligated hereunder.

(c)                                          Joint Acknowledgment. THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Section 10.2. Survival of Agreements; Cumulative Nature. All of Restricted Persons’ various representations, warranties, covenants and agreements in the Loan Documents shall survive the execution and delivery of this Agreement and the other Loan Documents and the performance hereof and thereof, including the making or granting of the Loans and the delivery of the Notes and the other Loan Documents, and shall further survive until all of the Obligations are paid in full to each Lender Party and all of Lender Parties’ obligations to Borrower are terminated. Notwithstanding the foregoing or anything herein to the contrary, any waivers or admissions made by any Restricted Person in any Loan Document, any Obligations under Sections 3.2 through 3.6, and any obligations that any Person may have to indemnify or compensate any Lender Party shall survive any termination of this Agreement or any other Loan Document. In addition, Articles VIII and IX shall survive until all of the Security Documents have been terminated. All statements and agreements contained in any certificate or other instrument delivered by any Restricted Person to any Lender Party under any Loan Document shall be deemed representations and warranties by Borrower or agreements and covenants of Borrower under this Agreement. The representations, warranties, indemnities, and covenants made by Restricted Persons in the Loan Documents, and the rights, powers, and privileges granted to Lender Parties in the Loan Documents, are cumulative, and, except for expressly specified waivers and consents, no Loan Document shall be construed in the context of another to diminish, nullify, or otherwise reduce the benefit to any Lender Party of any such representation, warranty, indemnity, covenant, right, power or privilege. In particular and without limitation, no exception set out in this Agreement to any representation, warranty, indemnity, or covenant herein contained shall apply to any similar representation, warranty, indemnity, or covenant contained in any other Loan Document, and each such similar representation, warranty, indemnity, or covenant shall be subject only to those exceptions that are expressly made applicable to it by the terms of the various Loan Documents.

Section 10.3. Notices; Effectiveness; Electronic Communication.

(a)                                         Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

If to Borrower or any other
Restricted Person:	Sundance Energy, Inc.
633 17th Street, Suite 1950
Denver, CO 80202
Attention: Eric P. McCrady
Telephone No.: (303) 543-5700
Facsimile No.: (303) 543-5701

If to Administrative Agent:	Wells Fargo Energy Capital, Inc.
1000 Louisiana Street, 9th Floor
Houston, Texas 77002
Attention: Ryan Sauer
Facsimile: 713-652-5874

If to any other Lender Party:	Its address, facsimile number, or telephone number as specified in its Administrative Questionnaire

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in subsection (b) below, shall be effective as provided in said subsection (b).

(b)                                         Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Administrative Agent or Borrower or any other Restricted Person may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)                                          Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d)                                         Platform.

(i)                                           Borrower (and each Restricted Person by signing its Guaranty) agrees that Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii)                                            The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Borrower or the other Restricted Persons, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of Borrower’s, any Loan Party’s or Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Restricted Person pursuant to any Loan Document or the transactions contemplated therein which is distributed to Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.

Section 10.4. Expenses; Indemnity; Damage Waiver.

(a)                                         Costs and Expenses. Borrower shall promptly pay (i) all transfer, stamp, mortgage, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any of the other Loan Documents or any other document or transaction referred to herein or therein, (ii) all reasonable out of pocket expenses incurred by Administrative Agent and its Affiliates (including fees and expenses of attorneys that are not employees of any Lender Party or its Affiliates, consultants, reserve engineers, accountants, and other advisors, travel costs, expenses related to the Platform and in connection with the issuance of CUSIP numbers, and other miscellaneous expenses) in connection with (1) the syndication of the credit facilities provided for herein, (2) the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications, or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (3) the filing, recording, refiling and re-recording of any Loan Documents and any other documents or instruments or further assurances required to be filed or recorded or refiled or re- recorded by the terms of any Loan Document, (4) any action reasonably required in the course of administration hereof, or (5) monitoring or confirming (or preparation or negotiation of any document related to) any Restricted Person’s compliance with any covenants or conditions contained in this Agreement or in any Loan Document, and (iii) all out of pocket expenses incurred by or on behalf of any Lender Party (including fees and expenses of attorneys that are not employees of any Lender Party or its Affiliates, consultants, reserve engineers, accountants, and other advisors, travel costs, court costs, and miscellaneous expenses) (A) in connection with the preservation of any rights under the Loan Documents, the exercise or enforcement of any rights or remedies under the Loan Documents (including this Section), or the defense of any such exercise or enforcement, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)                                         Indemnification. Each Credit Party shall indemnify Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee that is not an employee of such Indemnitee or its Affiliates), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower or any other Credit Party, or any environmental liability related in any way to Borrower or any other Credit Party, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto. THE FOREGOING INDEMNIFICATION WILL APPLY WHETHER OR NOT SUCH LIABILITIES AND COSTS ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY OR CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY INDEMNITEE, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by Borrower or any other Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower or such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)                                          Reimbursement by Lenders. To the extent that any Credit Party for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to Administrative Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to Administrative Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent), or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.8.

(d)                                        Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, Borrower and the other Credit Parties shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)                                         Payments. All amounts due under this Section shall be payable not later than 10 days after demand therefor.

(f)                                          Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

Section 10.5. Successors and Assigns; Joint and Several Liability.

(a)                                        Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations under any Loan Document without the prior written consent of Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                        Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                   Minimum Amounts.

(1)                                 in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in subsection (b)(i)(2) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(2)                          in any case not described in subsection (b)(i)(1) of this Section, except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of Administrative Agent and, so long as no Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)                              Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii)                               Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(2) of this Section and, in addition:

(1)                                 the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within 5 Business Days after having received notice thereof and provided, further, that Borrower’s consent shall not be required during the primary syndication of the credit facilities evidenced by this Agreement; and

(2)                                 the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv)                             Assignment and Assumption. The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that Administrative Agent may, in its discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.

(v)                                        No Assignment to Certain Persons. No such assignment shall be made to (1) Borrower or any of Borrower’s Affiliates or Subsidiaries or (2) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (2).

(vi)                                     No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii)                                  Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits, and subject to the requirements of, of Sections 3.2, 3.4, 3.5, 10.4, and 10.14 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Notwithstanding any provision of this Section 10.5, (i) the consent of Borrower and its execution of an Assignment and Acceptance shall not be required, and, unless requested by the Eligible Assignee and/or the assigning Lender, new Notes shall not be required to be executed and delivered by Borrower, for any assignment which occurs at any time when any Default or Event of Default shall have occurred and be continuing and (ii) Borrower shall not unreasonably withhold or delay in providing any consent or executing any Assignment and Acceptance otherwise required under this Section 10.5. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)                                          Register. Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in Houston, Texas a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower and each Lender Party shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. Any assignment of any Loan or other Obligation hereunder, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register. In addition, Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by Borrower or any Lender Party, at any reasonable time and from time to time upon reasonable prior notice.

(d)                                         Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 3.5(e) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the fifth sentence of Section 10.1(a) that affects such Participant. Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.2, 3.4, and 3.5 (subject to the requirements and limitations therein, including the requirements under Section 3.5(g) (it being understood that the documentation required under Section 3.5(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 3.7 as if it were an assignee under subsection (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 3.2 or 3.5, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at Borrower’s request and expense, to use reasonable efforts to cooperate with Borrower to effectuate the provisions of Section 3.7 with respect to any Participant. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 6.14 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.7 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The Participant Register shall be available for inspection by Administrative Agent or Borrower at any reasonable time and from time to time upon reasonable prior notice; provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)                                          Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)                                           Joint and Several Liability. All Obligations that are incurred by two or more Credit Parties shall be their joint and several obligations and liabilities.

Section 10.6. Confidentiality. Each of Administrative Agent and the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to Borrower and its obligations, this Agreement or payments hereunder;

(g) on a confidential basis to (i) any rating agency in connection with rating Borrower or its Subsidiaries or the credit facilities provided by this Agreement, or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to such credit facilities; (h) with the consent of Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than a Credit Party. Notwithstanding the preceding provisions of this Section 10.6 to the contrary, Administrative Agent may disclose the existence of this Agreement and information about this Agreement, as amended from time to time, to the “Gold Sheets” and other market data collectors and trade publications and in “tombstone” advertisements, such information to consist of deal terms and other information customarily found in such publications, services and advertisements.

For purposes of this Section, “Information” means all information received from Borrower, Parent or any of its Subsidiaries relating to Borrower, Parent or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Parent or any of its Subsidiaries, provided that, in the case of information received from Borrower, Parent or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.7. Governing Law; Submission to Process.

(a)                                         GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF COLORADO.

(b)                                         SUBMISSION TO JURISDICTION. PARENT, BORROWER AND EACH OTHER CREDIT PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ADMINISTRATIVE AGENT, ANY LENDER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF COLORADO SITTING IN DENVER COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF COLORADO, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY

SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH COLORADO STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER OR ANY OTHER RESTRICTED PERSON OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                                          WAIVER OF VENUE. PARENT, BORROWER AND EACH OTHER CREDIT PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SUBSECTION (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                                         SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.3. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.8. Limitation on Interest. Lender Parties, Credit Parties and the other parties to the Loan Documents intend to contract in strict compliance with applicable usury Law from time to time in effect. In furtherance thereof such Persons stipulate and agree that none of the terms and provisions contained in the Loan Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by applicable Law from time to time in effect. Neither any Credit Party nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of any Obligation shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully contracted for, charged, or received under applicable Law from time to time in effect, and the provisions of this Section shall control over all other provisions of the Loan Documents that may be in conflict or apparent conflict herewith.

Section 10.9. Severability. If any term or provision of any Loan Document shall be determined to be illegal or unenforceable all other terms and provisions of the Loan Documents shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable Law. Without limiting the foregoing provisions of this Section 10.9, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.10. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.11. Waiver of Jury Trial, Punitive Damages, etc. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, (A) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY), AND (B) ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LEGAL PROCEEDING ANY “SPECIAL DAMAGES”, AS DEFINED BELOW. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. AS USED IN THIS SECTION, “SPECIAL DAMAGES” INCLUDES ALL SPECIAL, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES (REGARDLESS OF HOW NAMED), BUT DOES NOT INCLUDE ANY PAYMENTS OR FUNDS THAT ANY PARTY HERETO AS EXPRESSLY PROMISED TO PAY OR DELIVER TO ANY OTHER PARTY HERETO.

Section 10.12. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by this Agreement, Borrower and each other Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the credit facilities provided for hereunder and any related services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan

Document) are an arm’s-length commercial transaction between Borrower, each other Credit Party and their respective Affiliates, on the one hand, and Administrative Agent, on the other hand, and Borrower and each other Credit Party is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, Administrative Agents is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for Borrower, any other Credit Party or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) Administrative Agent has neither assumed nor will assume an advisory, agency or fiduciary responsibility in favor of Borrower or any other Credit Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether Administrative Agent has advised or is currently advising Borrower, any other Credit Party or any of their respective Affiliates on other matters) and Administrative Agent has no obligation to Borrower, any other Credit Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) Administrative Agent and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower, the other Credit Parties and their respective Affiliates, and Administrative Agent has no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) Administrative Agent will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of Borrower and the other Credit Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of Borrower and the other Credit Parties hereby waives and releases, to the fullest extent permitted by Law, any claims that it may have against Administrative Agent with respect to any breach or alleged breach of agency or fiduciary duty.

Section 10.13. USA PATRIOT Act Notice. Each Lender that is subject to the Patriot Act and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower and each other Credit Party that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower and each other Credit Party, which information includes the name and address of Borrower and each other Credit Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower and each other Credit Party in accordance with the Act.

Section 10.14. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of Administrative Agent, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of Borrower or any other Credit Party against any and all of the obligations of Borrower or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or their respective Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other

Loan Document and although such obligations of Borrower or such Credit Party may be contingent or unmatured or are owed to a branch, office, or Affiliate of such Lender different from the branch, office, or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 2.9 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify Borrower and Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.15. Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to Administrative Agent or any Lender, or Administrative Agent, or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 10.16. Intercreditor Agreement.

(a)                                         Each Lender hereby (i) instructs and authorizes the Administrative Agent to execute and deliver the Intercreditor Agreement on its behalf, (ii) authorizes and directs the Administrative Agent to exercise all of the Administrative Agent’s rights and to comply with all of its obligations under the Intercreditor Agreement, (iii) agrees that the Administrative Agent may take actions on its behalf as is contemplated by the terms of the Intercreditor Agreement, and (iv) understands, acknowledges and agrees that at all times following the execution and delivery of the Intercreditor Agreement such Lender (and each of its successors and assigns) shall be bound by the terms thereof.

(b)                                         Each Lender acknowledges that it has reviewed and is satisfied with the terms and provisions of the Intercreditor Agreement and acknowledges and agrees that such Lender is responsible for making its own analysis and review of the Intercreditor Agreement and the terms and provisions thereof, and no agent or any of its affiliates makes any representation to any

Lender as to the sufficiency or advisability of the provisions contained in the Intercreditor Agreement.

(c)                                         Each Lender hereunder (a) acknowledges that it has received a copy of the Intercreditor Agreement, (b) consents to the subordination of liens provided for in the Intercreditor Agreement, (c) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement as if it was a signatory thereto and (d) authorizes and instructs the Administrative Agent to enter into the Intercreditor Agreement as Administrative Agent and on behalf of such Lender. The foregoing provisions are intended as an inducement to the First Lien Lenders (as defined in the Intercreditor Agreement) to permit the incurrence of obligations under this Agreement and to extend credit to the Borrower and such Lenders are intended third party beneficiaries of such provisions.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

SUNDANCE ENERGY, INC.,
Borrower

By:
Eric P. Mccrady
President & Chief Executive Officer

S-1

WELLS FARGO ENERGY CAPITAL INC.,
Administrative Agent

By:
Ryan Sauer
Vice President

S-2

WELLS FARGO BANK, N.A.,
as Lender

By:
Ryan Sauer
Vice President

S-3

EXHIBIT A

PROMISSORY NOTE

Denver, Colorado	[Date]

FOR VALUE RECEIVED, the undersigned, SUNDANCE ENERGY, INC., a Colorado corporation (“Borrower”), hereby promises to pay to (“Lender”), the principal sum equal to such Lender’s Commitment under the Credit Agreement (as hereinafter defined), or, if greater or less, the aggregate unpaid principal amount of the Loan made by Lender to Borrower pursuant to the terms of the Credit Agreement (as hereinafter defined), together with interest on the unpaid principal balance thereof as set forth in the Credit Agreement, both principal and interest payable as herein provided in lawful money of the United States of America at the offices of Administrative Agent under the Credit Agreement, or at such other place as from time to time may be designated by the holder of this Note.

This Note (a) is issued and delivered under that certain Second Lien Credit Agreement dated as of August 30, 2013 among Borrower, Wells Fargo Energy Capital, Inc., as Administrative Agent, and the lenders (including Lender) referred to therein (as from time to time supplemented, amended or restated, the “Credit Agreement”), and is a “Note” as defined therein, (b) is subject to the terms and provisions of the Credit Agreement, which contains provisions for payments and prepayments hereunder and acceleration of the maturity hereof upon the happening of certain stated events, and (c) is secured by and entitled to the benefits of certain Security Documents (as identified and defined in the Credit Agreement). Payments on this Note shall be made and applied as provided in the Credit Agreement. Reference is hereby made to the Credit Agreement for a description of certain rights, limitations of rights, obligations and duties of the parties hereto and for the meanings assigned to terms used and not defined herein and to the Security Documents for a description of the nature and extent of the security thereby provided and the rights of the parties thereto.

The principal amount of this Note, together with all interest accrued hereon, shall be due and payable in full on the Maturity Date.

Notwithstanding the foregoing paragraph and all other provisions of this Note, in no event shall the interest payable hereon, whether before or after maturity, exceed the maximum interest that, under applicable Law, may be contracted for, charged, or received on this Note, and this Note is expressly made subject to the provisions of the Credit Agreement that more fully set out the limitations on how interest accrues hereon.

If this Note is placed in the hands of an attorney for collection after default, or if all or any part of the indebtedness represented hereby is proved, established or collected in any court or in any bankruptcy, receivership, debtor relief, probate or other court proceedings, Borrower and all endorsers, sureties and guarantors of this Note jointly and severally agree to pay reasonable attorneys’ fees and collection costs to the holder hereof in addition to the principal and interest payable hereunder.

Exhibit A - 1

Borrower and all endorsers, sureties and guarantors of this Note hereby severally waive demand, presentment, notice of demand and of dishonor and nonpayment of this Note, protest, notice of protest, notice of intention to accelerate the maturity of this Note, declaration or notice of acceleration of the maturity of this Note, diligence in collecting, the bringing of any suit against any party and any notice of or defense on account of any extensions, renewals, partial payments or changes in any manner of or in this Note or in any of its terms, provisions and covenants, or any releases or substitutions of any security, or any delay, indulgence or other act of any trustee or any holder hereof, whether before or after maturity.

This Note and the rights and duties of the parties hereto shall be governed by the Laws of the State of Colorado (without regard to principles of conflicts of law), except to the extent the same are governed by applicable federal Law.

SUNDANCE ENERGY, INC.

By:
Name:
Title:

Exhibit A - 2

EXHIBIT B

BORROWING NOTICE

Reference is made to that certain Second Lien Credit Agreement dated as of August 30, 2013 (as amended or supplemented, the “Agreement”), by and among SUNDANCE ENERGY, INC. (“Borrower”), Wells Fargo Energy Capital, Inc., as Administrative Agent, and certain financial institutions (“Lenders”). Terms that are defined in the Agreement are used herein with the meanings given them in the Agreement. Borrower hereby requests a Borrowing of Loans to be advanced pursuant to Section 2.1 of the Agreement as follows:

Aggregate amount of Borrowing:	$

Type of Loans in Borrowing:

Date on which Loans are to be advanced:

Length of Interest Period for Eurodollar Loans:	months

To induce Lenders to make such Loans, Borrower hereby represents, warrants, acknowledges, and agrees to and with Administrative Agent and each Lender that:

(a)                                        The officer of Borrower signing this instrument is the duly elected, qualified and acting officer of Borrower as indicated below such officer’s signature hereto having all necessary authority to act for Borrower in making the request herein contained.

(b)                                        The representations and warranties of the Restricted Persons set forth in the Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), with the same effect as though such representations and warranties had been made on and as of the date hereof, except for any such representation or warranty that expressly applies to a specified earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.

(c)                                         No Default exists as of the date hereof; nor will any Default result from the proposed Loan or from the application of the proceeds thereof.

(d)                                        Except to the extent waived in writing as provided in Section 10.1(a) of the Agreement, Borrower has performed and complied with all agreements and conditions in the Agreement required to be performed or complied with by Borrower on or prior to the date hereof, and each of the conditions precedent to Loans contained in the Agreement remains satisfied.

(e)                                         The Loan Documents have not been modified, amended or supplemented by any unwritten representations or promises, by any course of dealing, or by any other means not

Exhibit B - 1

Provided for in Section 10.1(a) of the Agreement. The Agreement and the other Loan Documents are hereby ratified, approved, and confirmed in all respects.

The officer of Borrower signing this instrument hereby certifies (as an officer of Borrower and not in his or her individual capacity) that, to the best of his knowledge after due inquiry, the above representations, warranties, acknowledgments, and agreements of Borrower are true, correct and complete.

IN WITNESS WHEREOF, this instrument is executed as of                , 2013.

SUNDANCE ENERGY, INC.

By:
Name:
Title:

Exhibit B - 2

EXHIBIT C

CONTINUATION/CONVERSION NOTICE

Reference is made to that certain Second Lien Credit Agreement dated as of August 30, 2013 (as amended or supplemented, the “Agreement”), by and among Sundance Energy, Inc. (“Borrower”), Wells Fargo Energy Capital, Inc., as Administrative Agent, and the lenders referred to therein (“Lenders”). Terms that are defined in the Agreement are used herein with the meanings given them in the Agreement.

Borrower hereby requests a Conversion or Continuation of existing Loans into a new Borrowing pursuant to Section 2.3 of the Agreement as follows:

Existing Borrowing(s) to be continued or converted:

$                            of Eurodollar Loans with Interest Period ending                           .

$                            of Base Rate Loans

Aggregate amount of Borrowing:	$

Type of Loans in new Borrowing:

Date of Continuation or Conversion:

Length of Interest Period for Eurodollar Loans:	months

To meet the conditions set out in the Agreement for such conversion/continuation, Borrower hereby represents, warrants, acknowledges, and agrees to and with Administrative Agent and each Lender that:

(a)                                        The officer of Borrower signing this instrument is the duly elected, qualified and acting officer of Borrower as indicated below such officer’s signature hereto having all necessary authority to act for Borrower in making the request contained herein.

(b)                                        There does not exist on the date hereof any condition or event that constitutes a Default that has not been waived in writing as provided in Section 10.1(a) of the Agreement.

(c)                                         The Loan Documents have not been modified, amended or supplemented by any unwritten representations or promises, by any course of dealing, or by any other means not provided for in Section 10.1(a) of the Agreement. The Agreement and the other Loan Documents are hereby ratified, approved, and confirmed in all respects.

The officer of Borrower signing this instrument hereby certifies (as an officer of Borrower and not in his or her individual capacity) that, to the best of his knowledge after due inquiry, the above representations, warranties, acknowledgments, and agreements of Borrower are true, correct and complete.

Exhibit C - 1

IN WITNESS WHEREOF this instrument is executed as of                                       .

SUNDANCE ENERGY, INC.

By:
Name:
Title:

Exhibit C - 2

EXHIBIT D

COMPLIANCE CERTIFICATE

Reference is made to that certain Second Lien Credit Agreement dated as of August 30, 2013 (as amended or supplemented, the “Agreement”), by and among Sundance Energy, Inc. (“Borrower”), Wells Fargo Energy Capital, Inc., as Administrative Agent, and certain financial institutions (“Lenders”), which Agreement is in full force and effect on the date hereof. Terms that are defined in the Agreement are used herein with the meanings given them in the Agreement.

This Certificate is furnished pursuant to Section 6.2(b) of the Agreement. Together herewith Borrower is furnishing to Administrative Agent and each Lender Borrower’s *[audited/unaudited] financial statements (the “Financial Statements”) as at                   (the “Reporting Date”). Borrower hereby represents, warrants, and acknowledges to Administrative Agent and each Lender that:

(a)                                         the officer of Borrower signing this instrument is the duly elected, qualified and acting             of Borrower and as such is Borrower’s chief financial officer;

(b)                                         the Financial Statements are accurate and complete and satisfy the requirements of the Agreement;

(c)                                          attached hereto is a schedule of calculations showing Borrower’s compliance as of the Reporting Date with the requirements of Section 7.14 of the Agreement *[and Borrower’s non-compliance as of such date with the requirements of Section(s)                    of the Agreement];

(d)                                         on the Reporting Date Borrower was, and on the date hereof Borrower is, in full compliance with the disclosure requirements of Section 6.4 of the Agreement, and no Default otherwise existed on the Reporting Date or otherwise exists on the date of this instrument *[except for Default(s) under Section(s)                     of the Agreement, which *[is/are] more fully described on a schedule attached hereto]; and

(e)                                          *[unless otherwise disclosed on a schedule attached hereto,] the representations and warranties of the Credit Parties set forth in the Agreement and the other Loan Documents are true and correct on and as of the date hereof in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), with the same effect as though such representations and warranties had been made on and as of the date hereof, except for any such representation or warranty that expressly applies to a specified earlier date, in which case such representation or warranty shall have been true and correct in all respects on and as of such earlier date.

The officer of Borrower signing this instrument hereby certifies (as an officer of Borrower and not in his or her individual capacity) that he has reviewed the Loan Documents and the Financial Statements and has otherwise undertaken such inquiry as is in his/her opinion

Exhibit D - 1

necessary to enable him/her to express an informed opinion with respect to the above representations, warranties and acknowledgments of Borrower and, to the best of his/her knowledge, such representations, warranties, and acknowledgments are true, correct and complete.

IN WITNESS WHEREOF, this instrument is executed as of                              , 20        .

SUNDANCE ENERGY, INC.

By:
Name:
Title:

Exhibit D - 2

EXHIBIT E

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.] Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

Exhibit E - 1

3.	Borrower:	Sundance Energy, Inc.

4.	Administrative Agent: Wells Fargo Energy Capital, Inc., as the administrative agent under the Credit Agreement

5.

Credit Agreement: Second Lien Credit Agreement dated as of August 30, 2013 among Sundance Energy, Inc., the Lenders from time to time party thereto, and Wells Fargo Energy Capital, Inc., as Administrative Agent.

Assigned Interest[s]:

Aggregate
			Amount of	Amount of	Percentage
		Facility	Loans for	Loans	Assigned		CUSIP
Assignor[s]	Assignee[s]	Assigned	all Lenders	Assigned	Loans		Number
			$	$		%
			$	$		%
			$	$		%

[7.	Trade Date:	]

[Page break]

Exhibit E - 3

Effective Date:                               , 20         [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and] Accepted:

WELLS FARGO ENERGY CAPITAL, INC., as
Administrative Agent

By:
Title

[Consented to]:

SUNDANCE ENERGY, INC.

By:
Title

Exhibit E - 3

ANNEX 1 to Assignment and Assumption

[SUNDANCE ENERGY, INC.]

STANDARD TERMS AND CONDITIONS

FOR ASSIGNMENT AND ASSUMPTION

1.                                             Representations and Warranties.

1.1.                                    Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender, and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.                                    Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents, if any, as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.2 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) [if it is a Foreign Lender] attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan

Annex 1 to Exhibit E - Page 1

Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.

2.                                             Payments. From and after the Effective Date, Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3.                                             General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of Colorado.

Annex 1 to Exhibit E - Page 2

EXHIBIT G

FORM OF INTERCREDITOR AGREEMENT

(attached hereto)

Exhibit G

EXECUTION VERSION

INTERCREDITOR AGREEMENT

dated as of

August 30, 2013

among

SUNDANCE ENERGY, INC.,

as Company,

WELLS FARGO BANK, N.A.,

as First Lien Administrative Agent

and

WELLS FARGO ENERGY CAPITAL, INC.,

as Second Lien Administrative Agent

THIS IS THE INTERCREDITOR AGREEMENT REFERRED TO IN THE SECURITY INSTRUMENTS REFERRED TO IN THE CREDIT AGREEMENTS REFERRED TO HEREIN.

ii

iii

INTERCREDITOR AGREEMENT dated as of August 30, 2013 (this “Agreement”), among SUNDANCE ENERGY, INC., a Colorado corporation (the “Company”), WELLS FARGO BANK, N.A., as agent for the First Lien Lenders (as defined below) (in such capacity, together with any successor “Administrative Agent” as defined in the First Lien Credit Agreement (as defined below), the “First Lien Administrative Agent”), and WELLS FARGO ENERGY CAPITAL, INC., as agent for the Second Lien Lenders (as defined below) (in such capacity, together with any successor “Administrative Agent” as defined in the Second Lien Credit Agreement (as defined below), the “Second Lien Administrative Agent”).

PRELIMINARY STATEMENT

Reference is made to (a) the Credit Agreement dated as of December 28, 2012 (as heretofore amended or modified or hereafter amended, restated, or otherwise modified from time to time in accordance with this Agreement, the “First Lien Credit Agreement”), among the Company, the lenders from time to time party thereto (the “First Lien Lenders”) and the First Lien Administrative Agent, (b) the Second Lien Credit Agreement dated as of the date hereof (as amended, restated, or otherwise modified from time to time in accordance with this Agreement, the “Second Lien Credit Agreement” and, together with the First Lien Credit Agreement, the “Credit Agreements”), among the Company, the lenders from time to time party thereto (the “Second Lien Lenders”) and Second Lien Administrative Agent, and (c) the Security Documents referred to in the Credit Agreements.

RECITALS

A.                            The First Lien Lenders have agreed to make loans and other extensions of credit to the Company pursuant to the First Lien Credit Agreement on the condition, among others, that the First Lien Obligations (such term and each other capitalized term used but not defined in the preliminary statement or these recitals having the meaning given it in Article I) shall be secured by first priority Liens on, and security interests in, the First Lien Collateral.

B.                            The Second Lien Lenders have agreed to make loans to the Company pursuant to the Second Lien Credit Agreement on the condition, among others, that the Second Lien Obligations shall be secured by second priority Liens on, and security interests in, the Second Lien Collateral.

C.                            The Credit Agreements require, among other things, that the parties hereto set forth in this Agreement, among other things, their respective rights, obligations and remedies with respect to the Collateral.

Accordingly, the parties hereto agree as follows:

Article I

Definitions

Section 1.01                             Certain Defined Terms. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings set forth in the First Lien Credit Agreement, the Second Lien Credit Agreement or the Security Documents, as applicable.

Section 1.02                      Other Defined Terms. As used in this Agreement, the following term shall have the meanings specified below:

“Administrative   Agents” shall mean collectively each of First Lien Administrative Agent and Second Lien Administrative Agent.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as now and hereinafter in effect, or any successor statute.

“Bankruptcy Law” shall mean the Bankruptcy Code and any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law.

“Borrowing Base” shall have the meaning assigned to such term in the First Lien Credit Agreement or, if the Indebtedness outstanding under the First Lien Loan Documents is Refinanced as contemplated by Section 7.02, as defined in the New First Lien Loan Documents, provided that such “Borrowing Base”, whether in the First Lien Loan Documents or the New First Lien Loan Documents, is a traditional conforming corp rate banking borrowing base for oil and gas secured loan transactions, similar with the existing transaction, including customary mechanisms for periodic redeterminations thereof.

“Cash Management Lender” means any First Lien Lender or any Affiliate of any First Lien Lender that provides a Cash Management Service to any Grantor, in its capacity as a provider of such service. If a Person ceases to be a First Lien Lender or an Affiliate of a First Lien Lender, such Person shall nonetheless remain a Cash Management Lender, but only with respect to transactions entered into thereunder during or prior to the time such Person was a First Lien Lender or an Affiliate of a First Lien Lender.

“Cash Management Obligation” means any obligation of any Grantor arising from time to time in respect of Cash Management Servicesheretofore, presently or hereafter entered into with a Cash Management Lender; provided that if any Person that was a Cash Management Lender ceases to be a First Lien Lender or an Affiliate of a First Lien Lender, the Cash Management Obligations shall only include such obligations to the extent arising from Cash Management Services provided to such Grantor during or prior to the time such Person was a First Lien Lender or an Affiliate of a First Lien Lender and shall not include any obligations arising from any Cash Management Services provided to such Grantor after such Person ceases to be a First Lien Lender or an Affiliate of a First Lien Lender.

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“Cash Management Services” means any banking services that are provided to any Grantor by a Cash Management Lender (other than pursuant to the First Lien Credit Agreement), including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) stored value cards, (f) automated clearing house or wire transfer services, or (g) treasury management, including controlled disbursement, consolidated account, lockbox, overdraft, return items, sweep and interstate depository network services.

“Collateral” shall mean, collectively, the First Lien Collateral and the Second Lien Collateral.

“Company” shall have the meaning assigned to such term in the preamble to this Agreement.

“Comparable Second Lien Security Document” shall mean, in relation to any Collateral subject to any Lien created under any First Lien Security Document, the Second Lien Security Document that creates a Lien on the same Collateral, granted by the same Grantor.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Agreements” shall have the meaning assigned to such term in the preliminary statement of this Agreement.

“Credit Exposure” means the Swap Termination Value under a Hedging Contract.

“DIP Financing” shall have the meaning assigned to such term in Section 6.01(a)(ii).

“DIP Financing Liens” shall have the meaning assigned to such term in Section 6.01(a)(ii).

“Discharge of First Lien Obligations” shall mean, subject to Section 7.02 and Section 7.04, (a) payment in full in cash of the principal of and interest (including interest accruing during the pendency of any Insolvency Proceeding, regardless of whether allowed or allowable in such Insolvency Proceeding) and premium, if any, on all First Lien Obligations outstanding under the First Lien Loan Documents, (b) payment in full in cash of all other First Lien Obligations, other than Lender Hedging Obligations and Cash Management Obligations and any contingent obligations for which no claim or demand for payment has been made at such time, that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid, (c) cancellation of, cash collateralization in an amount equal to 102% of the aggregate undrawn face amount of, or the entry into other arrangements reasonably satisfactory to the First Lien Administrative Agent and the LC Issuer with respect to all letters of credit issued and

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outstanding under the First Lien Credit Agreement, (d) payment of all Lender Hedging Obligations under all Lender Hedging Contracts to the extent the First Lien Administrative Agent has received written notice of such Lender Hedging Obligations (or, with respect to any particular Lender Hedging Contract, such other arrangements as have been made by the Company and the Lender Counterparty who is a party to such Lender Hedging Contract in a manner satisfactory to such Lender Counterparty in its sole discretion to protect such Lender Counterparty from default risk under such Lender Hedging Contract (and communicated to the First Lien Administrative Agent) as provided in the First Lien Credit Agreement), (e) payment of all Cash Management Obligations to the extent the First Lien Administrative Agent has received written notice of such Cash Management Obligations (or, with respect to any particular agreement to provide Cash Management Services, such other arrangements as have been made by the Company and the Cash Management Lender who is a party to such agreement in a manner satisfactory to such Cash Management Lender in its sole discretion to protect such Cash Management Lender from default risk under such agreement (and communicated to the First Lien Administrative Agent) as provided in the First Lien Credit Agreement), and (f) termination or expiration of all commitments to lend and all obligations to issue or extend letters of credit under the First Lien Credit Agreement.

“Disposition” shall mean any sale, lease, exchange, transfer or other disposition. “Dispose” shall have a correlative meaning.

“Enforcement Action” shall mean an action under applicable law to (a) foreclose, execute, levy, or collect on, take possession or control of, sell or otherwise realize upon (judicially or non-judicially), or lease, license, or otherwise dispose of (whether publicly or privately), Collateral, or otherwise exercise or enforce remedial rights with respect to Collateral under the First Lien Loan Documents or the Second Lien Loan Documents (including by way of setoff, recoupment, notification of a public or private sale or other disposition pursuant to the UCC or other applicable law, notification to account debtors, notification to depositary banks under deposit account control agreements, or exercise of rights under landlord consents, if applicable), (b) solicit bids from third Persons to conduct the liquidation or disposition of Collateral or to engage or retain sales brokers, marketing agents, or auctioneers for the purposes of marketing, promoting, and selling Collateral, (c) to receive a transfer of Collateral in satisfaction of any Obligation secured thereby, (d) to otherwise enforce a security interest or exercise a remedy, as a secured creditor or otherwise, in equity, or pursuant to the First Lien Loan Documents or the Second Lien Loan Documents (including the commencement of applicable legal proceedings or other actions with respect to all or any portion of the Collateral to facilitate the actions described in the preceding clauses, and exercising voting rights in respect of equity interests comprising Collateral), or (e) the Disposition of Collateral by any Grantor after the occurrence and during the continuation of an event of default under the First Lien Loan Documents or the Second Lien Loan Documents with the consent of First Lien Administrative Agent or Second Lien Administrative Agent, as applicable; provided that “Enforcement Action” will be deemed to include the commencement of, or joinder in filing of a petition for commencement of, an Insolvency Proceeding against the owner of Collateral.

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“First Lien Administrative Agent” shall have the meaning assigned to such term in the preliminary statement of this Agreement.

“First Lien Collateral” shall mean all assets of any Grantor, whether real, personal or mixed, now or at any time hereafter subject to Liens securing any First Lien Obligations.

“First Lien Credit Agreement” shall have the meaning assigned to such term in the preliminary statement of this Agreement.

“First Lien Lenders” shall have the meaning assigned to such term in the preliminary statement of this Agreement.

“First Lien Loan Documents” shall mean the “Loan Documents”, as defined in the First Lien Credit Agreement.

“First Lien Majority Lenders” shall mean the “Majority Lenders”, as defined in the First Lien Credit Agreement.

“First Lien Obligations” shall mean the “Secured Obligations”, as defined in the First Lien Credit Agreement.

“First Lien Secured Parties” shall mean, at any time, (a) the First Lien Lenders, (b) the First Lien Administrative Agent, (c) the LC Issuer, (d) the Lender Counterparties, (e) the Cash Management Lenders, (f) each other Person to whom any of the First Lien Obligations (including First Lien Obligations under any indemnification obligations) is owed, and (g) the successors and permitted assigns of each of the foregoing.

“First Lien Security Documents” shall mean the “Security Documents”, as defined in the First Lien Credit Agreement.

“First Priority Liens” shall mean all Liens on the First Lien Collateral securing the First Lien Obligations, whether created under the First Lien Security Documents or acquired by possession, statute (including any judgment lien), operation of law, subrogation or otherwise.

“Grantors” shall mean (a) the Company, (b) each other Person that shall have created or purported to create any First Priority Lien or Second Priority Lien on all or any part of its assets to secure any First Lien Obligations or any Second Lien Obligations, and (c) each other Person that shall have provided a Guaranty or other similar credit support for either the First Lien Obligations or the Second Lien Obligations.

“Guarantors” shall mean, collectively, Parent and each Subsidiary of Parent that has guaranteed, or that may from time to time hereafter guarantees, the First Lien Obligations or the Second Lien Obligations.

“Hedging Contract” means (a) any agreement providing for options, swaps, floors, caps, collars, forward sales or forward purchases involving interest rates,

5

commodities or commodity prices, equities, currencies, bonds, or indexes based on any of the foregoing, (b) any option, futures or forward contract traded on an exchange, and (c) any other derivative agreement or other similar agreement or arrangement.

“Indebtedness” shall mean and includes all obligations that constitute “Obligations”, as defined in the First Lien Credit Agreement or the Second Lien Credit Agreement, as applicable.

“Insolvency Proceeding” shall mean (a) any voluntary or involuntary proceeding under the Bankruptcy Code or any other Bankruptcy Law with respect to any Grantor, (b) any voluntary or involuntary appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Grantor or for a substantial part of the property or assets of any Grantor, (c) any voluntary or involuntary winding-up or liquidation of any Grantor, or (d) a general assignment for the benefit of creditors by any Grantor.

“Lender Counterparty” shall mean any First Lien Lender or any Affiliate of any First Lien Lender that is a party to a Hedging Contract with any Grantor. If a Person ceases to be a First Lien Lender or an Affiliate of a First Lien Lender but remains a party to such Hedging Contract, such Person shall nonetheless remain a Lender Counterparty, but only with respect to transactions entered into thereunder during or prior to the time such Person was a First Lien Lender or an Affiliate of a First Lien Lender.

“Lender Hedging Contract” shall mean a Hedging Contract between any Grantor and a Lender Counterparty.

“Lender Hedging Obligation” shall mean any obligation of any Grantor arising from time to time under any Hedging Contract heretofore, presently or hereafter entered into with a Lender Counterparty; provided that if any Person that was a Lender Counterparty ceases to be a First Lien Lender or an Affiliate of a First Lien Lender, the Lender Hedging Obligations shall only include such obligations to the extent arising from transactions entered into during or prior to the time such Person was a First Lien Lender or an Affiliate of a First Lien Lender and shall not include any obligations arising from any transaction entered into after such Person ceases to be a First Lien Lender or an Affiliate of a First Lien Lender, provided that when used with reference to any Guarantor, the term “Lender Hedging Obligation” excludes any Excluded Swap Obligations with respect to such Guarantor.

“Lender Party” shall mean one of the “Lender Parties”, as defined in the First Lien Credit Agreement.

“Lien” shall mean, with respect to any property or assets, any right or interest therein of a creditor to secure Liabilities owed to it or any other arrangement with such creditor that provides for the payment of such Liabilities out of such property or assets or that allows such creditor to have such Liabilities satisfied out of such property or assets prior to the general creditors of any owner thereof, including any lien, mortgage, security interest, pledge, deposit, production payment, rights of a vendor under any title retention

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or conditional sale agreement or lease substantially equivalent thereto, tax lien, mechanic’s or materialman’s lien, or any other charge or encumbrance for security purposes, whether arising by Law or agreement or otherwise, but excluding any right of offset that arises without agreement in the ordinary course of business. “Lien” also means any filed financing statement, any registration of a pledge (such as with an issuer of uncertificated securities), or any other arrangement or action that would serve to perfect a Lien described in the preceding sentence, regardless of whether such financing statement is filed, such registration is made, or such arrangement or action is undertaken before or after such Lien exists.

“Loan Documents” shall mean the First Lien Loan Documents and the Second Lien Loan Documents.

“New First Lien Administrative Agent” shall have the meaning assigned to such term in Section 7.02.

“New First Lien Loan Documents” shall have the meaning assigned to such term in Section 7.02.

“New First Lien Obligations” shall have the meaning assigned to such term in Section 7.02.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, trust, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

“Pledged or Controlled Collateral” shall have the meaning assigned to such term in Section 5.01(a).

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Refinance” shall mean, in respect of any Indebtedness, to refinance, extend, renew, restructure or replace, or to issue other Indebtedness in exchange or replacement for, such Indebtedness, in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” shall mean Indebtedness that Refinances First Lien Obligations pursuant to Section 7.02.

“Refinancing Notice” shall have the meaning assigned to such term in Section 7.02.

“Release” shall have the meaning assigned to such term in Section 3.04.

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“Second Lien Administrative Agent” shall have the meaning assigned to such term in the preliminary statement of this Agreement.

“Second Lien Collateral” shall mean all assets of any Grantor now or at any time hereafter subject to Liens securing any Second Lien Obligations.

“Second Lien Credit Agreement” shall have the meaning assigned to such term in the preliminary statement of this Agreement.

“Second Lien Lenders” shall have the meaning assigned to such term in the preliminary statement of this Agreement.

“Second Lien Loan Documents” shall mean the “Loan Documents”, as defined in the Second Lien Credit Agreement.

“Second Lien Obligations” shall mean the “Obligations”, as defined in the Second Lien Credit Agreement.

“Second Lien Permitted Actions” shall have the meaning assigned to such term in Section 3.01(a).

“Second Lien Release” shall have the meaning assigned to such term in Section 3.05.

“Second Lien Required Lenders” shall mean the “Majority Lenders”, as defined in the Second Lien Credit Agreement.

“Second Lien Secured Parties” shall mean, at any time, (a) the Second Lien Lenders, (b) the Second Lien Administrative Agent, (c) each other Person to whom any of the Second Lien Obligations (including indemnification obligations) is owed and (d) the successors and permitted assigns of each of the foregoing.

“Second Lien Security Documents” shall mean the “Security Documents”, as defined in the Second Lien Credit Agreement.

“Second Priority Liens” shall mean all Liens on the Second Lien Collateral securing the Second Lien Obligations, whether created under the Second Lien Security Documents or acquired by possession, statute (including any judgment Lien), operation of law, subrogation or otherwise.

“Security Documents” shall mean the First Lien Security Documents and the Second Lien Security Documents.

“Standstill Period” shall have the meaning assigned to such term in Section 3.02(a)(i).

“Subsidiary” of a Person means (a) a corporation, partnership, joint venture, limited liability company or other business entity of which at least a majority of the

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outstanding Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors, managers or other governing body (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries or such Person and one or more of its “Subsidiaries”, and (b) any partnership of which such Person or any of its Subsidiaries is a general partner. Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a Domestic Subsidiary of the Parent (other than the Company).

“Swap Termination Value” means, in respect of any one or more Lender Hedging Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Lender Hedging Contracts, (a) for any date on or after the date such Lender Hedging Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Lender Hedging Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Lender Hedging Contracts.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified, (b) any reference herein (i) to any Person shall be construed to include such Person’s successors and assigns and (ii) to the Company or any other Grantor shall be construed to include the Company or such Grantor as debtor and debtor-in-possession and any receiver or trustee for the Company or any other Grantor, as the case may be, in any Insolvency Proceeding, (c) the words “herein”, “hereof’ and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles or Sections shall be construed to refer to Articles or Sections of this Agreement, and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

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Article II

Lien Priorities

Section 2.01                             Relative Priorities. Notwithstanding (a) the date, manner or order of grant, attachment or perfection of any Second Priority Lien or any First Priority Lien, (b) any provision of the UCC or any other applicable law or the provisions of any Security Document or any other Loan Document, (c) any defect in, or non-perfection, setting aside, or avoidance of a Lien or a First Lien Loan Document or a Second Lien Loan Document, (d) the modification of a First Lien Loan Document or a Second Lien Loan Document, (e) the exchange of any security interest in any Collateral for a security interest in other Collateral, (f) the commencement of an Insolvency Proceeding or any other circumstace whatsoever, including a circumstance that might be a defense available to, or a discharge of, a Grantor in respect of a First Lien Obligation or a Second Lien Obligation or holder of such Obligation, the Second Lien Administrative Agent, for itself and on behalf of the other Second Lien Secured Parties, hereby agrees that, so long as the Discharge of First Lien Obligations has not occurred, (g) any First Priority Lien now or hereafter held by or for the benefit of any First Lien Secured Party shall be senior in right, priority, operation, effect and ll other respects to any and all Second Priority Lien , (h) any Second Priority Lien now or hereafter held by or for the benefit of any Second Lien Secured Party shall be junior and subordinate in right, priority, operation, effect and all other respects to any and all First Priority Liens, and (i) the First Priority Lien shall be and remain senior in right, priority, operation, effect and all other respects to any Second Priority Liens for all purposes, whether or not any First Priority Liens are subordinated in any respect to any other Lien securing any other obligation of the Company, any other Grantor or any other Person.

Section 2.02                             Prohibition on Contesting Liens.  Each of the First Lien Administrative Agent, for itself and on behalf of the other First Lien Secured Parties, and the Second Lien Administrative Agent, for itself and on behalf of the other Second Lien Secured Parties, agrees that it will not, and hereby waives any right to, contest or support any other Person in contesting, in any proceeding (including any Insolvency Proceeding), the creation, priority, perfection, validity or enforceability of any Second Priority Lien or any First Priority Lien, as the case may be; provided that nothing in this Agreement shall be construed to prevent or impair the rights of the First Lien Administrative Agent or any other First Lien Secured Party to enforce this Agreement.

Section 2.03                             No New Liens.  The parties hereto agree that, so long as the Discharge of First Lien Obligations has not occurred, none of the Grantors shall, or shall permit any of its Subsidiaries to, (a) grant or permit any additional Liens on any asset to secure any Second Lien Obligation unless it has granted, or concurrently therewith grants, a First Priority Lien on such asset to secure the First Lien Obligations or (b) grant or permit any additional Liens on any asset to secure any First Lien Obligations unless it has granted, or concurrently therewith grants, a Second Priority Lien on such asset to secure the Second Lien Obligations, with each such Lien to be subject to the provisions of this Agreement, in each case, subject to the terms and conditions hereof (including Sections 5.01 and 5.02 hereof). To the extent that the provisions of the immediately

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preceding sentence are not complied with for any reason, without limiting any other right or remedy available to the First Lien Administrative Agent or the other First Lien Secured Parties, the Second Lien Administrative Agent agrees, for itself and on behalf of the other Second Lien Secured Parties, that any amounts received by or distributed to any Second Lien Secured Party pursuant to or as a result of any Lien granted in contravention of this Section 2.03 shall be subject to Section 4.02.

Section 2.04                             Similar Liens and Agreements. The parties hereto acknowledge and agree that it is their intention that the First Lien Collateral and the Second Lien Collateral be identical. In furtherance of the foregoing, the parties hereto agree:

(a)                                 to cooperate in good faith in order to determine, upon any reasonable request by the First Lien Administrative Agent or the Second Lien Administrative Agent, the specific assets included in the First Lien Collateral and the Second Lien Collateral, the steps taken to perfect the First Priority Liens and the Second Priority Liens thereon and the identity of the respective parties obligated under the First Lien Loan Documents and the Second Lien Loan Documents; and

(b)                                 that the Second Lien Security Documents shall be in all material respects in the same form as the First Lien Security Documents, other than with respect to the first priority and second priority nature of the Liens created or evidenced thereunder, the identity of the Secured Parties that are parties thereto or secured thereby and other matters contemplated by this Agreement.

Section 2.05                             Judgment Creditors. In the event that any Second Lien Secured Party becomes a judgment lien creditor as a result of its enforcement of its rights as an unsecured creditor, such judgment Lien shall be subject to the terms of this Agreement or all purposes (including in relation to the First Priority Liens and the First Lien Obli ations) to the same extent as all other Liens securing the Second Lien Obligations are subject to the terms of this Agreement.

Section 2.06                             No Debt Subordination. Nothing contained in this Agreement is intended to subordinate any debt claim by a Second Lien Secured Party to a debt claim by a First Lien Secured Party. All debt claims of the First Lien Secured Parties and the Second Lien Secured Parties are intended to be pari passu.

Article III

Enforcement of Rights; Matters Relating to Collateral

Section 3.01                      Exercise of Rights and Remedies.

(a)                                 S long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency Proceeding has been commenced, the First Lien Administrative Agent and the other First Lien Secured Parties shall have the exclusive right to (i) commence and maintain any Enforcement Action (including rights to set-off or credit bid), (ii) subject to Section 3.04, make determinations regarding the release or Disposition of, or restrictions with respect to, the Collateral, and (iii) otherwise enforce

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the rights and remedies of a secured creditor under the UCC and Bankruptcy Laws of any applicable jurisdiction, so long as any proceeds received by the First Lien Administrative Agent in excess of those necessary to achieve Discharge of First Lien Obligations are distributed in accordance with the UCC and applicable law, subject to the relative priorities described in Section 2.01, without any consultation with or the consent of the Second Lien Administrative Agent or any other Second Lien Secured Party; provided that, notwithstanding the foregoing,

(i)                                     in any Insolvency Proceeding, the Second Lien Administrative Agent and any Second Lien Secured Party may file a proof of claim or statement of interest with respect to the Second Lien Obligations;

(ii)                                  the Second Lien Administrative Agent may take any action to create, perfect, preserve or protect the validity and enforceability of the Second Priority Liens, provided that no such action is, or could reasonably be expected to be, (A) adverse to the First Priority Liens or the rights of the First Lien Administrative Agent or any other First Lien Secured Party to exercise remedies in respect thereof or (B) otherwise inconsistent with the terms of this Agreement, including the automatic release of Second Priority Liens provided in Section 3.04;

(iii)                               the Second Lien Secured Parties may file any responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Second Lien Secured Parties, including any claims secured by the Collateral or otherwise make any agreements or file any motions pertaining to the Second Lien Obligations, in each case, to the extent not inconsistent with the terms of this Agreement;

(iv)                              the Second Lien Secured Parties may exercise rights and remedies as unsecured creditors, as provided in Section 3.03;

(v)                                 the Second Lien Secured Parties may (A) present a cash bid for Collateral or purchase Collateral for cash at any Section 363 hearing or at any public or judicial foreclosure sale and (B) credit bid for Collateral pursuant to Section 363(k) of the Bankruptcy Code (provided that such credit bid may only be made if the Discharge of First Lien Obligations has occurred or will occur concurrently as a result of a cash bid for such Collateral in addition to such credit bid); provided, however, in no event shall the bid pursuant to this Section 3.01(a)(v) be less than the amount in cash that would be necessary to purchase the First Lien Obligations pursuant to Section 3.01(d) hereof;

(vi)                              the Second Lien Secured Parties shall be entitled to vote on any plan of reorganization, to the extent consistent with the provisions hereof; and

(vii)                           subject to Section 3.02(a), the Second Lien Administrative Agent and the other Second Lien Secured Parties may enforce any of their rights and

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exercise any of their remedies with respect to the Collateral after the termination of the Standstill Period

(the actions described in clauses (i) through (vii) above being referred to herein as the “Second Lien Permitted Actions”). Except for the Second Lien Permitted Actions, unless and until the Discharge of First Lien Obligations has occurred, the sole right of the Second Lien Administrative Agent and the other Second Lien Secured Parties with respect to the Collateral shall be to receive the proceeds of the Collateral, if any, remaining after the Discharge of First Lien Obligations has occurred and in accordance with the Second Lien Loan Documents and applicable law.

(b)                                 In exercising rights and remedies with respect to the Collateral, the First Lien Administrative Agent and the other First Lien Secured Parties may enforce the provisions of the First Lien Loan Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to Dispose of Collateral upon foreclosure, to incur expenses in connection with any such Disposition and to exercise all the rights and remedies of a secured creditor under the Uniform Commercial Code, the Bankruptcy Code or any other Bankruptcy Law. The First Lien Administrative Agent agrees to provide at least five days’ prior written notice to the Second Lien Administrative Agent of its intention to foreclose upon or Dispose of any Collateral.

(c)                                  The Second Lien Administrative Agent, for itself and on behalf of the other Second Lien Secured Parties, hereby acknowledges and agrees that (i) no covenant, agreement or restriction contained in any Second Lien Security Document or any other Second Lien Loan Document shall be deemed to restrict in any way the rights and remedies of the First Lien Administrative Agent or the other First Lien Secured Parties with respect to the Collateral as set forth in this Agreement and the other First Lien Loan Documents and (ii) the rights of any First Lien Secured Party to enforce any provision of this Agreement or any First Lien Loan Document will not be prejudiced or impaired by (A)                         any act or failure to act of any Grantor, any other First Lien Secured Party or the First Lien Administrative Agent, or (B) noncompliance by any Person other than such First Lien Secured Party with any provision of this Agreement, any First Lien Loan Document or any Second Lien Loan Document.

(d)                                 Notwithstanding anything in this Agreement to the contrary, following the earliest to occur of (i) the acceleration of the Indebtedness then outstanding under the First Lien Credit Agreement, (ii) a payment default under the First Lien Credit Agreement that has not been cured within sixty (60) days of the occurrence thereof or (iii) the commencement of an Insolvency Proceeding, the Second Lien Secured Parties may, at their sole expense and effort, upon notice within thirty (30) days following such acceleration, payment default or the commencement of an Insolvency Proceeding, as the case may be, to the First Lien Administrative Agent and the Company, require the First Lien Secured Parties to transfer and assign to the Second Lien Secured Parties, without warranty or representation or recourse (except for representations and warranties required to be made by assigning lenders pursuant to the Assignment and Assumption (as such

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term is defined in the First Lien Credit Agreement)), all (but not less than all) of the First Lien Obligations; provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, and (y) the Second Lien Secured Parties shall have paid to the First Lien Administrative Agent, for the account of the First Lien Secured Parties, in immediately available funds, an amount equal to 100% of the principal of the First Lien Obligations plus all accrued and unpaid interest thereon plus all accrued and unpaid fees and expenses plus all the other First Lien Obligations then outstanding (which shall include, with respect to (i) the aggregate face amount of the letters of credit outstanding under the First Lien Credit Agreement, an amount in cash equal to 102% thereof, (ii) obligations under Lender Hedging Contracts that constitute First Lien Obligations, 100% of the aggregate Lender Hedging Obligations then due and owing thereunder (unless, with respect to any particular Lender Hedging Contract, such other arrangements have been made by the Company and the Lender Counterparty who is a party to such Lender Hedging Contract in a manner satisfactory to such Lender Counterparty in its sole discretion to protect such Lender Counterparty from default risk under such Lender Hedging Contract (and communicated to the First Lien Administrative Agent) as provided in the First Lien Credit Agreement), and (iii) Cash Management Obligations that constitute First Lien Obligations, 100% of the aggregate Cash Management Obligations then due and owing thereunder (unless, with respect to any particular agreement to provide Cash Management Services, such other arrangements have been made by the Company and the Cash Management Lender who is a party to such agreement in a manner satisfactory to such Cash Management Lender in its sole discretion to protect such Cash Management Lender from default risk under such agreement (and communicated to the First Lien Administrative Agent) as provided in the First Lien Credit Agreement). In order to effectuate the foregoing, the First Lien Administrative Agent shall calculate, upon the written request of the Second Lien Administrative Agent from time to time, the amount in cash that would be necessary so to purchase the First Lien Obligations. Notwithstanding the foregoing, the First Lien Administrative Agent and the First Lien Secured Parties shall retain any and all rights with respect to indemnification and other similar contingent obligations under the First Lien Loan Documents or any Lender Hedging Contract that are expressly stated to survive the termination of the First Lien Loan Documents or any Lender Hedging Contract.

(e)                          Notwithstanding anything in this Agreement to the contrary, following the earliest to occur of (i) the acceleration of the Indebtedness then outstanding under the First Lien Credit Agreement, (ii) a payment default under the First Lien Credit Agreement that has not been cured within sixty (60) days of the occurrence thereof or (iii) the commencement of an Insolvency Proceeding, the First Lien Secured Parties may, at their sole expense and effort, upon notice within thirty (30) days following such acceleration, payment default or the commencement of an Insolvency Proceeding, as the case may be, to the Second Lien Administrative Agent and the Company, require the Second Lien Secured Parties to transfer and assign to the First Lien Secured Parties, without warranty or representation or recourse (except for representations and warranties required to be made by assigning lenders pursuant to the Assignment and Assumption (as such term is defined in the Second Lien Credit Agreement)), all (but not less than all) of the Second Lien Obligations; provided that (x) such assignment shall not conflict with

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any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, and (y) the First Lien Secured Parties shall have paid to the Second Lien Administrative Agent, for the account of the Second Lien Secured Parties, in immediately available funds, an amount equal to 100% of the principal of the Second Lien Obligations plus all accrued and unpaid interest thereon plus all accrued and unpaid fees and expenses plus all the other Second Lien Obligations then outstanding (which shall include a premium in an amount equal to the prepayment premium as set forth in Section 3.04(a) of the Second Lien Credit Agreement). In order to effectuate the foregoing, the Second Lien Administrative Agent shall calculate, upon the written request of the First Lien Administrative Agent from time to time, the amount in cash that would be necessary so to purchase the Second Lien Obligations. Each Second Lien Secured Party will retain all rights to indemnification provided by the Borrower in the relevant Second Lien Loan Documents for all claims and other amounts relating to periods prior to the purchase of the Second Lien Obligations pursuant to this Section 3.01.

Section 3.02                             No Interference.

(a)                                 The Second Lien Administrative Agent, for itself and on behalf of the other Second Lien Secured Parties, agrees that, whether or not any Insolvency Proceeding has been commenced, the Second Lien Secured Parties:

(i)                                     except for Second Lien Permitted Actions, will not, so long as the Discharge of First Lien Obligations has not occurred, (A) commence any Enforcement Action; provided, however, that the Second Lien Administrative Agent may enforce or exercise any or all such rights and remedies, or commence, join with any Person in commencing, or petition for or vote in favor of any resolution for, any such action or proceeding, after a period of 180 days has elapsed since the date on which the Second Lien Administrative Agent has delivered to the First Lien Administrative Agent written notice of the acceleration of the Indebtedness then outstanding under the Second Lien Credit Agreement (the “Standstill Period”); provided further, however, that (A) notwithstanding the expiration of the Standstill Period or anything herein to the contrary, except for Second Lien Permitted Actions, in no event shall the Second Lien Administrative Agent or any other Second Lien Secured Party commence an Enforcement Action with respect to any Collateral, or commence, join with any Person in commencing, or petition for or vote in favor of any resolution for, any such Enforcement Action, if the First Lien Administrative Agent or any other First Lien Secured Party shall have commenced, and shall be diligently pursuing (or shall have sought or requested relief from or modification of the automatic stay or any other stay in any Insolvency Proceeding to enable the commencement and pursuit thereof), an Enforcement Action with respect to all or a portion of the Collateral (prompt written notice thereof to be given to the Second Lien Administrative Agent by the First Lien Administrative Agent), and (B) after the expiration of the Standstill Period, so long as neither the First Lien Administrative Agent nor the First Lien Secured Parties have commenced any action to enforce their Lien on any material portion of the Collateral, in the event that and for so long as the Second Lien Secured Parties (or the Second Lien Administrative

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Agent on their behalf) have commenced actions to enforce their Lien with respect to all or any material portion of the Collateral to the extent permitted hereunder and are diligently pursuing such actions (it being understood that this clause shall not constitute a waiver by the First Lien Administrative Agent or the other First Lien Secured Parties of the provisions of Article VI), neither the First Lien Secured Parties nor the First Lien Administrative Agent shall take any action of a similar nature with respect to such Collateral; provided that all other provisions of this Intercreditor Agreement (including the turnover provisions of Article IV) are complied with; and provided further that the Standstill Period shall be tolled for so long as any automatic stay or any other stay or other order prohibiting the exercise of remedies by the First Lien Administrative Agent or the First Lien Secured Parties with respect to the Collateral is in effect by operation of law or has been entered into by a court of competent jurisdiction;

(ii)                                  will not contest, protest or object to any Enforcement Action brought by the First Lien Administrative Agent or any other First Lien Secured Party, including any Enforcement Action by any First Lien Secured Party relating to the Collateral;

(iii)                               subject to the rights of the Second Lien Secured Parties under clause (i) above, will not object to the forbearance by the First Lien Administrative Agent or any other First Lien Secured Party from commencing or pursuing any Enforcement Action with respect to the Collateral;

(iv)                              will not, so long as the Discharge of First Lien Obligations has not occurred and except for Second Lien Permitted Actions, take or receive any Collateral, or any proceeds thereof or payment with respect thereto, in connection with the exercise of any Enforcement Action with respect to any Collateral or in connection with any insurance policy award under a policy of insurance relating to any Collateral or any condemnation award (or deed in lieu of condemnation) relating to any Collateral;

(v)                                 will not, except for Second Lien Permitted Actions, take any action that would, or could reasonably be expected to, hinder, in any manner, any exercise of remedies under the First Lien Loan Documents, including any Disposition of any Collateral, whether by foreclosure or otherwise;

(vi)                              will not, except for Second Lien Permitted Actions, object to the manner in which the First Lien Administrative Agent or any other First Lien Secured Party may seek to enforce or collect the First Lien Obligations or the First Priority Liens, regardless of whether any action or failure to act by or on behalf of the First Lien Administrative Agent or any other First Lien Secured Party is, or could be, adverse to the interests of the Second Lien Secured Parties, and will not assert, and hereby waive, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or claim the benefit of any marshalling, appraisal, valuation or other similar right that may be available under

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applicable law with respect to the Collateral or any similar rights a junior secured creditor may have under applicable law; and

(vii)                           will not attempt, directly or indirectly, whether by judicial proceeding or otherwise, to challenge or question the validity or enforceability of any First Lien Obligation or any First Lien Security Document, including this Agreement, or the validity or enforceability of the priorities, rights or obligations established by this Agreement;

provided, however, that, in the case of clauses (i) through (vii) above, it is the intention of the parties hereto that the Liens granted to secure the Second Lien Obligations of the Second Lien Secured Parties shall attach to any proceeds remaining from any such Enforcement Action taken by the First Lien Administrative Agent or any First Lien Secured Party in accordance with this Agreement after application of such proceeds to Discharge the First Lien Obligations.

Section 3.03 Rights as Unsecured Creditors. The Second Lien Administrative Agent and the other Second Lien Secured Parties may, in accordance with the terms of the Second Lien Loan Documents and applicable law, enforce rights and exercise remedies against the Company and any Guarantor as unsecured creditors (other than initiating or joining in an involuntary case or proceeding under the Bankruptcy Code prior to the end of the Standstill Period); provided that no such action is otherwise inconsistent with the terms of this Agreement. Nothing in this Agreement shall prohibit the acceleration of the Second Lien Obligations, the receipt by the Second Lien Administrative Agent or any other Second Lien Secured Party of the required payments of principal, premium, interest, fees and other amounts due under the Second Lien Loan Documents so long as such receipt is not the direct or indirect result of the enforcement or exercise by the Second Lien Administrative Agent or any other Second Lien Secured Party of rights or remedies as a secured creditor (including any right of setoff) or enforcement in contravention of this Agreement of any Second Priority Lien (including any judgment Lien resulting from the exercise of remedies available to an unsecured creditor).

Section 3.04                             Automatic Release of Second Priority Liens.

(a)                                 If, in connection with (i) any Disposition of any Collateral permitted under the terms of the First Lien Loan Documents other than pursuant to an Enforcement Action or (ii) an Enforcement Action, the First Lien Administrative Agent, for itself and on behalf of the other First Lien Secured Parties, (x) releases any of the First Priority Liens, or (y) releases any Guarantor from its obligations under its guarantee of the First Lien Obligations (in each case, a “Release”), other than any such Release granted following the Discharge of First Lien Obligations, then, subject to Section 3.04(b), the Second Priority Liens on such Collateral, and the obligations of such Guarantor under its guarantee of the Second Lien Obligations, shall be automatically, unconditionally and simultaneously released, and the Second Lien Administrative Agent shall, for itself and on behalf of the other Second Lien Secured Parties, promptly execute and deliver to the First Lien Administrative Agent, the relevant Grantor or such Guarantor such termination

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statements, releases and other documents as the First Lien Administrative Agent or the relevant Grantor or Guarantor may reasonably request to effectively confirm such Release; provided that, (i) in the case of a Disposition of Collateral (other than any such Disposition in connection with an Enforcement Action taken in connection with the First Lien Obligations with respect to the Collateral), the Second Priority Liens shall not be so released if such Disposition is not permitted under the terms of the Second Lien Credit Agreement (other than solely as the result of the existence of a default or event of default under the Second Lien Loan Documents), and (ii) any proceeds received from such Disposition in connection with an Enforcement Action taken in connection with the First Lien Obligations with respect to the Collateral shall be applied by the First Lien Administrative Agent to the First Lien Obligations and permanently reduce the Borrowing Base with respect to the First Lien Obligations to the extent required by the First Lien Credit Agreement.

(b)                                 Except in connection with any Disposition of any Collateral permitted under the terms of the Loan Documents, in the event that the sum of (i) the aggregate principal amount of the loans and letters of credit under the First Lien Credit Agreement, plus (ii) the Credit Exposure under Lender Swap Agreements, at any time, is less than 25% of the sum of such amount and the aggregate principal amount of the loans outstanding under the Second Lien Loan Documents, then any Release (other than a Release in connection with a Disposition of Collateral in connection with the enforcement or exercise of any rights or remedies with respect to the Collateral permitted hereunder) shall require the consent of the holders of First Lien Obligations and Second Lien Obligations representing in the aggregate more than 50% of the sum of (i) the aggregate principal amount of loans and letters of credit under the First Lien Loan Documents and (ii) the aggregate principal amount of the loans outstanding under the Second Lien Loan Documents.

(c)                                  Until the Discharge of First Lien Obligations occurs, the Second Lien Administrative Agent, for itself and on behalf of each other Second Lien Secured Party, hereby appoints the First Lien Administrative Agent, and any officer or agent of the First Lien Administrative Agent, with full power of substitution, as the attorney-in-fact of each Second Lien Secured Party for the purpose of carrying out the provisions of this Section 3.4 and taking any action and executing any instrument that the First Lien Administrative Agent may deem necessary or advisable to accomplish the purposes of this Section 3.04 (including any endorsements or other instruments of transfer or release), which appointment is irrevocable and coupled with an interest.

Section 3.05  Automatic Release of First Priority Liens.  If, in connection with a sale of Collateral for fair market value for cash pursuant to enforcement or exercise of any rights or remedies with respect to such Collateral after the expiration of the Standstill Period that is permitted in accordance with clause (B) of the second proviso to Section 3.02(a)(i), including any Disposition of Collateral, the Second Lien Administrative Agent, for itself and on behalf of the other Second Lien Secured Parties, (x) releases any of the Second Priority Liens, or (y) releases any Guarantor from its obligations under its guarantee of the Second Lien Obligations (in each case, a “Second Lien Release”), then upon the closing of such sale the First Lien Administrative Agent shall, for itself and on

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behalf of the other First Lien Secured Parties, promptly execute and deliver to the Second Lien Administrative Agent such termination statements and releases as shall be reasonably requested by the Second Lien Administrative Agent to release the First Priority Liens on such Collateral and to release the obligations of such Guarantor under its guarantee of the First Lien Obligations; provided that so long as the Discharge of First Lien Obligations has not occurred, the proceeds of such sale shall be delivered to the First Lien Administrative Agent for the benefit of the First Lien Secured Parties, and any payments with respect to such Second Lien Release that are received by the Second Lien Administrative Agent or any other Second Lien Secured Party, shall be segregated and held in trust and forthwith transferred or paid over to the First Lien Administrative Agent for the benefit of the First Lien Secured Parties, in accordance with Section 4.02.

Section 3.06 Notice of Exercise of Second Liens. Each Second Lien Lender agrees that upon termination of the Standstill Period or such longer period as provided in Section 3.02(a) if any Second Lien Lender or the Second Lien Administrative Agent or other representative of such Second Lien Lender intends to commence any Enforcement Action, then such Second Lien Lender or the Second Lien Administrative Agent or other representative shall first deliver notice thereof in writing to the First Lien Administrative Agent both (i) not less than five (5) days prior to taking any such Enforcement Action, and (ii) within three (3) days after such Enforcement Action is taken. Such notices may be given during the Standstill Period.

Section 3.07 Insurance and Condemnation Awards.  So long as the Discharge of First Lien Obligations has not occurred, the First Lien Administrative Agent and the other First Lien Secured Parties shall have the exclusive right (to the extent that any such rights have been granted to the First Lien Administrative Agent and the other First Lien Secured Parties under the First Lien Loan Documents), subject to the rights of the Grantors under the First Lien Loan Documents, to settle and adjust claims in respect of Collateral under policies of insurance covering Collateral and to approve any award granted in any condemnation or similar proceeding, or any deed in lieu of condemnation, in respect of the Collateral. All proceeds of any such policy and any such award, or any payments with respect to a deed in lieu of condemnation to the extent that any proceeds of any such policy or reward are not permitted to be retained by the Grantors under the First Lien Loan Documents, shall (a) first, prior to the Discharge of First Lien Obligations and subject to the rights of the Grantors under the First Lien Loan Documents, be paid to the First Lien Administrative Agent for the benefit of First Lien Secured Parties pursuant to the terms of the First Lien Loan Documents, (b) second, after the Discharge of First Lien Obligations and subject to the rights of the Grantors under the Second Lien Loan Documents, be paid to the Second Lien Administrative Agent for the benefit of the Second Lien Secured Parties pursuant to the terms of the Second Lien Loan Documents, and (c) third, if no Second Lien Obligations are outstanding, be paid to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. Until the Discharge of First Lien Obligations has occurred, if the Second Lien Administrative Agent or any other Second Lien Secured Party shall, at any time, receive any proceeds of any such insurance policy or any such award or payment, it shall hold such proceeds in trust for the benefit of the

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First Lien Secured Parties and forthwith transfer and pay over such proceeds to the First Lien Administrative Agent in accordance with Section 4.02.

Article IV

Payments

Section 4.01                                   Application of Proceeds.  So long as the Discharge of First Lien Obligations has not occurred, and regardless of whether an Insolvency Proceeding has been commenced, any Collateral or proceeds thereof received by the First Lien Administrative Agent in connection with any Disposition of, or collection on, such Collateral following an Enforcement Action shall be applied by the First Lien Administrative Agent to the First Lien Obligations (including to cash collateralize such First Lien Obligations) together with the concurrent permanent reduction of any revolving credit commitment thereunder in an amount equal to the amount of such payment. Upon the Discharge of First Lien Obligations, the First Lien Administrative Agent shall deliver to the Second Lien Administrative Agent any remaining Collateral and any proceeds thereof then held by it in the same form as received, together with any nece sary endorsements, or as a court of competent jurisdiction may otherwise direct, to be applied by the Second Lien Administrative Agent to the Second Lien Obligations, and the Grantors hereby consent to, and direct the First Lien Administrative Agent and the First Lien Secured Parties to make such deliveries of remaining Collateral and any proceeds thereof.

Section 4.02                             Payment Over. So long as the Discharge of First Lien Obligations has not occurred, any Collateral, or any proceeds thereof or payment with respect thereto (together with assets or proceeds subject to Liens referred to in the final sentence of Section 2.03), received by the Second Lien Administrative Agent or any other Second Lien Secured Party in connection with any Disposition of, or collection on, such Collateral upon the enforcement or the exercise of any right or remedy (including any right of setoff) with respect to the Collateral, shall be segregated and held in trust and forthwith transferred or paid over to the First Lien Administrative Agent for the benefit of the First Lien Secured Parties in the same form as received, together with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. Until the Discharge of First Lien Obligations occurs, the Second Lien Administrative Agent, for itself and on behalf of each other Second Lien Secured Party, hereby appoints the First Lien Administrative Agent,and any officer or agent of the First Lien Administrative Agent, with full power of substitution, the attorney-in-fact of each Second Lien Secured Party for the purpose of carrying out the provisions of this Section 4.02 and taking any action and executing any instrument that the First Lien Administrative Agent may deem nece sary or advisable to accomplish the purposes of this Section  4.02, which appointment is irrevocable and coupled with an interest.

Section 4.03                             Certain Agreements with Respect to Unenforceable Liens. Notwithstanding anything to the contrary contained herein, if in any Insolvency Proceeding a determination is made that any Lien encumbering any Collateral is not enforceable for any reason, then the Second Lien Administrative Agent and the Second

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Lien Secured Parties agree that, any distribution or recovery they may receive with respect to, or allocable to, the value of the assets intended to constitute such Collateral or any proceeds thereof shall (for so long as the Discharge of First Lien Obligations has not occurred) be segregated and held in trust and forthwith paid over to the First Lien Administrative Agent for the benefit of the First Lien Secured Parties in the same form as received without recourse, representation or warranty (other than a representation of the Second Lien Administrative Agent that it has not otherwise sold, assigned, transferred or pledged any right, title or interest in and to such distribution or recovery) but with any nece sary endorsements or as a court of competent jurisdiction may otherwise direct until such time as the Discharge of First Lien Obligations has occurred. Until the Discharge of First Lien Obligations occurs, the Second Lien Administrative Agent, for itself and on behalf of each other Second Lien Secured Party, hereby appoints the First Lien Administrative Agent, and any officer or agent of the First Lien Administrative Agent, with full power of substitution, the attorney-in-fact of each Second Lien Secured Party for the limited purpose of carrying out the provisions of this Section 4.03 and taking any action and executing any instrument that the First Lien Administrative Agent may deem nece sary or advisable to accomplish the purposes of this Section  4.03,  which appointment is irrevocable and coupled with an interest.

Article V

Bailment

Section 5.01                            Bailment for Perfection of Certain Security Interests.

(a)                                 The First Lien Administrative Agent agrees that if it shall at any time hold a First Priority Lien on any Collateral that can be perfected by the possession or control of such Collateral or of any account in which such Collateral is held, and if such Collateral or any such account is in fact in the possession or under the control of the First Lien Administrative Agent, or of agents or bailees of the First Lien Administrative Agent (such Collateral being referred to herein as the “Pledged or Controlled Collateral”), the First Lien Administrative Agent shall, solely for the purpose of perfecting the Second Priority Liens granted under the Second Lien Loan Documents and subject to the terms and conditions o this Article V, also hold such Pledged or Controlled Collateral as bailee for the Second Lien Administrative Agent. The First Lien Administrative Agent shall not charge the Second Lien Secured Parties a fee for holding such Collateral as bailee pursuant hereto.

(b)                                 S long as the Discharge of First Lien Obligations has not occurred, the First Lien Administrative Agent shall be entitled to deal with the Pledged or Controlled Collateral in accordance with the terms of this Agreement and the other First Lien LoanDocuments as if the Second Priority Liens did not exist until the expiration of the Stan still Period or such longer period as provided under Section 3.02(a). The obligations and responsibilities of the First Lien Administrative Agent to the Second Lien Administrative Agent and the other Second Lien Secured Parties under this Article V shall be limited solely to holding or controlling the Pledged or Controlled Collateral as bailee in accordance with this Article V. Without limiting the foregoing, the First Lien

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Administrative Agent shall have no obligation or responsibility to ensure that any Pledged or Controlled Collateral is genuine or owned by any of the Grantors. The First Lien Administrative Agent acting pursuant to this Article V shall not, by reason of this Agreement, any other Security Document or any other document, have a fiduciary relationship in respect of any other First Lien Secured Party, the Second Lien Administrative Agent or any other Second Lien Secured Party.

(c)                                  Upon the Discharge of First Lien Obligations, the First Lien Administrative Agent shall transfer the possession and control of the Pledged or Controlled Collateral, together with any necessary endorsements but without recourse or warranty (other than a representation of the First Lien Administrative Agent that it has not otherwise sold, assigned, transferred or pledged any right, title or interest in and to such Pledged or Controlled Collateral), (i) if the Second Lien Obligations are outstanding at such time, to the Second Lien Administrative Agent, and (ii) if no Second Lien Obligations are outstanding at such time, to the applicable Grantor or to whomever shall be entitled thereto, in each case so as to allow such Person to obtain possession and control of such Pledged or Controlled Collateral. In connection with any transfer under clause (i) of the immediately preceding sentence, subject to the provisions of Section 5.01(d), the First Lien Administrative Agent agrees to take all actions in its power as shall be reasonably requested by the Second Lien Administrative Agent to permit the Second Lien Administrative Agent to obtain, for the benefit of the Second Lien Secured Parties, a first priority security interest in the Pledged or Controlled Collateral, and the Grantors hereby consent, and direct the First Lien Administrative Agent and the First Lien Secured Parties to, deliver such Pledged or Controlled Collateral to the Second Lien Administrative Agent.

(d)                                 The First Lien Administrative Agent shall not be required to take any such action requested by the Second Lien Administrative Agent that the First Lien Administrative Agent in good faith believes exposes it to personal liability for expenses or other amounts unless the First Lien Administrative Agent receives an indemnity satisfactory to it from the Second Lien Administrative Agent or Second Lien Secured Parties with respect to such action.

Section 5.02                             Bailment for Perfection of Certain Security Interests — Other Control Collateral (Second Lien Administrative Agent). Each of the Second Lien Administrative Agent, each Second Lien Lender and each First Lien Lender agrees that if it shall at any time hold a Lien on any Collateral that can be perfected by the possession or control of such Collateral or of any account in which such Collateral is held, and if such Collateral or any such account is in fact in the possession or under the control of the Second Lien Administrative Agent, such Second Lien Lender or such First Lien Lender or of their respective agents or bailees (such Collateral being referred to herein as the “Other Pledged or Controlled Collateral”), such Second Lien Administrative Agent, Second Lien Lender or First Lien Lender, as applicable, shall, solely for the purpose of perfecting the First Priority Liens granted under the First Lien Loan Documents and the Second Priority Liens granted under the Second Lien Loan Documents, also hold such Other Pledged or Controlled Collateral as bailee for, and hereby acknowledges that it shall hold possession of such Other Pledged or Controlled Collateral for the benefit of,

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the First Lien Administrative Agent and, in the case of a Second Lien Lender or a First Lien Lender, also hold such Other Pledged or Controlled Collateral as bailee for, and hereby acknowledges that it shall hold possession of such Other Pledged or Controlled Collateral for the benefit of, the Second Lien Administrative Agent. No obligations shall be imposed on the Second Lien Administrative Agent, any First Lien Lender or Second Lien Lender by reason of this Section 5.02, and none of the First Lien Administrative Agent, Second Lien Administrative Agent, First Lien Lender or Second Lien Lender shall have a fiduciary relationship in respect of any other party. No party shall be required to take any action requested y any other party that such party in good faith believes exposes it to personal liability for expenses or other amounts unless such party receives an indemnity sat sfactory to it from the party requesting action.No Second Lien Lender,First Lien Lender or Second Lien Administrative Agent shall charge the First Lien Administrative Agent a fee for holding such Collateral as bailee pursuant hereto.

Article VI

Insolvency Proceedings

Section 6.01                             Finance and Sale Matters.

(a)                                 Until the Discharge of First Lien Obligations has occurred, the Second Lien Administrative Agent, for itself and on behalf of the other Second Lien Secured Parties, agrees that, in the event of any Insolvency Proceeding, the Second Lien Secured Parties:

(i)                                     will not oppose or object to the use of any Collateral constituting cash collateral under Section 363 of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law, unless the First Lien Secured Parties, or a representative authorized by the First Lien Secured Parties, shall oppose or object to such use of cash collateral;

(ii)                                  will not oppose or object to any post-petition financing, whether provided by the First Lien Secured Parties or any other Person, under Section 364 of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law (a“DIP Financing”), or the Liens securing any DIP Financing (“DIP Financing Liens”),unless the First Lien Secured Parties, or a representative authorized by the First Lien Secured Parties, shall then oppose or object to such DIP Financing or such DIP Financing Liens, and, to the extent that such DIP Financing Liens are senior to, or rank pari passu with, the First Priority Liens, the Second Lien Administrative Agent will, for itself and on behalf of the other Second Lien Secured Parties, subordinate the Second Priority Liens to the First Priority Liens and the DIP Financing Liens on the terms of this Agreement; provided that the foregoing shall not prevent the Second Lien Secured Parties from proposing any other DIP Financing to any Grantors or to a court of competent jurisdiction and provided further that the foregoing shall not prohibit the Second Lien Administrative Agent or the Second Lien Secured Parties from objecting to any provisions in any DIP Financing to the extent under a plan of

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reorganization providing that the DIP Financing can be rolled into an exit financing;

(iii)                               except to the extent permitted by paragraph (b) of this Section 6.01, in connection with the use of cash collateral as described in clause (i) above or a DIP Financing, will not request adequate protection or any other relief in connection with such use of cash collateral, DIP Financing or DIP Financing Liens unless the First Lien Secured Parties are deemed by a court of competent jurisdiction to be fully secured on the petition date of any Insolvency Proceeding and have received payment in full in cash of current post-petition interest, incurred fees and expenses, then the Second Lien Secured Parties shall not be prohibited from seeking adequate protection in the form of payments in the amount of current post-petition interest, incurred fees and expenses or other cash payments;

(iv)                              unless the First Lien Secured Parties agree that the First Lien Secured Parties are fully secured, then the Second Lien Administrative Agent and the Second Lien Secured Parties shall not be prohibited from seeking adequate protection in the form of additional collateral, provided the First Lien Secured Parties shall also be granted a Lien on such additional collateral as security for the First Lien Obligations and for any DIP Financing and that any Lien on such additional collateral securing the Second Lien Obligations shall be subordinated to the Liens on such collateral securing the First Lien Obligations and any DIP Financing (and all Obligations relating thereto) and to any other Liens granted to the First Lien Secured Parties as adequate protection on the same basis as the other First Priority Liens under this Agreement and the Liens securing any DIP Financing; and

(v)                                 will not oppose or object to any Disposition of any Collateral free and clear of the Second Priority Liens or other claims under Section 363 of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law, if the First Lien Secured Parties, or a representative authorized by the First Lien Secured Parties, shall consent to such Disposition so long as the interests of the Second Lien Secured Parties in the Collateral (and any post-petition assets subject to adequate protection liens, if any, in favor of the Second Lien Administrative Agent) attach to the proceeds thereof, subject to the terms of this Agreement.

(b)                                 The Second Lien Administrative Agent, for itself and on behalf of the other Second Lien Secured Parties, agrees that no Second Lien Secured Party shall contest, or support any other Person in contesting, (i) any request by the First Lien Administrative Agent or any other First Lien Secured Party for adequate protection or (ii) any objection, based on a claim of a lack of adequate protection, by the First Lien Administrative Agent or any other First Lien Secured Party to any motion, relief, action or proceeding. Notwithstanding the immediately preceding sentence, if, in connection with any DIP Financing or use of cash collateral, (A) any First Lien Secured Party is granted adequate protection in the form of a Lien on additional collateral, the Second Lien Administrative Agent may, for itself and on behalf of the other Second Lien Secured

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Parties, seek or request adequate protection in the form of a Lien on such additional collateral, which Lien will be subordinated to the First Priority Liens and DIP Financing Liens on the same basis as the other Second Priority Liens are subordinated to the First Priority Liens under this Agreement or (B) any Second Lien Secured Party is granted adequate protection in the form of a Lien on additional collateral, the First Lien Administrative Agent shall, for itself and on behalf of the other First Lien Secured Parties, be granted adequate protection in the form of a Lien on such additional collateral that is senior to such Second Priority Lien as security for the First Lien Obligations.

(c)                                  Notwithstanding the foregoing, the applicable provisions of Section 6.01(a) and (b) shall only be binding on the Second Lien Secured Parties with respect to any DIP Financing to the extent that the amount of such DIP Financing does not exceed the sum of (i) to the extent Refinanced in connection with, and included as part of, such DIP Financing, the aggregate principal amount of the pre-petition First Lien Obligations, and (ii) the lesser of (A) $5,000,000 and (B) an amount equal to 15% of the greater of (1) the aggregate existing principal amount of the pre-petition First Lien Obligations outstanding and (2) the pre-petition Borrowing Base under the First Lien Credit Agreement (provided that, for purposes of this Section 6.01(c), such “Borrowing Base” complies with the First Lien Administrative Agent’s conforming traditional corporate banking borrowing base for oil and gas secured loan transactions, including customary mechanisms for periodic redeterminations thereof).

Section 6.02                           Relief from the Automatic Stay. The Second Lien Administrative Agent, for itself and on behalf of the other Second Lien Secured Parties, agrees that, so long as the Discharge of First Lien Obligations has not occurred, no Second Lien Secured Party shall, without the prior written consent of the First Lien Administrative Agent, seek or request relief from or modification of the automatic stay or any other stay in any Insolvency Proceeding in respect of any part of the Collateral, any proceeds thereof or any Second Priority Lien.

Section 6.03                             Reorganization Securities. If, in any Insolvency Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of both the First Lien Obligations and the Second Lien Obligations, then, to the extent the debt obligations distributed on account of the First Lien Obligations and on account of the Second Lien Obligations are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

Section 6.04                             Post-Petition Interest.

(a)                                 The Second Lien Administrative Agent, for itself and on behalf of the other Second Lien Secured Parties, agrees that no Second Lien Secured Party shall oppose or seek to challenge any claim by the First Lien Administrative Agent or any other First Lien Secured Party for allowance in any Insolvency Proceeding of First Lien Obligations consisting of post-petition interest, fees or expenses to the extent of the value

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of the First Priority Liens (it being understood and agreed that such value shall be determined without regard to the existence of the Second Priority Liens on the Collateral).

(b)                                 The First Lien Administrative Agent, for itself and on behalf of the other First Lien Secured Parties, agrees that no First Lien Secured Party shall oppose or seek to challenge any claim by the Second Lien Administrative Agent or any other Second Lien Secured Party for allowance in any Insolvency Proceeding of Second Lien Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Second Priority Liens (it being understood and agreed that such value shall be determined taking into account the First Priority Liens on the Collateral).

Section 6.05                           Certain Waivers by the Second Lien Secured Parties. The Second Lien Administrative Agent, for itself and on behalf of the other Second Lien Secured Parties, waives any claim any Second Lien Secured Party may hereafter have against any First Lien Secured Party arising out of (a) the election by any First Lien Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law, or (b) any use of cash collateral or financing arrangement, or any grant of a security interest in the Collateral, in any Insolvency Proceeding.

Section 6.06                             Certain Voting Matters. Each of the First Lien Administrative Agent, on behalf of the First Lien Secured Parties and the Second Lien Administrative Agent on behalf of the Second Lien Secured Parties, agrees that, without the written consent of the other, it will not seek to vote with the other as a single class in connection with any plan of reorganization in any Insolvency Proceeding. Except as provided in this Section 6.06, nothing in this Agreement is intended, or shall be construed, to limit the ability of the Second Lien Administrative Agent or the Second Lien Secured Parties to vote on any plan of reorganization.

Section 6.07                             Separate Grants of Security and Separate Classification. Each of the First Lien Administrative Agent, on behalf of the First Lien Secured Parties and the Second Lien Administrative Agent on behalf of the Second Lien Secured Parties, acknowledges and agrees that (a) the grants of Liens pursuant to the First Lien Loan Documents and the Second Lien Loan Documents constitute two separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Collateral, the Second Lien Obligations are fundamentally different from the First Lien Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims against the First Lien Lenders and Second Lien Lenders in respect of the Collateral constitute only one secured claim (rather than separate classes of first lien and second lien senior secured claims), then the Second Lien Lenders hereby acknowledge and agree that all distributions shall be made as if there were separate classes of first lien and second lien senior secured claims against the Company and/or other Grantors in respect of the Collateral with the effect being that (i) to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all claims held by the Second Lien

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Lenders), the First Lien Lenders shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest before any distribution is made in respect of the claims held by the Second Lien Lenders and (ii) the Second Lien Lenders hereby acknowledge and agree to turn over to the First Lien Lenders amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Lien Lenders.

Article VII

Other Agreements

Section 7.01            Matters Relating to Loan Documents.

(a)                                 The First Lien Loan Documents may be amended, restated, supplemented or otherwise modified in accordance with their terms, and the Indebtedness under the First Lien Credit Agreement may be Refinanced, in each case, without the consent of any Second Lien Secured Party; provided, however, that, without the consent of the Second Lien Required Lenders, no such amendment, restatement, supplement, modification or Refinancing (or successive amendments, restatements, supplements, modifications or Refinancings) shall (i) contravene any provision of this Agreement, (ii) result in the sum of (A) the aggregate principal amount of all loans (which includes unreimbursed letter of credit obligations outstanding under the First Lien Loan Documents) at such time, plus (B) the unused portion of the Borrowing Base at such time, to exceed $300,000,000 less the amount of all mandatory repayments of any loans to the extent accompanied by a corresponding permanent and mandatory reduction in the available revolving commitments thereunder, (iii) increase the “Applicable Margin” or similar component of the interest rate under the First Lien Loan Documents by more than 30 basis points (excluding incre ses resulting from the accrual of interest at the default rate) without the Company offering an equivalent increase in the “Applicable Margin” or similar component of the interest rate under the Second Lien Loan Documents (excluding increases resulting from the accrual of interest at the default rate) to the Second Lien Administrative Agent and the Second Lien Lenders, (iv) subject to the last sentence of this lause (a), increase any recurring fees or add any other fees to the First Lien Loan Documents by more than 50 basis points per fee or by 300 basis points in the aggregate to the fees set forth in the First Lien Loan Documents (as in effect on the date hereof), (v) extend the Maturity Date of the Indebtedness under the First Lien Credit Agreement or any Refinancing thereof (provided that the holders of the Indebtedness resulting from any such Refinancing, or a duly authorized agent on their behalf, agree in writing to be bound by the terms of this Agreement) beyond the Maturity Date under the Second Lien Credit Agreement; (vi) permit the Company to incur new loans thereunder, such that the aggregate princi al amount of all outstanding loans (which includes unreimbursed letter of credit obligations outstanding under the First Lien Loan Documents) plus any new loans are in excess of a Borrowing Base that complies with the First Lien Administrative Agent’s conforming traditional corporate banking borrowing base for oil and gas secured loan transactions, including customary mechanisms for periodic redeterminations thereof;

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or (vii) increase the two percent (2%) additional margin of interest that becomes due in connection with a default. For the avoidance of doubt, the limitations in clause (iv) above shall not apply to any borrowing base increase fee, upfront fees paid in a syndication, letter of credit issuance fee or any fee which may be payable only to the First Lien Administrative Agent, acting in such capacity or to the Issuing Bank, acting in such capacity, in each case, whether payable at one time or in multiple installments.

(b)                                 Until the Discharge of the First Lien Obligations occurs, without the prior written consent of the First Lien Majority Lenders, no Second Lien Loan Document may be amended, restated, supplemented or otherwise modified, or entered into, or Refinanced to the extent such amendment, restatement, supplement or modification, or the terms of such new Second Lien Loan Document, or such Refinancing would (i) contravene the provisions of this Agreement, (ii) result in the aggregate principal amount of the loans made under the Second Lien Loan Documents to exceed $30,000,000 (or such higher amount as may be permitted by the First Lien Credit Agreement), (iii) increase the “Applicable Margin” or similar component of the interest rate under the Second Lien Loan Documents by more than 300 basis points (excluding increases resulting from the accrual of interest at the default rate) without the Company offering an equivalent increase in the “Applicable Margin” or similar component of the interest rate under the First Lien Loan Documents (excluding increases resulting from the accrual of interest at the default rate) to the First Lien Administrative Agent and the First Lien Lenders, (iv) subject to the last sentence of this clause (b), add or increase any recurring fees to the Second Lien Loan Documents by more than 50 basis points per fee or by 300 basis points in the aggregate to the fees set forth in the Second Lien Loan Documents (as in effect on the date hereof), (v) increase the two percent (2.00%) additional margin of interest that becomes due in connection with a default, (vi) change to earlier dates any scheduled dates for payment of principal or of interest on Indebtedness under the Second Lien Loan Documents, (vii) change any default or event of default provisions set forth in the Second Lien Loan Documents in a manner adverse to the First Lien Secured Parties, (viii) change the redemption, prepayment, repurchase, tender or defeasance provisions set forth in the Second Lien Loan Documents in a manner that would require a redemption, prepayment, repurchase, tender or defeasance not required pursuant to the terms of the Second Lien Loan Documents as of the date hereof or in a manner otherwise adverse to First Lien Secured Parties, (ix) add to the Second Lien Collateral other than as specifically provided by this Agreement, (x) modify any financial covenant or negative covenant to make it more restrictive than the First Lien Credit Agreement, or (xi) otherwise materially increase the obligations of the Company or the other Credit Parties thereunder or confer additional rights on the Second Lien Secured Parties in a manner materially adverse to the First Lien Secured Parties. Without prejudice to any rights of the First Lien Lenders under the First Lien Credit Agreement (including any covenants therein that may restrict such Refinancings), Indebtedness under the Second Lien Loan Documents may be Refinanced if (A) the terms and conditions of such Refinancing Indebtedness are no less favorable in the aggregate to the First Lien Secured Parties and no less favorable in the aggregate to the Credit Parties, in each case, than the terms and conditions of the Indebtedness then outstanding under the Second Lien Credit Agreement, (B) the final maturity and the average life to maturity of such Refinancing Indebtedness is at least equal to that of the

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Indebtedness then outstanding under the Second Lien Credit Agreement and (C) if such Refinancing Indebtedness is secured, the holders of such Refinancing Indebtedness, or a duly authorized agent on their behalf, agree in writing to be bound by the terms of this Agreement. For the avoidance of doubt, the limitations in clause (iv) above shall not apply to any fee (i) which may be payable only to the Second Lien Administrative Agent, acting in such capacity, whether payable at one time or in multiple installments, (ii) payable to the Second Lien Administrative Agent as a fee or original issue discount on any increase in the Commitments or the Loans under the Second Lien Credit Agreement or (iii) payable to the Second Lien Administrative Agent and the Second Lien Lenders as an upfront fee paid in a syndication.

(c)                                          Each of the Company and the Second Lien Administrative Agent agrees that the Second Lien Credit Agreement and each Second Lien Security Document shall contain the applicable provisions set forth on Annex I hereto, or similar provisions approved by the First Lien Administrative Agent, which approval shall not be unreasonably withheld, conditioned or delayed. Each of the Company and the Second Lien Administrative Agent further agrees that each Second Lien Security Document covering any Collateral shall contain such other language as the First Lien Administrative Agent may reasonably request to reflect the subordination of such Second Lien Security Document to the First Lien Security Document covering such Collateral pursuant to this Agreement.

(d)                                 Until the Discharge of the First Lien Obligations occurs, in the event that the First Lien Administrative Agent or the other First Lien Secured Parties and the relevant Grantor enter into any amendment, modification, waiver or consent in respect of any of the First Lien Security Documents (other than this Agreement), then such amendment, modification, waiver or consent shall apply automatically to any comparable provisions of the applicable Comparable Second Lien Security Document, in each case, without the consent of any Second Lien Secured Party and without any action by the Second Lien Administrative Agent, the Company or any other Grantor; provided, that (i) no such amendment, modification, waiver or consent shall (A) remove assets subject to the Second Priority Liens or release any such Liens, except to the extent that such release is permitted or required by Section 3.04 and provided that there is a concurrent release of the corresponding First Priority Liens, (B) amend, modify or otherwise affect the rights or duties of the Second Lien Administrative Agent without its prior written consent, (C) permit Liens on the Collateral which are not permitted under the terms of the Second Lien Loan Documents, (D) reduce the principal of, or interest or other amounts payable on, any amount payable under the Second Lien Credit Agreement or any Second Lien Loan Document, (E) postpone any date fixed for any payment of principal of, or interest or other amounts payable on, any amounts payable under the Second Lien Credit Agreement or any Second Lien Loan Document, and (ii) notice of such amendment, modification waiver or consent shall have been given to the Second Lien Administrative Agent by the First Lien Administrative Agent no later than the tenth Business Day following the effective date of such amendment, modification, waiver or consent.

Section 7.02 Effect of Refinancing of Indebtedness under First Lien Loan Documents.  If, substantially contemporaneously with the Discharge of First Lien

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Obligations and subject to consent of the Second Lien Required Lenders, the Company Refinances the First Lien Obligations (including an increase thereof, or any change to the terms thereof to the extent permitted by Section 7.01 hereof) and provided that (a) such Refinancing is permitted hereby and (b) the Company gives to the Second Lien Administrative Agent written notice (the “Refinancing Notice”) electing the application of the provisions of this Section 7.02 to such Refinancing Indebtedness, then (i) such Discharge of First Lien Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement, (ii) such Refinancing Indebtedness and all other obligations under the loan documents evidencing such Indebtedness (the “New First Lien Obligations”) shall automatically be treated as First Lien Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, (iii) the credit agreement and the other loan documents evidencing such Refinancing Indebtedness (the “New First Lien Loan Documents”) shall automatically be treated as the First Lien Credit Agreement and the First Lien Loan Documents and, in the case of New First Lien Loan Documents that are security documents, as the First Lien Security Documents for all purposes of this Agreement, (iv) the Administrative Agent under the New First Lien Loan Documents (the “New First Lien Administrative Agent”) shall be deemed to be the First Lien Administrative Agent for all purposes of this Agreement and (v) the lenders under the New First Lien Loan Documents shall be deemed to be the First Lien Lenders for all purposes of this Agreement. Upon receipt of a Refinancing Notice, which notice shall include the identity of the New First Lien Administrative Agent, the Second Lien Administrative Agent shall promptly enter into such documents and agreements (including amendments or supplements to this Agreement) as the Company or such New First Lien Administrative Agent may reasonably request in order to provide to the New First Lien Administrative Agent the rights and powers contemplated hereby, in each case consistent in all material respects with the terms of this Agreement. The Company shall cause the agreement, document or instrument pursuant to which the New First Lien Administrative Agent is appointed to provide that the New First Lien Administrative Agent agrees to be bound by the terms of this Agreement. In furtherance of Section 2.03, if the New First Lien Obligations are secured by assets of the Grantors that do not also secure the Second Lien Obligations, the applicable Grantors shall promptly grant a Second Priority Lien on such assets to secure the Second Lien Obligations.

Section 7.03                           No Waiver by First Lien Secured Parties. Other than with respect to the Second Lien Permitted Actions, nothing contained herein shall prohibit or in any way limit the First Lien Administrative Agent or any other First Lien Secured Party from opposing, challenging or objecting to, in any Insolvency Proceeding or otherwise, any action taken, or any claim made, by the Second Lien Administrative Agent or any other Second Lien Secured Party, including any request by the Second Lien Administrative Agent or any other Second Lien Secured Party for adequate protection or any exercise by the Second Lien Administrative Agent or any other Second Lien Secured Party of any of its rights and remedies under the Second Lien Loan Documents or otherwise.

Section 7.04                             Reinstatement. If, in any Insolvency Proceeding or otherwise, all or part of any payment with respect to the First Lien Obligations previously made shall

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be rescinded for any reason whatsoever, then the First Lien Obligations shall be reinstated to the extent of the amount so rescinded and, if theretofore terminated, this Agreement shall be reinstated in full force and effect and such prior termination shall not diminish, release, discharge, impair or otherwise affect the Lien priorities and the relative rights and obligations of the First Lien Secured Parties and the Second Lien Secured Parties provided for herein.

Section 7.05                           Further Assurances. Each of the First Lien Administrative Agent, for itself and on behalf of the other First Lien Secured Parties, and the Second Lien Administrative Agent, for itself and on behalf of the other Second Lien Secured Parties, and the Company, for itself and on behalf of its Subsidiaries that are Grantors, agrees that it will execute, or will cause to be executed, any and all further documents, agreements and instruments, and take all such further actions, as may be required under any applicable law, or which the First Lien Administrative Agent or the Second Lien Administrative Agent may reasonably request, to effectuate the terms of this Agreement, including the relative Lien priorities provided for herein. The parties further agree that, notwithstanding any failure to take the actions required by the immediately preceding sentence, each Person that becomes a Grantor at any time (and any security granted by any such Person) will be subject to the provisions hereof as fully as if it constituted a Guarantor party hereto and had complied with the requirements of the immediately preceding sentence.

Section 7.06                             Notice of Exercise of Remedies. Subject to the terms of this Agreement, each of the First Lien Administrative Agent and the Second Lien Administrative Agent shall endeavor to provide advance notice to each other of an acceleration of any Indebtedness in respect of the First Lien Obligations or the Second Lien Obligations, as the case may be (other than with respect to any automatic accelerations thereunder); provided, however, neither party’s failure to give such notice under this Section 7.06 shall create any claim or cause of action on the part of the other party against the party failing to give such notice for any reason whatsoever. Nothing contained in this Section 7.6 shall limit, restrict, alleviate, or amend any notice requirement otherwise provided in this Agreement or otherwise required under applicable law.

Article VIII

Representations and Warranties

Section 8.01                             Representations and Warranties of Each Party. Each party hereto represents and warrants to the other parties hereto as follows:

(a)                                 Such party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation and has all requisite power and authority to execute and deliver this Agreement and perform its obligations hereunder.

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(b)           This Agreement has been duly executed and delivered by such party and constitutes a legal, valid and binding obligation of such party, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or similar Laws of general application relating to the enforcement of creditors’ rights and by general principles of equity.

(c)           The execution, delivery and performance by such party of this Agreement (i) do not require any consent or approval of, registration or filing with or any other action by any Governmental Authority and (ii) will not violate any provision of law, statu e, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of such party or any order of any Governmental Authority or any provision of any indenture, agreement or other instrument binding upon such party.

Section 8.02       Representations and Warranties of Each Administrative Agent.  Each Administrative Agent represents and warrants to the other parties hereto that it has been authorized by the Lenders under and as defined in the First Lien Credit Agreement or the Second Agreement. Lien Credit Agreement, as applicable, to enter into this Agreement.

Article IX

No Reliance; No Liability; Obligations Absolute

Section 9.01       No Reliance; Information. Each Administrative Agent, for itself and on behalf of the applicable other Secured Parties, acknowledges that (a) it and such Secured Parties have, independently and without reliance upon, in the case of the First Lien Secured Parties, any Second Lien Secured Party and, in the case of the Second Lien Secured Parties, any First Lien Secured Party, and based on such documents and information as hey have deemed appropriate, made their own credit analyses and decisions to enter into the Loan Documents to which they are party and (b) it and such Secured Parties will, independently and without reliance upon, in the case of the First Lien Secured Parties, any Second Lien Secured Party and, in the case of the Second Lien Secured Parties, any First Lien Secured Party, and based on such documents and information as they shall from time to time deem appropriate, continue to make their own credit decisions in taking or not taking any action under this Agreement or any other Loan Document to which they are party. The First Lien Secured Parties and the Second Lien Secured Parties shall have no duty to disclose to any Second Lien Secured Party or to any First Lien Secured Party, respectively, any information relating to the Company or any of its Subsidiaries, or any other circumstance bearing upon the risk of nonpayment of any of the First Lien Obligations or the Second Lien Obligations, as the case may be, that is known or becomes know to any of them or any of their Affiliates. In the event any First Lien Secured Party or any Second Lien Secured Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to, respectively, any Second Lien Secured Party or any First Lien Secured Party, it shall be under no obligation (i) to make, and shall not make or be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy,

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completeness, truthfulness or validity of the information so provided, (ii) to provide any additional information or to provide any such information on any subsequent occasion or (iii) to undertake any investigation.

Section 9.02          No Warranties or Liability.

(a)              The First Lien Administrative Agent, for itself and on behalf of the other First Lien Secured Parties, acknowledges and agrees that, except for the representations and warranties set forth in Article VIII, neither the Second Lien Administrative Agent nor any other Second Lien Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Second Lien Loan Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. The Second Lien Administrative Agent, for itself and on behalf of the other Second Lien Secured Parties, acknowledges and agrees that, except for the representations and warranties set forth in Article VIII, neither the First Lien Administrative Agent nor any other First Lien Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the First Lien Loan Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon.

(b)              The Second Lien Administrative Agent and the other Second Lien Secured Parties shall have no express or implied duty to the First Lien Administrative Agent or any other First Lien Secured Party, and the First Lien Administrative Agent and the other First Lien Secured Parties shall have no express or implied duty to the Second Lien Administrative Agent or any other Second Lien Secured Party, to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of a default or an event of default under any First Lien Loan Document and any Second Lien Loan Document (other than, in each case, this Agreement), regardless of any knowledge thereof which they may have or be charged with.

(c)              The Second Lien Administrative Agent, for itself and on behalf of the other Second Lien Secured Parties, agrees that no First Lien Secured Party shall have any liability to the Second Lien Administrative Agent or any other Second Lien Secured Party, and hereby waives any claim against any First Lien Secured Party, arising out of any and all actions which the First Lien Administrative Agent or the other First Lien Secured Parties may take or permit or omit to take with respect to (i) the First Lien Loan Documents (other than this Agreement), (ii) the collection of the First Lien Obligations or (iii) the maintenance of, the preservation of, the foreclosure upon or the Disposition of any Collateral.

(d)              The First Lien Administrative Agent, for itself and on behalf of the other First Lien Secured Parties, agrees that no Second Lien Secured Party shall have any liability to the First Lien Administrative Agent or any other First Lien Secured Party, and hereby waives any claim against any Second Lien Secured Party, arising out of any and all actions which the Second Lien Administrative Agent or the other Second Lien Secured Parties may take or permit or omit to take with respect to (i) the Second Lien

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Loan Documents (other than this Agreement), (ii) the collection of the Second Lien Obligations or (iii) the maintenance of, the preservation of, the foreclosure upon or the Disposition of any Collateral.

Section 9.03          Obligations Absolute. The Lien priorities provided for herein and the respective rights, interests, agreements and obligations hereunder of the First Lien Administrative Agent and the other First Lien Secured Parties and the Second Lien Administrative Agent and the other Second Lien Secured Parties shall remain in full force and effect irrespective of:

(a)           any lack of validity or enforceability of any Loan Document;

(b)           subject to the limitations set forth in Section 7.01, any change in the time, place or manner of payment of, or in any other term of (including the Refinancing of), all or any portion of the First Lien Obligations or the Second Lien Obligations, it being specifically acknowledged that a portion of the First Lien Obligations consists or may consist of Indebtedness that are revolving in nature, and the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed;

(c)           subject to the limitations set forth in Section 7.01, any change in the time, place or manner of payment of, or, in any other term of, all or any portion of the First Lien Obligations or the Second Lien Obligations;

(d)           any amendment, waiver or other modification, whether by course of conduct or otherwise, of any Loan Document;

(e)           the securing of any First Lien Obligations or Second Lien Obligations with any additional collateral or guaranty agreements, or any exchange, release, voiding, avoidance or non-perfection of any security interest in any Collateral or any other collateral or any release of any guarantee securing any First Lien Obligations or Second Lien Obligations; or

(f)            any other circumstances that otherwise might constitute a defense available to, or a discharge of, the Company or any other Credit Party in respect of the First Lien Obligations, or the Second Lien Obligations or this Agreement, or any of the Second Lien Secured Parties in respect of this Agreement.

Article X

Miscellaneous

Section 10.01 Notices.        (a) Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier, or delivered by electronic mail to the electronic mail address, as follows:

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(i)            if to the Company or any other Grantor, to it at its address for notices set forth in the Credit Agreements; and

(ii)           if to the First Lien Administrative Agent, to Wells Fargo Bank, N.A., 1700 Lincoln, Sixth Floor, MAC: C7300-061, Denver, Colorado, Attention of Oleg Kogan, Facsimile: (303) 863-5196, Email Address: oleg.kogan@wellsfargo.com; and

(iii)          if to the Second Lien Administrative Agent, to Wells Fargo Energy Capital, Inc., at 1000 Louisiana Street, 9th Floor, Houston, TX 77002, Attention Ryan L. Sauer, Facsimile: (713) 652-5874, Email Address: ryan.l.sauer@wellsfargo.com.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent if the sender receives an acknowledgement of receipt (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in said subsection (b).

(b)           Electronic Communications. Notices and other communications may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agents, provided that the foregoing shall not apply to notices to any party if such party has notified the other parties hereto that it is incapable of receiving notices by electronic communication.

Unless the applicable Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           Change of Address, Etc. Each Grantor and each Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.

Section 10.02 Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of the other Loan Documents, the provisions of this Agreement shall control.

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Section 10.03 Effectiveness; Survival. This Agreement shall become effective when executed and delivered by the parties hereto. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency Proceeding. The Second Lien Administrative Agent, for itself and on behalf of the other Second Lien Secured Parties, hereby waives any and all rights the Second Lien Secured Parties may now or hereafter have under applicable law to revoke this Agreement or any of the provisions of this Agreement. The First Lien Administrative Agent, for itself and on behalf of the other First Lien Secured Parties, hereby waives any and all rights the First Lien Secured Parties may now or hereafter have under applicable law to revoke this Agreement or any of the provisions of this Agreement.

Section 10.04 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.05 Amendments; Waivers.

(a)           No failure or delay on the part of any party hereto in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 10.05, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

(b)           Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the First Lien Administrative Agent and the Second Lien Administrative Agent, provided that no such agreement shall amend, modify or otherwise affect the rights or obligations of the Company or any Grantor without such Person’s prior written consent (including, without limitation, any amendments to Sections 3.05, 3.07, 5.01, 5.02, 7.01, 7.02, 7.05, 8.01 and 10.05).

Section 10.06 Subrogation. The Second Lien Administrative Agent, for itself and on behalf of the other Second Lien Secured Parties, hereby waives any rights of

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subrogation it or they may acquire as a result of any payment hereunder until the Discharge of First Lien Obligations has occurred; provided, however, that, as between the Company and the other Grantors, on the one hand, and the Second Lien Secured Parties, on the other hand, any such payment that is paid over to the First Lien Administrative Agent pursuant to this Agreement shall be deemed not to reduce any of the Second Lien Obligations unless and until the Discharge of First Lien Obligations shall have occurred and the First Lien Administrative Agent delivers any such payment to the Second Lien Administrative Agent.

Section 10.07 Applicable Law; Jurisdiction; Consent to Service of Process.

(a)           THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF COLORADO.

(b)           Each party hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any other party hereto, in any forum other than the courts of the State of Colorado, sitting in Denver County, and of the United States District Court of the District of Colorado, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such Colorado State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)           Each party to this Agreement agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Company, as the case may be at its address set forth in Section 10.01 or at such other address of which the Administrative Agents shall have been notified pursuant thereto. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.08 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE

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FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.08.

Section 10.09 Parties in Interest. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other First Lien Secured Parties and Second Lien Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement. No other Person shall have or be entitled to assert rights or benefits hereunder other than the Grantors with respect to Sections. 3.05, 3.07, 5.01, 5.02, 7.01, 7.02, 7.05, 8.01 and 10.05.

Section 10.10 Specific Performance. Each Administrative Agent may demand specific performance of this Agreement and, on behalf of itself and the respective other Secured Parties, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action which may be brought by the respective Secured Parties.

Section 10.11 Headings. Article and Section headings used herein and the Table of Contents hereto are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 10.12 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 10.03. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 10.13 Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Lien Secured Parties, on the one hand, and the Second Lien Secured Parties, on the other hand. No Person is a third-party beneficiary of this Agreement. Except as expressly provided in this Agreement, none of the Company, any other Grantor, any Guarantor or any other creditor thereof shall have any rights or obligations hereunder and none of the Company, any other Grantor or any Guarantor may rely on the terms hereof, except Sections. 3.05, 3.07, 5.01, 5.02, 7.01, 7.02, 7.05, 8.01 and 10.05. Nothing in this Agreement is intended to or shall impair the obligations of the Company or any other Grantor or any Guarantor, which are absolute and unconditional, to pay the First Lien Obligations and the Second Lien Obligations as and when the same shall become due and payable in accordance with their terms.

Section 10.14 Sharing of Information. The Grantors agree that any information provided to the First Lien Administrative Agent, the Second Lien Administrative Agent, any First Lien Secured Party or any Second Lien Secured Party may be shared by such

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Person with any First Lien Secured Party, any Second Lien Secured Party, the First Lien Administrative Agent or the Second Lien Administrative Agent notwithstanding a request or demand by such Grantor that such information be kept confidential; provided, that such information shall otherwise be subject to the respective confidentiality provisions in the First Lien Credit Agreement and the Second Lien Credit Agreement, as applicable.

Section 10.15 No Indirect Actions. Unless otherwise expressly stated, if a party may not take an action under this Agreement, then it may not take that action indirectly, or support any other Person in taking that action directly or indirectly. “Taking an action indirectly” means taking an action that is not expressly prohibited for the party but is intended to have substantially the same effects as the prohibited action.

[Remainder of this page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SUNDANCE ENERGY, INC.

By:
Eric P. McCrady
President & Chief Executive Officer

WELLS FARGO BANK, N.A., as First Lien Administrative Agent

By:
Suzanne F. Ridenhour
Director

WELLS FARGO ENERGY CAPITAL, INC., as Second Lien Administrative Agent

By:
Name:
Title:

EXHIBIT H

FORM OF

CERTIFICATE OF FINANCIAL OFFICER REGARDING
ASSET COVERAGE RATIO COMPLIANCE

The undersigned hereby certifies that he/she is the [            ] of Sundance Energy Inc., a Colorado corporation (the “Borrower”), and that as such he/she is authorized to execute this certificate on behalf of the Borrower. With reference to the Second Lien Credit Agreement dated as of August 30, 2013 (together with all amendments, restatements, supplements or other modifications thereto being the “Agreement”) among the Borrower, Wells Fargo Energy Capital, Inc., as Administrative Agent, and the lenders (the “Lenders”) which are or become a party thereto, and such Lenders, the undersigned represents and warrants as follows (each capitalized term used herein having the same meaning given to it in the Agreement unless otherwise specified):

(a)         Here are the detailed computations necessary to determine whether the Borrower is in compliance with Section     as of the Test Date        , 20   .

(a)	Total Proved PV-10	$

(b)	Consolidated Funded Debt	$

Ratio a/b = to 1.00

Required minimum 1.50 to 1.00

EXECUTED AND DELIVERED this [      ] day of [             ].

SUNDANCE ENERGY INC.

By:
Its:

SECOND LIEN CREDIT AGREEMENT

Exhibit G - 1